Exhibit 10.1

CREDIT AGREEMENT

Dated as of April 7, 2015

among

SUMMIT HOTEL OP, LP,

as Borrower,

SUMMIT HOTEL PROPERTIES, INC.,

as Parent Guarantor,

THE OTHER GUARANTORS NAMED HEREIN,

as Subsidiary Guarantors,

THE INITIAL LENDERS NAMED HEREIN,

as Initial Lenders,

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent,

REGIONS BANK

and

RAYMOND JAMES BANK, N.A.

as Co-Syndication Agents,

and

KEYBANC CAPITAL MARKETS, INC.,

REGIONS CAPITAL MARKETS

and

RAYMOND JAMES BANK, N.A.

as Co-Lead Arrangers

i

ii

SCHEDULES

Schedule I		-	Commitments and Applicable Lending Offices
Schedule II		-	Unencumbered Assets
Schedule III		-	Approved Managers
Schedule IV		-	Reserved
Schedule 4.01(a)		-	Taxpayer Identification Numbers
Schedule 4.01(b)		-	Subsidiaries
Schedule 4.01(f)		-	Material Litigation
Schedule 4.01(n)		-	Existing Debt
Schedule 4.01(o)		-	Existing Liens
Schedule 4.01(p)		-	Real Property
Part I		-	Owned Assets
Part II		-	Leased Assets
Part III		-	Management Agreements
Part IV		-	Franchise Agreements
Schedule 4.01(q)		-	Environmental Matters
Schedule 4.01(w)		-	Plans and Welfare Plans

EXHIBITS

Exhibit A	-		Form of Note
Exhibit B	-		Form of Notice of Borrowing
Exhibit C	-		Reserved
Exhibit D	-		Form of Guaranty Supplement
Exhibit E	-		Form of Assignment and Acceptance
Exhibit F-1	-		Form of Opinion of Kleinberg, Kaplan, Wolff & Cohen, P.C.
Exhibit F-2	-		Form of Opinion of Venable LLP
Exhibit F-3	-		Form of Opinion of Hagen, Wilka & Archer, LLP
Exhibit F-4	-		Form of Delaware Opinion
Exhibit G	-		Form of Section 2.12(g) U.S. Tax Compliance Certificate

iii

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of April 7, 2015 (this “Agreement”) among SUMMIT HOTEL OP, LP, a Delaware limited partnership (the “Borrower”), SUMMIT HOTEL PROPERTIES, INC., a Maryland corporation (the “Parent Guarantor”), the entities listed on the signature pages hereof as the subsidiary guarantors (together with any Additional Guarantors (as hereinafter defined) acceding hereto pursuant to Section 5.01(j), 5.01(x) or 7.05, the “Subsidiary Guarantors” and, together with the Parent Guarantor, the “Guarantors”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the initial lenders (the “Initial Lenders”), KEYBANK NATIONAL ASSOCIATION (“KeyBank”), as administrative agent (together with any successor administrative agent appointed pursuant to Article VIII, the “Administrative Agent” or “Agent”) for the Lender Parties (as hereinafter defined), REGIONS BANK and RAYMOND JAMES BANK, N.A., as co-syndication agents, and KEYBANC CAPITAL MARKETS, INC. (“KCM”) and REGIONS CAPITAL MARKETS (collectively the “Arrangers”) and RAYMOND JAMES BANK, N.A., collectively as Co-Lead Arrangers.

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceding Lender” has the meaning specified in Section 2.17(d).

“Accession Agreement” has the meaning specified in Section 2.17(d)(i).

“Additional Margin Amounts” has the meaning specified in the definition of Applicable Margin.

“Additional Guarantor” has the meaning specified in Section 7.05.

“Adjusted Consolidated EBITDA” means Consolidated EBITDA for the consecutive four fiscal quarters of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, minus an amount equal to the aggregate Deemed FF&E Reserves for all Consolidated Assets owned by the Parent Guarantor and its Consolidated Subsidiaries.

“Adjusted Net Operating Income” or “Adjusted NOI” means, with respect to any Unencumbered Asset, (a) the Net Operating Income attributable to such Unencumbered Asset less (b) the Deemed FF&E Reserve for such Unencumbered Asset, less (c) the Deemed Management Fee for such Unencumbered Asset, in each case for the consecutive four fiscal quarters most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means such account or accounts as the Administrative Agent shall specify in writing to the Lender Parties or the Borrower, as applicable.

“Administrative Agent’s Head Office” means the Administrative Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Administrative Agent may designate from time to time by written notice to the Borrower and the Lenders.

“Advance” means a Term Loan Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 35% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agreement” has the meaning specified in the recital of parties to this Agreement.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent equal to: (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party or Subsidiary was the sole “Affected Party”, and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of Master Agreement); or (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party to such Hedge Agreement determined by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination; or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party to such Hedge Agreement determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.

“Amendment Covenant Change” means the change to (a) the definition of Capitalization Rate, (b) the definition of Consolidated EBITDA, (c) the covenant set forth in Section 5.02(f)(viii), and (d) the covenant set forth in Section 5.04(b)(i), or to any of them, which occur upon the satisfaction of the Amendment Covenant Conditions.

“Amendment Covenant Conditions” shall be deemed to have occurred and be satisfied when each of the following conditions have been satisfied:  (i) the representations and warranties contained in Section 4.01 are true and correct on and as of the date an Amendment Covenant Change is to take effect; (ii) no Default or Event of Default has occurred and is continuing or would result from the Amendment Covenant Change; (iii) all other agreements evidencing or relating to Unsecured Indebtedness of Parent Guarantor and its Subsidiaries (including, without limitation the Existing Credit Agreement) shall have adopted the applicable Amendment Covenant Change prior to or concurrent with the effectiveness of the applicable Amendment Covenant Change under this Agreement; and (iv) on or before June 30, 2016, Borrower shall have delivered to Administrative Agent written notice executed by a Responsible Officer certifying the satisfaction of Amendment Covenant Conditions, together with such other supporting evidence as Administrative Agent may request to demonstrate the satisfaction of the condition in clause (iii) above.  In the event that all of the Amendment Covenant Conditions as to any Amendment Covenant Change are not satisfied on or before June 30, 2016, such Amendment Covenant Change shall not be available to Borrower and shall be null and void.  For the avoidance of doubt, Borrower may obtain the benefit of one or more of the Amendment Covenant Changes without the provisions of clause (iii) above being satisfied with respect to every Amendment Covenant Change.

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, at any date of determination, a percentage per annum determined by reference to the Leverage Ratio as set forth below:

Pricing Level	Leverage Ratio	Applicable Margin for Base Rate Advances	Applicable Margin for Eurodollar Rate Advances
I	< 4.0:1.0	0.80%	1.80%
II	> 4.0:1.0, but < 5.0:1.0	0.95%	1.95%
III	> 5.0:1.0, but < 5.5:1.0	1.20%	2.20%
IV	> 5.5:1.0, but < 6.0:1.0	1.30%	2.30%
V	> 6.0:1.0	1.60%	2.60%

The Applicable Margin for each Base Rate Advance shall be determined by reference to the Leverage Ratio in effect from time to time and the Applicable Margin for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing shall be determined by reference to the Leverage Ratio in effect on the first day of such Interest Period; provided, however, that (a) the Applicable Margin shall initially be at Pricing Level II on the Closing Date based on the certificate delivered pursuant to Section 3.01(a)(xv), (b) no change in the Applicable Margin resulting from the Leverage Ratio shall be effective until three Business Days after the date on which the Administrative Agent receives (i) the financial statement required to be delivered pursuant to Section 5.03(b) or (c), as the case may be, and (ii) a certificate of the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Borrower demonstrating the Leverage Ratio, and (c) the Applicable Margin shall be at Pricing Level V for so long as the Borrower has not submitted to the Administrative Agent as and when required under Section 5.03(b) or (c), as applicable, the information described in clause (b) of this proviso.  If (i) the Leverage Ratio used to determine the Applicable Margin for any period is incorrect as a result of any error, misstatement or misrepresentation contained in any financial statement or certificate delivered pursuant to Section 5.03(b) or (c), and (ii) as a result thereof, the Applicable Margin paid to the Lenders, at any time pursuant to this Agreement is lower than the Applicable Margin that would have been payable to the Lenders, had the Applicable Margin been calculated on the basis of the correct Leverage Ratio, the Applicable Margin in respect of such period will be adjusted upwards automatically and retroactively, and the Borrower shall pay to each Lender such additional amounts (“Additional Margin Amounts”) as are necessary so that after receipt of such amounts such Lender receives an amount equal to the amount it would have received had the Applicable Margin been calculated during such period on the basis of the correct Leverage Ratio.  Additional Margin Amounts shall be payable within (10) days after delivery by the Administrative Agent to the Borrower of a notice (which shall be conclusive and binding absent manifest error) setting forth in reasonable detail the Administrative Agent’s calculation of the amount of any Additional Margin Amounts owed to the Lenders.  The payment of Additional Margin Amounts pursuant to this Agreement shall be in addition to, and not in limitation of, any other amounts payable by the Borrower pursuant to the Loan Documents.

“Approved Electronic Communications” means each Communication that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information materials required to be delivered pursuant to Sections 5.03(b), (c), (e), (g), and (k); provided, however, that solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.06(a) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 9.02(c).

“Approved Franchisor” means, with respect to any Hotel Asset, a nationally recognized hotel brand franchisor that has entered into a written franchise agreement (i) substantially in the form customarily used by such franchisor at such time or (ii) in form and substance reasonably satisfactory to the Administrative Agent.  The Administrative Agent confirms that each of the existing franchisors of the Hotel Assets shown on Schedule Part IV of Schedule 4.01(p) hereto are satisfactory to the Administrative Agent and shall be considered an Approved Franchisor.

“Approved Manager” means a nationally recognized hotel manager (a) with (or controlled by a Person or Persons with) at least ten years of experience in the management of limited service, select service and full service hotels that have been rated “upscale”, “upper midscale” or “midscale” or better by Smith Travel Research and (b) that is engaged pursuant to a written management agreement.  The Administrative Agent confirms that as of the Closing Date the existing managers of the Hotel Assets shown on Schedule III hereto are satisfactory to the Administrative Agent and are deemed Approved Managers.  For purposes of this definition, the term “control” (including the term “controlled by”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Arrangers” has the meaning specified in the recital of parties to this Agreement.

“Assets” means Hotel Assets, Development Assets and Joint Venture Assets.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit E hereto.

“Assumed Unsecured Interest Expense” means the greater of (a) the actual Interest Expense on Unsecured Indebtedness of the Parent Guarantor and its Consolidated Subsidiaries, or (b) the outstanding principal balance of all Unsecured Indebtedness of the Parent Guarantor and its Consolidated Subsidiaries, multiplied by the greater of (i) the sum of the one month LIBOR as of the last day of the most recent fiscal quarter plus the Applicable Margin, or (ii) 6.00%, in each case for the consecutive four fiscal quarters most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c).

“Bankruptcy Law” means any applicable law governing a proceeding of the type referred to in Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate”  means the greatest of (a) the fluctuating annual rate of interest announced from time to time by the Administrative Agent at the Administrative Agent’s Head Office as its “prime rate”, (b) one half of one percent (0.5%) above the Federal Funds Rate, or (c) the then applicable Eurodollar Rate for an Interest Period of one month plus one percent (1%).  The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.  Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the Business Day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of the Borrower maintained by the Borrower with U.S. Bank, N.A., 777 East Wisconsin Avenue, Milwaukee, WI 53202, ABA No. 075000022, Account No. 182380523155 or such other account as the Borrower shall specify in writing to the Administrative Agent.

“Borrowing” means a borrowing consisting of simultaneous Term Loan Advances of the same Type made by the Lenders.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in Cleveland, Ohio and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capitalization Rate” means (i) 7.75% (or if the Amendment Covenant Conditions have been satisfied, 7.50%) for any Assets located in the cities of New York, Washington D.C., or San Francisco, and (ii) 8.25% (or if the Amendment Covenant Conditions have been satisfied, 8.00%) for all other Assets.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following, to the extent owned by the applicable Loan Party or any of its Subsidiaries free and clear of all Liens and having a maturity of not greater than 90 days from the date of issuance thereof:  (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) certificates of deposit of or time deposits with any commercial bank that is a Lender Party or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1,000,000,000 or (c) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means the occurrence of any of the following:  (a) any Person or two or more Persons acting in concert shall have acquired and shall continue to have following the date hereof beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Parent Guarantor (or other securities convertible into such Voting Interests) representing 35% or more of the combined voting power of all Voting Interests of the Parent Guarantor; or (b) there is a change in the composition of the Parent Guarantor’s Board of Directors over a period of 24 consecutive months (or less) such that a majority of Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board; or (c) any Person or two or more Persons acting in concert shall have acquired and shall continue to have following the date hereof, by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation will result in its or their acquisition of the power to direct, directly or indirectly, the management or policies of the Parent Guarantor; or (d) the Parent Guarantor ceases to be the sole member of and the direct legal and beneficial owner of all of the limited liability company interests in, Summit Hotel GP, LLC and/or Summit Hotel GP, LLC ceases to be the sole general partner of and the direct legal and beneficial owner of all of the general partnership interests in, the Borrower or (e) the Parent Guarantor ceases to be the direct or indirect beneficial owner of more than 60% of the limited partnership interests in the Borrower; or (f) the Parent Guarantor shall create, incur, assume or suffer to exist any Lien on the Equity Interests in the Borrower owned by it; or (g) the Borrower ceases to be the direct or indirect legal and beneficial owner of all of the Equity Interests in each direct and indirect Subsidiary that owns or leases an Unencumbered Asset; or (h) the Borrower ceases to be the direct legal and beneficial owner of all of the Equity Interests in TRS Holdco; or (i) TRS Holdco ceases to be the direct legal and beneficial owner of all of the Equity Interests in each TRS Lessee.

“Closing Date” means April 7, 2015 or such other date as may be agreed upon by the Borrower and the Administrative Agent.

“Closing Authorizing Resolution” has the meaning specified in Section 3.01(a)(v).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commitment” means a Term Loan Commitment.

“Commitment Date” has the meaning specified in Section 2.17(b).

“Commitment Increase” has the meaning specified in Section 2.17(a).

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating this Agreement, the other Loan Documents, any Loan Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

“Consent Request Date” has the meaning specified in Section 9.01(b).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated EBITDA” means, for the most recently completed four fiscal quarters, without duplication, for the Parent Guarantor and its Consolidated Subsidiaries, Consolidated net income or loss for such period, plus (x) the sum of (i) to the extent actually deducted in determining said Consolidated net income or loss, Consolidated Interest Expense, minority interest and provision for taxes for such period (excluding, however, Consolidated Interest Expense and taxes attributable to unconsolidated subsidiaries of the Parent Guarantor and any of its Subsidiaries), (ii) the amount of all amortization of intangibles and depreciation that were deducted determining Consolidated net income or loss for such period, (iii) any non-recurring non-cash charges (including one-time non-cash impairment charges) in such period to the extent that such non-cash charges (A) do not give rise to a liability that would be required to be reflected on the Consolidated balance sheet of the Parent Guarantor (and so long as no cash payments or cash expenses will be associated therewith (whether in the current period or for any future period)) and (B) were deducted in determining Consolidated net income or loss for such period, and (iv) if the Amendment Covenant Conditions have been met, any other non-recurring charges in such period, minus (y) to the extent included in determining Consolidated net income or loss for such period, the amount of non-recurring non-cash gains during such period, plus (y) with respect to each Joint Venture, the JV Pro Rata Share of the sum of (i) to the extent actually deducted in determining said Consolidated net income or loss, Consolidated Interest Expense, minority interest and provision for taxes for such period, (ii) the amount of all amortization of intangibles and depreciation that were deducted determining Consolidated net income or loss for such period, and (iii) any non-recurring non-cash charges (including one-time non-cash impairment charges) in such period to the extent that such non-cash charges (A) do not give rise to a liability that would be required to be reflected on the Consolidated balance sheet of the Parent Guarantor (and so long as no cash payments or cash expenses will be associated therewith (whether in the current period or for any future period)) and (B) were deducted in determining Consolidated net income or loss for such period, in each case of such Joint Venture determined on a Consolidated basis and in accordance with GAAP for such four fiscal quarter period; minus with respect to each Joint Venture (z) to the extent included in determining Consolidated net income or loss for such period, the JV Pro Rata share of the amount of non-recurring non-cash gains during such period; provided that Consolidated EBITDA shall be determined without giving effect to any extraordinary gains or losses (including any taxes attributable to any such extraordinary gains or losses) or gains or losses (including any taxes attributable to such gains or losses) from sales of assets other than from sales of inventory (excluding Real Property) in the ordinary course of business; provided further that for purposes of this definition, in the case of any acquisition or disposition of any direct or indirect interest in any Asset (including through the acquisition or disposition of Equity Interests) by the Parent Guarantor or any of its Subsidiaries during such four fiscal quarter period, Consolidated EBITDA will be adjusted (1) in the case of an acquisition, by adding thereto an amount equal to (A) in the case of an acquired Asset that is a newly constructed Hotel Asset with no operating history, the Pro Forma EBITDA, if any, of such Asset, or (B) in the case of any other acquired Asset, such acquired Asset’s actual Consolidated EBITDA (computed as if such Asset was owned by the Parent Guarantor or one of its Subsidiaries for the entire four fiscal quarter period) generated during the portion of such four fiscal quarter period that such Asset was not owned by the Parent Guarantor or such Subsidiary and (2) in the case of a disposition, by subtracting therefrom an amount equal to the actual Consolidated EBITDA generated by the Asset so disposed of during such four fiscal quarter period; provided further that in the case of Hotel Asset that shall be repositioned by means of a change of hotel brand franchisor and where such Asset is fully closed for renovations, upon the re-opening of such Asset, all Consolidated EBITDA allocable to such Asset prior to the re-opening shall be excluded from the calculation of Consolidated EBITDA and instead Consolidated EBITDA will be increased by the amount of Pro Forma EBITDA of such Asset, if any, (it being understood, for the avoidance of doubt, that such Asset’s actual Consolidated EBITDA from (including) and after the re-opening date shall not be excluded); provided further still that no more than 10% of Consolidated EBITDA shall be Pro Forma EBITDA (provided, that to the extent such limitation is exceeded, the amount of such of Pro Forma EBITDA shall be removed from the calculation of Consolidated EBITDA to the extent of such excess).

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) Adjusted Consolidated EBITDA to (b) Consolidated Fixed Charges, in each case, of the Parent Guarantor and its Subsidiaries for the consecutive four fiscal quarters of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be.

“Consolidated Fixed Charges” means, for the most recently completed four fiscal quarters, for the Parent Guarantor and its Consolidated Subsidiaries, the sum (without duplication) of (i) Consolidated Interest Expense for such period, plus (ii) the scheduled principal amount of all amortization payments (but not final balloon payments at maturity) for such period on all Consolidated Indebtedness; plus (iii) distributions on Preferred Interests payable by the Borrower for such period and distributions made by the Borrower in such period for the purpose of paying dividends on Preferred Interests issued by the Parent Guarantor.

“Consolidated Indebtedness” means, at any time, the Indebtedness of the Parent Guarantor and its Consolidated Subsidiaries; provided, however, that Consolidated Indebtedness shall also include, without duplication, the JV Pro Rata Share of Indebtedness for each Joint Venture.

“Consolidated Interest Expense” means, for the most recently completed four fiscal quarters, the sum of (a) the aggregate cash interest expense of the Parent Guarantor and its Subsidiaries for such period, as determined in accordance with GAAP, including capitalized interest and the portion of any payments made in respect of capitalized lease liabilities allocable to interest expense, but excluding (i) deferred financing costs, (ii) other non-cash interest expense and (iii) any capitalized interest relating to construction financing for an Asset to the extent an interest reserve or a loan “holdback” is maintained in respect of such capitalized interest pursuant to the terms of such financing as reasonably approved by the Administrative Agent, plus (b) such Persons’ JV Pro Rata Share of the items described in clause (a) above of its Joint Ventures for such period.

“Consolidated Tangible Net Worth” means, as of a given date, the stockholders’ equity of the Parent Guarantor and its Subsidiaries determined on a Consolidated basis plus accumulated depreciation and amortization, minus (to the extent included when determining such stockholders’ equity):  (a) the amount of any write-up in the book value of any assets reflected in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (b) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, service marks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like assets which would be classified as intangible assets under GAAP, all determined on a Consolidated basis.

“Consolidated Unsecured Indebtedness” means, at any time, the Unsecured Indebtedness of Parent Guarantor and its Subsidiaries.

“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Indebtedness, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.07(d), 2.09 or 2.10.

“Customary Carve-Out Agreement” has the meaning specified in the definition of Non-Recourse Debt.

“Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person; provided, however, that in the case of the Parent Guarantor and its Subsidiaries “Debt for Borrowed Money” shall also include, without duplication, the JV Pro Rata Share of Debt for Borrowed Money for each Joint Venture; provided further that as used in the definition of “Consolidated Fixed Charge Coverage Ratio”, in the case of any acquisition or disposition of any direct or indirect interest in any Asset (including through the acquisition or disposition of Equity Interests) by the Parent Guarantor or any of its Subsidiaries during the consecutive four fiscal quarters of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, the term “Debt for Borrowed Money” (a) shall include, in the case of an acquisition, any Debt for Borrowed Money directly relating to such Asset existing immediately following such acquisition computed as if such indebtedness also existed for the portion of such period that such Asset was not owned by the Parent Guarantor or such Subsidiary, and (b) shall exclude, in the case of a disposition, for such period any Debt for Borrowed Money to which such Asset was subject to the extent such Debt for Borrowed Money was repaid or otherwise terminated upon the disposition of such Asset.

“Debtor Relief Laws” means any Bankruptcy Law, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Debtor Subsidiary” has the meaning specified in Section 6.01(f).

“Deemed FF&E Reserve” means, with respect to any Asset or Assets for the consecutive four fiscal quarters most recently ended, an amount equal to 4% of the Gross Hotel Revenues for such fiscal period.

“Deemed Management Fee” means, with respect to any Asset for the consecutive four fiscal quarters most recently ended, the greater of (i) an amount equal to 3.0% of the Gross Hotel Revenues of such Asset for such fiscal period and (ii) all actual management fees payable in respect of such Asset during such fiscal period.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Rate” means a rate equal to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to Section 2.07(a)(i).

“Defaulting Lender” means, subject to Section 9.10(b), any Lender that (a) has failed to (i) fund all or any portion of its Commitments within two Business Days of the date any such Commitment was required to be funded by such Lender hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding the Advance has not been satisfied (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such notice) or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Commitment hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Person.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 9.10(a)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Person” has the meaning specified in Section 4.01(x).

“Development Assets” means all Real Property acquired for development into Hotel Assets that, in accordance with GAAP, would be classified as development property on a Consolidated balance sheet of the Parent Guarantor and its Subsidiaries.

“Dividend Payout Ratio” means, at any date of determination, the ratio, expressed as a percentage, of (a) the sum of, without duplication, of all dividends paid by the Parent Guarantor on account of any common stock or preferred stock of the Parent Guarantor, except dividends payable solely in additional Equity Interests of the same class, to (b) Funds From Operations, in each case for the four consecutive fiscal quarters of the Parent Guarantor most recently ended.

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“ECP” means an eligible contract participant as defined in the Commodity Exchange Act.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate or Fund Affiliate of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof, respectively, and having total assets in excess of $500,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States or any State thereof, and having total assets in excess of $500,000,000; (v) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $500,000,000, so long as such bank is acting through a branch or agency located in the United States; (vi) the central bank of any country that is a member of the OECD; (vii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $500,000,000; and (viii) any other Person approved by the Administrative Agent, and, unless a Default has occurred and is continuing at the time any assignment is effected pursuant to Section 9.07, approved by the Borrower, each such approval not to be unreasonably withheld or delayed; provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition; and provided further that that neither a Defaulting Lender nor any Affiliate of a Defaulting Lender shall qualify as an Eligible Assignee under this definition.

“Environmental Action” means any enforcement action, suit, demand, demand letter, claim of liability, notice of non-compliance or violation, notice of liability or potential liability, investigation, enforcement proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the average rate as shown in Reuters Screen LIBOR 01 Page (or any successor service, or if such Person no longer reports such rate as determined by Administrative Agent, by another commercially available source providing such quotations approved by Administrative Agent) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations.  If such service or such other Person approved by Administrative Agent described above no longer reports such rate or Administrative Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Administrative Agent in the London Interbank Market, Eurodollar Rate Advances shall accrue interest at the Base Rate plus the Applicable Margin for Base Rate Advances.  For any period during which a Eurodollar Rate Percentage shall apply, the Eurodollar Rate with respect to Eurodollar Rate Advances shall be equal to the amount determined above divided by an amount equal to 1 minus the Eurodollar Rate Reserve Percentage.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the reserve percentage applicable three Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in Cleveland, Ohio with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guaranty of such Guarantor becomes effective with respect to such related Swap Obligation.

“Excluded Taxes” has the meaning specified in Section 2.12(a).

“Existing Debt” means Indebtedness of each Loan Party and its Subsidiaries outstanding on the Closing Date.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of October 10, 2013, among Borrower, Parent Guarantor, the other guarantors party thereto, Deutsche Bank AG New York Branch, as administrative agent, and the other lenders party thereto, as amended, supplemented or otherwise modified to date.

“Facility” means the Term Loan Facility.

“Facility Exposure” means, at any date of determination, the sum of (a) the aggregate principal amount of all outstanding Advances, plus (b) all Obligations of the Loan Parties in respect of Guaranteed Hedge Agreements, valued at the Agreement Value thereof.

“FATCA” means sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with, any current or future regulations or official interpretations thereof, and any agreement entered into pursuant to section 1471(b) of the Internal Revenue Code).

“Federal Funds Rate” means, for any period, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

“Fee Letter” means the fee letter dated as of March 10, 2015 among the Parent Guarantor, KeyBank, Regions Bank, KCM and Regions Capital Markets, as the same may be amended from time to time.

“FF&E” means all “furniture, furnishings and equipment” (as such phrase is commonly understood in the hotel industry) and all appurtenances and additions thereto and substitutions or replacements thereof owned by the applicable Loan Party and now or hereafter attached to, contained in or used in connection with the use, occupancy, operation or maintenance of the applicable Hotel Asset, including, without limitation, any and all fixtures, furnishings, equipment, furniture, and other items of tangible personal property, appliances, machinery, equipment, signs, artwork (including paintings, prints, sculpture and other fine art), office furnishings and equipment, guest room furnishings, and specialized equipment for kitchens, laundries, drying, bars, restaurants, spas, public rooms, health and recreational facilities, linens, dishware, two-way radios, all partitions, screens, awnings, shades, blinds, rugs, carpets, hall and lobby equipment, heating, lighting, plumbing, ventilating, refrigerating, incinerating, elevators, escalators, air conditioning and communication plants or systems with appurtenant fixtures, vacuum cleaning systems, call or beeper systems, security systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials; generators, boilers, compressors and engines; gas and electric machinery and equipment; facilities used to provide utility services; garbage disposal machinery or equipment; communication apparatus, including television, radio, music, and cable antennae and systems; attached floor coverings, window coverings, curtains, drapes and rods; storm doors and windows; stoves, refrigerators, dishwashers and other installed appliances; attached cabinets; trees, plants and other items of landscaping; visual and electronic surveillance systems; and swimming pool heaters and equipment, fuel, water and other pumps and tanks; irrigation equipment; reservation system computer and related equipment; all equipment, manual, mechanical or motorized, for the construction, maintenance, repair and cleaning of, parking areas, walks, underground ways, truck ways, driveways, common areas, roadways, highways and streets and all equipment, fixtures, furnishings, and articles of personal property now or hereafter attached to or used in or about any such Hotel Asset which is or may be used in or related to the planning, development, financing or operation thereof and all renewals of or replacements or substitutions for any of the foregoing.

“Fiscal Year” means a fiscal year of the Parent Guarantor and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Franchise Agreements” means (a) the Franchise Agreements set forth on Part IV of Schedule 4.01(p) hereto, and (b) any Franchise Agreement in respect of a Hotel Asset entered into after the Closing Date in compliance with Section 5.01(q).

“Fund Affiliate” means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Funds From Operations” means, with respect to the Parent Guarantor, net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and extraordinary and unusual items, plus depreciation and amortization, and after adjustments for unconsolidated Joint Ventures.  Adjustments for unconsolidated Joint Ventures will be calculated to reflect funds from operations on the same basis.

“GAAP” has the meaning specified in Section 1.03.

“Good Faith Contest” means the contest of an item as to which:  (a) such item is contested in good faith, by appropriate proceedings, (b) reserves that are adequate are established with respect to such contested item in accordance with GAAP and (c) the failure to pay or comply with such contested item during the period of such contest could not reasonably be expected to result in a Material Adverse Effect.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gross Hotel Revenues” means all revenues and receipts of every kind derived from operating such Asset or Assets, as the case may be, and parts thereof, including, without limitation, income (from both cash and credit transactions), before commissions and discounts for prompt or cash payments, from rentals or sales of rooms, stores, offices, meeting space, exhibit space, or sales space of every kind (including rentals from timeshare marketing and sales desks); license, lease, and concession fees and rentals (not including gross receipts of licensees, lessees, and concessionaires); net income from vending machines; health club membership fees; food and beverage sales; parking; sales of merchandise (other than proceeds from the sale of FF&E no longer necessary to the operation of such Asset or Assets); service charges, to the extent not distributed to the employees at such Asset or Assets as, or in lieu of, gratuities; and proceeds, if any, from business interruption or other loss of income insurance; provided, however, that Gross Hotel Revenues shall not include gratuities to employees of such Asset or Assets; federal, state, or municipal excise, sales, use, or similar taxes collected directly from tenants, patrons, or guests or included as part of the sales price of any goods or services; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); condemnation proceeds; or any proceeds from any sale of such Asset or Assets.

“Guaranteed Hedge Agreement” means any Hedge Agreement required or permitted under Article V that is entered into by and between any Loan Party and any Hedge Bank.

“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Guarantor Deliverables” means each of the items set forth in Section 5.01(j).

“Guaranty” means the Guaranty by the Guarantors pursuant to Article VII, together with any and all Guaranty Supplements required to be delivered pursuant to Section 5.01(j), Section 5.01(x) or Section 7.05.

“Guaranty Supplement” means a supplement entered into by an Additional Guarantor in substantially the form of Exhibit D hereto.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, radon gas and mold and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Hedge Bank” means any Lender Party or an Affiliate of a Lender Party in its capacity as a party to a Guaranteed Hedge Agreement.

“Hotel Asset” means Real Property (other than any Joint Venture Asset) that operates or is intended to be operated as a hotel, resort or other lodging for transient use of rooms or is a structure from which a hotel, resort or other lodging for transient use of rooms is operated or intended to be operated.

“Increase Date” has the meaning specified in Section 2.17(a).

“Increasing Lender” has the meaning specified in Section 2.17(b).

“Indebtedness” of any Person means the sum of (without duplication) (i) all Debt for Borrowed Money and for the deferred purchase price of property or services (excluding ordinary payable and accrued expenses and deferred purchase price which is not yet a liquidated sum), (ii) the aggregate amount of all Capitalized Leases Obligations, (iii) all indebtedness of the types described in clause (i) or (ii) of this definition of Persons other than the Parent Guarantor and its Consolidated Subsidiaries secured by any Lien on any property owned by the Parent Guarantor or any of its Consolidated Subsidiaries, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of such indebtedness or, if not stated or if indeterminable, in an amount equal to the fair market value of the property to which such Lien relates, as determined in good faith by such Person), (iv) all Contingent Obligations, and (v) the net termination value (if negative) of all indebtedness in respect of Hedge Agreements;

“Indemnified Costs” has the meaning specified in Section 8.05(a).

“Indemnified Party” has the meaning specified in Section 7.06(a).

“Indemnified Taxes” has the meaning specified in Section 2.12(a).

“Information” has the meaning specified in Section 9.11.

“Initial Extension of Credit” means the Borrowing at the Closing Date.

“Initial Lenders” has the meaning specified in the recital of parties to this Agreement.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Interest Expense” means, with respect to a Person for a given period, without duplication, (a) total interest expense of such Person, including capitalized interest not funded under a construction loan interest reserve account, determined on a consolidated basis in accordance with GAAP for such period, plus (b) such Person’s JV Pro Rata Share of Interest Expense of its Joint Venture for such period.  Interest Expense shall include the interest component of Obligations in respect of Capitalized Leases and shall exclude the amortization of any deferred financing fees.

“Interest Period” means for each Eurodollar Rate Advance comprising part of the same Borrowing, (i) the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the first day of the month corresponding to the duration of the Interest Period selected by the Borrower pursuant to the following sentence, and (ii) thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the first day of the month corresponding to the duration of the Interest Period selected by the Borrower pursuant to the following sentence.  The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 Noon (Cleveland, Ohio time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period with respect to any such Term Loan Advance that ends after the Termination Date;

(b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration; and

(c) whenever the last day of any such Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; and

(d) whenever the first day of any such Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” means (a) any loan or advance to any Person, any purchase or other acquisition of any Equity Interests or Indebtedness or the assets comprising a division or business unit or a substantial part or all of the business of any Person, any capital contribution to any Person or any other direct or indirect investment in any Person, including, without limitation, any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Indebtedness of the types referred to in clause (iii) or (iv) of the definition of “Indebtedness” in respect of any Person, and (b) the purchase or other acquisition of any real property.

“Joint Venture” means any joint venture (a) in which the Parent Guarantor or any of its Subsidiaries holds any Equity Interest, (b) that is not a Subsidiary of the Parent Guarantor or any of its Subsidiaries and (c) the accounts of which would not appear on the Consolidated financial statements of the Parent Guarantor.

“Joint Venture Assets” means, with respect to any Joint Venture at any time, the assets owned by such Joint Venture at such time.

“JV Pro Rata Share” means, with respect to any Subsidiary of a Person (other than a wholly-owned Subsidiary) or any Joint Venture of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Joint Venture or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Joint Venture, in each case determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Joint Venture.

“KCM” has the meaning specified in the recital of parties to this Agreement.

“KeyBank” has the meaning specified in the recital of parties to this Agreement.

“Lender Party” means any Lender.

“Lenders” means the Initial Lenders, each Acceding Lender that shall become a party hereto pursuant to Section 2.17 and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Leverage Ratio” means, at any date of determination, the ratio of Total Indebtedness to Consolidated EBITDA as at the end of the most recently ended fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be.

“Leverage Ratio Increase Election” means an election by notice from the Borrower to the Administrative Agent to increase the maximum Leverage Ratio in accordance with the proviso in Section 5.04(a)(i), which election may only be made contemporaneously with the closing of a Specified Acquisition and shall otherwise be subject to the limitations set forth in such proviso.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Fee Letter, (d) each Guaranty Supplement, (e) each Guaranteed Hedge Agreement, and (f) each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement; in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Loan Parties” means the Borrower and the Guarantors.

“Management Agreements” means (a) the Management Agreements set forth on Part III of Schedule 4.01(p) hereto (as supplemented from time to time in accordance with the provisions hereof), and (b) any Management Agreement in respect of an Unencumbered Asset entered into after the Closing Date in compliance with Section 5.01(p).

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means a material adverse change in the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower, the Guarantors and their respective Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower, the Guarantors and their respective Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender Party under any Loan Document, (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party, or (d) the value, use or ability to sell or refinance any Unencumbered Asset.

“Material Contract” means each contract to which the Borrower or any of its Subsidiaries is a party involving aggregate consideration payable to or by the Borrower or such Subsidiary in an amount of $5,000,000 or more per annum or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries, taken as a whole.  Without limitation of the foregoing, the Operating Leases, the Management Agreements and the Franchise Agreements shall be deemed to comprise Material Contracts hereunder.

“Material Debt” means (a) Recourse Debt of the Borrower that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of $15,000,000 or more, either individually or in the aggregate, (b) any other Indebtedness of any Loan Party or any Subsidiary of a Loan Party (other than Indebtedness described in clause (c) below) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of $75,000,000 or more, either individually or in the aggregate, or (c) any Unsecured Indebtedness (including, without limitation, the indebtedness under the Existing Credit Agreement) of the Parent Guarantor or any of its Subsidiaries; in each case (i) whether or not the primary obligation of the applicable obligor, (ii) whether the subject of one or more separate debt instruments or agreements, and (iii) exclusive of Indebtedness outstanding under this Agreement.  For the avoidance of doubt, Material Debt may include Refinancing Debt to the extent comprising Material Debt as defined herein.

“Material Litigation” has the meaning specified in Section 3.01(e).

“Material Renovation” means any renovation of an Unencumbered Asset the completion of which causes 25% or more of the rooms located in such Asset to be unavailable for use for a period of forty-five (45) consecutive days or longer.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Negative Pledge” means, with respect to any asset, any provision of a document, instrument or agreement (other than a Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that (a) an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge, and (b) a provision in any agreement governing unsecured Indebtedness generally prohibiting the encumbrance of assets shall not constitute a Negative Pledge so long as such provision is generally consistent with a comparable provision of the Loan Documents.

“Net Operating Income” means the amount obtained by subtracting Operating Expenses from Operating Income, in each case for consecutive four fiscal quarters most recently ended.

“New Property” means each Hotel Asset acquired by the Parent Guarantor or any Subsidiary or any Joint Venture (as the case may be) from the date of acquisition for a period of four full fiscal quarters after the acquisition thereof; provided, however, that, upon the Seasoned Date for any New Property (or any earlier date selected by the Borrower), such New Property shall be converted to a Seasoned Property and shall cease to be a New Property.

“Non-Consenting Lender” has the meaning specified in Section 9.01(b).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Debt” means Debt for Borrowed Money with respect to which recourse for payment is limited to (a) any building(s) or parcel(s) of real property and any related assets encumbered by a Lien securing such Debt for Borrowed Money and/or (b) (i) the general credit of the Property-Level Subsidiary that has incurred such Debt for Borrowed Money, and/or the direct Equity Interests therein and/or (ii) the general credit of the immediate parent entity of such Property-Level Subsidiary, provided that such parent entity’s assets consist solely of Equity Interests in such Property-Level Subsidiary, it being understood that the instruments governing such Debt for Borrowed Money may include customary carve-outs to such limited recourse (any such customary carve-outs or agreements limited to such customary carve-outs, being a “Customary Carve-Out Agreement”) such as, for example, personal recourse to the Parent Guarantor or any Subsidiary of the Parent Guarantor for fraud, misrepresentation, misapplication or misappropriation of cash, waste, environmental claims, damage to properties, non-payment of taxes or other liens despite the existence of sufficient cash flow, interference with the enforcement of loan documents upon maturity or acceleration, voluntary or involuntary bankruptcy filings, violation of loan document prohibitions against transfer of properties or ownership interests therein and liabilities and other circumstances customarily excluded by lenders from exculpation provisions and/or included in separate indemnification and/or guaranty agreements in non-recourse financings of real estate.  For the avoidance of doubt, Debt for Borrowed Money that refinances Existing Debt shall be permitted as Non-Recourse Debt, so long as such Debt for Borrowed Money meets all the requirements of Non-Recourse Debt.

“Note” shall mean a promissory note of the Borrower payable to the order of any Term Loan Lender, in substantially the form of Exhibit A hereto, evidencing the indebtedness of the Borrower to such Lender under the Term Loan Facility.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f).  Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party, provided that in no event shall the Obligations of the Loan Parties under the Loan Documents include the Excluded Swap Obligations.

“OECD” means the Organization for Economic Cooperation and Development.

“OFAC” has the meaning specified in Section 4.01(x).

“Operating Expenses” means, with respect to any Unencumbered Asset for any applicable measurement period, the actual costs and expenses of owning, operating, managing, and maintaining such Unencumbered Asset during such period, including, without limitation, repairs, real estate and chattel taxes and bad debt expenses, but excluding (i) depreciation or amortization or other noncash items, (ii) the principal of and interest on Debt for Borrowed Money, (iii) income taxes or other taxes in the nature of income taxes, (iv) distributions to the shareholders, members or partners of the Unencumbered Asset owner and (v) capital expenditures, payments (without duplication) for FF&E or into FF&E reserves or management fees actually paid or payable during such period, all as determined in accordance with GAAP.

“Operating Income” means, with respect to any Unencumbered Asset for any applicable measurement period, all income received from any Person during such period in connection with the ownership or operation of the Property, including, without limitation, (i) the Gross Hotel Revenues, (ii) all amounts payable pursuant to any reciprocal easement and/or operating agreements, covenants, conditions and restrictions, condominium documents and similar agreements affecting such Unencumbered Asset (but excluding any management agreements), and (iii) condemnation awards to the extent that such awards are compensation for lost rent allocable to such period, all as determined in accordance with GAAP.

“Operating Lease” means any operating lease of an Unencumbered Asset between the applicable Loan Party that owns such Unencumbered Asset (whether in fee simple or subject to a Qualifying Ground Lease) and the applicable TRS Lessee that leases such Unencumbered Asset, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Original TL Principal Amount” shall mean the original principal amount of the Term Loan (i.e., $125,000,000).

“Other Taxes” has the meaning specified in Section 2.12(b).

“Parent Guarantor” has the meaning specified in the recital of parties to this Agreement.

“Participant Register” has the meaning specified in Section 9.07(g).

“Patriot Act” has the meaning specified in Section 9.13.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:  (a) Liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days or are otherwise subject to a Good Faith Contest and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; (c) pledges or deposits to secure obligations under workers’ compensation or unemployment laws or similar legislation or to secure public or statutory obligations; (d) easements, zoning restrictions, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use or value of such property for its present purposes; and (e) Tenancy Leases.

“Permitted Recourse Debt” means Recourse Debt that is either (a) Unsecured Indebtedness that does not result in a Default or an Event of Default under the financial covenants set forth in Section 5.04(b) provided that the aggregate principal amount of any such Unsecured Indebtedness that has a scheduled maturity date or commitment termination date prior to the one year anniversary of the latest Termination Date under the Credit Agreement (taking into account any extensions thereof) shall in no event exceed $125,000,000, or (b) Indebtedness (i) secured by (x) a Lien on the Equity Interests of a Property-Level Subsidiary that directly or indirectly does not hold any fee or leasehold interest in any Unencumbered Asset, or (y) a mortgage Lien granted by such Property-Level Subsidiary, as mortgagor, pursuant to the terms of the loan documents evidencing such Recourse Debt, (ii) in an aggregate principal amount not to exceed 10% of Total Asset Value at any time outstanding, and (iii) that does not result in Default or Event of Default under the financial covenants set forth in Sections 5.04(a)(v) and 5.04(a)(vi).

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Post Petition Interest” has the meaning specified in Section 7.07(b).

“Potential Unencumbered Asset” means a Hotel Asset that is (i) owned by a Subsidiary Guarantor on the date hereof and (ii) that meets all of the Unencumbered Asset Pool Conditions other than clauses (f) and (g) of the definition of Unencumbered Asset Pool Conditions.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Prepayment Consideration” has the meaning specified in Section 2.06(a).

“Pro Forma EBITDA” means, for any Asset, an amount equal to 90% of such Asset’s forecasted EBITDA for the first four full fiscal quarters of such Asset’s operation (following the fiscal quarter during which such Asset opens, in the case of a newly built Asset, or re-opens, in the case of a repositioned Asset), as determined by the Parent Guarantor and calculated in a manner consistent with the definition of Consolidated EBITDA and as reasonably approved by the Administrative Agent; provided, however, that (a) Pro Forma EBITDA for the fourth full fiscal quarter of such Asset’s operation shall be adjusted to be (x) the amount of Pro Forma EBITDA for such fourth full fiscal quarter multiplied by (y) a fraction the numerator of which is the number of days in the fiscal quarter during which such Asset opens or re-opens, as applicable, from and including the first day of such fiscal quarter to but excluding the opening or re-opening date of such Asset, as applicable, and the denominator of which is the total number of days in such fiscal quarter during which such Asset opens or re-opens, and (b) Pro Forma EBITDA shall be adjusted on the last day of each fiscal quarter, beginning with the last day of the first full fiscal quarter of such Asset’s operation to remove the forecasted EBITDA attributable to such fiscal quarter; and on the last day of the fourth full fiscal quarter of such Asset’s operation, Pro Forma EBITDA for such Asset shall be equal to zero.  For the avoidance of doubt, until such Asset has four full fiscal quarters of actual Consolidated EBITDA, it is intended that Consolidated EBITDA include (1) the actual Consolidated EBITDA attributable to such Asset for the period commencing on the opening date or re-opening date, as applicable, for such Asset and ending on the last date of the fiscal quarter during which such Asset opened or re-opened and (2) a correspondingly adjusted amount of Pro Forma EBITDA for the fourth full fiscal quarter of such Asset’s operation.

“Property-Level Subsidiary” means any Subsidiary of the Borrower or any Joint Venture that holds a direct fee or leasehold interest in any single building (or group of related buildings, including, without limitation, buildings pooled for purposes of a Non-Recourse Debt financing) or parcel (or group of related parcels, including, without limitation, parcels pooled for purposes of a Non-Recourse Debt financing) of real property and related assets and not in any other building or parcel of real property.

“Proposed Unencumbered Asset” has the meaning specified in Section 5.01(k).

“Proposed Increased Commitment” has the meaning specified in Section 2.17(b).

“Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Term Loan Commitment at such time (or, if the Term Loan Commitments shall have expired, been fully funded or been terminated, such Lender’s Facility Exposure at such time with respect to the Term Loan Facility) and the denominator of which is the aggregate amount of the Lenders’ Term Loan Commitments at such time (or, if the Term Loan Commitments shall have expired, been fully funded or been terminated, the aggregate Facility Exposure at such time with respect to the Term Loan Facility).

“Qualifying Ground Lease” means a ground lease of Real Property that is in full force and effect and not subject to any default and that the Administrative Agent determines, in its reasonable discretion, to be a financeable ground lease and that contains the following terms and conditions:  (a) a remaining term (exclusive of any unexercised extension options that are subject to terms or conditions not yet agreed upon and specified in such ground lease or an amendment thereto, other than a condition that the lessee not be in default under such ground lease) of 30 years or more from the date the related Hotel Asset becomes an Unencumbered Asset; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor, provided however, if the lessor’s consent is received, then this condition shall be deemed satisfied; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including the ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of a leasehold estate demised pursuant to a ground lease.

“Real Property” means all right, title and interest of the Borrower and each of its Subsidiaries in and to any land and any improvements located thereon, together with all equipment, furniture, materials, supplies, personal property and all other rights and property in which such Person has an interest now or hereafter located on or used in connection with such land and improvements, and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by such Person.

“Recourse Debt” means Indebtedness for which the Parent Guarantor or any of its Subsidiaries has personal or recourse liability in whole or in part, exclusive of Non-Recourse Debt and any Indebtedness for which such personal or recourse liability is limited to obligations under Customary Carve-Out Agreements, and provided that no claim shall have been made under such Customary Carve-Out Agreements.

“Reference Bank” means KeyBank.

“Refinancing Debt” means, with respect to any Indebtedness, any Indebtedness extending the maturity of, or refunding or refinancing, in whole or in part, such Indebtedness, provided that (a) the terms of any Refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, (i) do not provide for any Lien on any Unencumbered Assets, and (ii) are not otherwise prohibited by the Loan Documents, (b) the principal amount of such Indebtedness shall not exceed the principal amount of the Indebtedness being extended, refunded or refinances plus the amount of any applicable premium and expenses, and (c) the other material terms, taken as a whole, of any such Indebtedness are no less favorable in any material respect to the Loan Parties or the Lender Parties than the terms governing the Indebtedness being extended, refunded or refinanced.

“Register” has the meaning specified in Section 9.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“REIT” means a Person that is qualified to be treated for U.S. federal income tax purposes as a real estate investment trust under Sections 856-860 of the Internal Revenue Code.

“Replacement Lender” has the meaning specified in Section 9.01(b).

“Required Lenders” means, at any time, Lenders owed or holding greater than 50% of the aggregate principal amount of the Advances outstanding at such time; provided that should there be three (3) or fewer Lenders, Required Lenders shall mean all Lenders that are Non-Defaulting Lenders.  For purposes of this definition, any of the foregoing amounts owed to or held by any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” means, with respect to any Loan Party, any officer of, or any officer of any general partner or managing member of, such Loan Party, which Officer has (a) responsibility for performing the underlying function that is the subject of the action required of such officer hereunder, or (b) supervisory responsibility for such an officer.

“Restricted Payments” has the meaning specified in Section 5.02(g).

“S&P” means Standard & Poor’s Financial Services LLC, a division of McGraw-Hill Financial, Inc., and any successor thereto.

“Sanctions Laws” has the meaning set forth in Section 4.01(x).

“Sale and Leaseback Transaction” shall mean any arrangement with any Person providing for the leasing by the Parent Guarantor or any of its Subsidiaries of any Real Property that has been sold or transferred or is to be sold or transferred by the Parent Guarantor or such Subsidiary, as the case may be, to such Person.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended.

“Seasoned Date” means, with respect to each Hotel Asset acquired by the Parent Guarantor or any Subsidiary or any Joint Venture (as the case may be), the date which is four full fiscal quarters after the acquisition date thereof.

“Seasoned Property” means each Hotel Asset acquired by the Parent Guarantor or any Subsidiary or any Joint Venture (as the case may be) which has been owned for a period of more than four full fiscal quarters after the acquisition thereof.

“Secured Indebtedness” means, with respect to Parent Guarantor and its Subsidiaries as of a given date, the portion of Total Indebtedness that is secured in any manner by any Lien on any property or any Equity Interests in direct or indirect Subsidiaries of the Parent Guarantor.

“Secured Recourse Indebtedness” means the portion of Secured Indebtedness that is not Non-Recourse Debt.

“Securities Act” means the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Smith Travel Research” means Smith Travel Research or a substitute lodging industry research company proposed by the Borrower and approved by the Administrative Agent.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person, on a going-concern basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person, on a going-concern basis, is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time (including, without limitation, after taking into account appropriate discount factors for the present value of future contingent liabilities), represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Acquisition” means an acquisition of a portfolio of Hotel Assets (whether by purchasing such properties directly or by acquiring an entity or entities that owns such properties) with a minimum gross purchase price of $150,000,000.

“Specified Operating Lessees” means each of Summit Hotel TRS 075, LLC; Summit Hotel TRS 081, LLC; and Summit Hotel TRS 095, LLC.

“Subordinated Obligations” has the meaning specified in Section 7.07.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) 50% or more of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, in each case, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantor” has the meaning specified in the recital of parties to this Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” has the meaning specified in Section 2.12(a).

“Tenancy Leases” means operating leases, subleases, licenses, occupancy agreements and rights-of-use entered into by the Borrower or any of its Subsidiaries in its capacity as a lessor or a similar capacity in the ordinary course of business that do not materially and adversely affect the use of the Real Property encumbered thereby for its intended purpose (excluding any lease entered into in connection with a Sale and Leaseback Transaction).

“Term Loan” shall mean the term loan to the Borrower from the Term Loan Lenders in the Original TL Principal Amount, as the same may be increased as provided in Section 2.17.

“Term Loan Advance” has the meaning specified in Section 2.01.

“Term Loan Commitment” means, (a) with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term Loan Commitment”, or (b) if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Term Loan Credit Commitment”, or as such amount may be increased pursuant to Section 2.17, and as such amount may be reduced at or prior to such time pursuant to Section 2.05.  The aggregate Term Loan Commitments of the Lenders on the Closing Date shall be $125,000,000.

“Term Loan Facility” shall mean, at any time, the aggregate amount of the Term Loan Commitments at such time.

“Term Loan Lender” means a Lender having a Term Loan Commitment, whether funded or unfunded.

“Termination Date” means the earlier of (i) April 7, 2022, and (ii) the date of termination in whole of the Term Loan Commitments pursuant to Section 6.01.

“Test Date” means (a) the last day of each fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered pursuant to Sections 5.03(b) or (c), as the case may be, (b) the date of each Advance, (c) the date of the addition of any Proposed Unencumbered Asset to the Unencumbered Asset Pool pursuant to Section 5.01(k), (d) the effective date of any merger permitted under Section 5.02(d), and (e) the effective date of any Transfer permitted under Section 5.02(e)(ii)(C).

“Total Asset Value” means, without duplication, the sum of (a) the following amounts with respect to the following assets owned by the Parent Guarantor or any of its Subsidiaries:  (i) for each Seasoned Property, (x) (1) the Adjusted NOI for such Seasoned Property for the four quarters most recently ended prior to such date of determination divided by (2) the applicable Capitalization Rate, and (y) for each New Property, the acquisition cost of such New Property (until the Seasoned Date, or earlier at the Borrower’s election); (ii) the amount of all Unrestricted Cash and Cash Equivalents held by the Borrower and all Guarantors; and (iii) the undepreciated book value of all Development Assets and Unimproved Land; plus (b) (i) the applicable JV Pro Rata Share of any Joint Venture of the Parent Guarantor of any asset described in clause (a) above and (ii) the gross book value of any Investments consisting of loans, advances and extensions of credit to any Person permitted under 5.02(f)(iv)(C); provided, however, that the following asset concentration restrictions shall apply to the calculation of Total Asset Value:  (x) the maximum value allocable to Joint Venture Assets shall not exceed 10% of Total Asset Value; (y) the maximum value allocable to Development Assets shall not exceed 10% of Total Asset Value based on the total budgeted costs attributable to such Development Assets; and (z) the maximum value allocable to Unimproved Land shall not exceed 2.5% of Total Asset Value (provided further that in each case, to the extent such limitation is exceeded, the value of such assets shall be removed from the calculation of the Total Asset Value to the extent of such excess).

“Total Unencumbered Asset Value” means, at any date of determination, the sum of the Unencumbered Asset Values of all Unencumbered Assets; provided, however, that no less than twenty (20) Hotel Assets must, at all times, qualify as Unencumbered Assets or the Total Unencumbered Asset Value shall be deemed to be zero ($0.00).

“Total Indebtedness” means, at any date of determination, all Consolidated Indebtedness of the Parent Guarantor and its Subsidiaries as at the end of the most recently ended fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, plus the JV Pro Rata Share of Indebtedness of any Joint Venture.

“Transfer” has the meaning specified in Section 5.02(e)(i).

“TRS Holdco” means Summit Hotel TRS, Inc.

“TRS Lessee” means a lessee of an Unencumbered Asset pursuant to an Operating Lease.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“Unencumbered Adjusted NOI” means aggregate Adjusted NOI for all Unencumbered Assets.

“Unencumbered Asset Designation Package” means, with respect to any Proposed Unencumbered Asset, the following items, each in form and substance satisfactory to the Administrative Agent and in sufficient copies for each Lender:  (a) a description of such Asset in detail satisfactory to the Administrative Agent, (b) a projected cash flow analysis of such Asset, (c) a statement of operating expenses for such Asset for the immediately preceding 36 consecutive calendar months, or such shorter period that the Asset has been open for business, (d) an operating expense and capital expenditures budget for such Asset for the next succeeding 12 consecutive months, (e) the information with respect to such Proposed Unencumbered Asset required pursuant to Section 3.01(a)(iii), and (f) such other items relating to such Asset as Administrative Agent may reasonably request.

“Unencumbered Assets” means (a) the Hotel Assets listed on Schedule II hereto on the Closing Date, (b) together with those Hotel Assets which are designated by the Borrower and for which the applicable conditions (as may be determined by the Administrative Agent in its sole discretion) in Section 3.01 and, if applicable, Section 5.01(k) have been satisfied and as the Administrative Agent, in its sole discretion, shall have elected to treat as Unencumbered Assets for purposes of this Agreement, (c) but excluding, in each case, any such Unencumbered Assets removed pursuant to Section 5.02(e)(ii)(C).

“Unencumbered Asset Pool” means all of the Unencumbered Assets.

“Unencumbered Asset Pool Conditions” means, with respect to any Unencumbered Asset or Proposed Unencumbered Asset, that such Asset (a) is a Hotel Asset located in the United States of America; (b) is a limited service, select service or full service hotel that is rated “upscale”, “upper midscale”, “midscale” or better by Smith Travel Research; (c) is wholly-owned directly or indirectly by the Borrower either in fee simple absolute or subject to a Qualifying Ground Lease and is leased to the applicable TRS Lessee (which is wholly-owned by TRS Holdco) pursuant to an Operating Lease; (d) is fully operating, open to the public, and not under significant development, redevelopment or Material Renovation; (e) is free of all material structural defects or architectural deficiencies, title defects, environmental or other material matters (including a casualty event or condemnation) that could reasonably be expected to have a material adverse effect on the value, use or ability to sell or refinance such Asset; (f) is operated by an Approved Manager or any other property manager approved by the Administrative Agent pursuant to a Management Agreement; (g) is operated under a nationally recognized brand subject to a Franchise Agreement with an Approved Franchisor or any other franchisor approved by the Required Lenders; (h) is not subject to mezzanine Indebtedness financing; (i) is not, and no interest of the Borrower or any of its Subsidiaries therein is, subject to any Lien (other than Permitted Liens) or any Negative Pledge; and (j) is 100% owned by a Subsidiary Guarantor that satisfies the requirements of Section 5.02(p) and (1) none of the Borrower’s or the Parent Guarantor’s direct or indirect Equity Interests in such Subsidiary is subject to any Lien (other than Permitted Liens) or any Negative Pledge and (2)(x) on or prior to the date such Asset is added to the Unencumbered Asset Pool, such Subsidiary shall have become a Guarantor hereunder, and (y) the Borrower directly, or indirectly through a Subsidiary, has the right to take the following actions without the need to obtain the consent of any Person:  (i) to create Liens on such Asset and on the Equity Interests in such Subsidiary as security for Indebtedness of the Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Asset (provided that any restrictions of the type described in the proviso in the definition of “Negative Pledge” shall not be deemed to cause a failure to satisfy the conditions set forth in (y)(i) and (ii) above); and (k) is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with such Hotel Asset or any portion thereof; provided, however, that if two Hotel Assets are located on a single tax lot, the Borrower may elect to treat such Hotel Assets for all purposes of this Agreement as one Hotel Asset, in which case, such Hotel Asset shall be deemed to comply with this clause (k) and such two components of such Hotel Asset shall be included in and removed from the Unencumbered Assets simultaneously and both must meet all Unencumbered Asset Pool Conditions for either component to qualify as an Unencumbered Asset.

“Unencumbered Asset Value” means, with respect to any Unencumbered Asset, at any date of determination

(a)           for each Seasoned Property, (i) the Adjusted NOI for such Seasoned Property for the four quarters most recently ended prior to such date of determination divided by (ii) the applicable Capitalization Rate, and

(b)           for each New Property, the acquisition cost of such New Property (until the Seasoned Date, or earlier at the Borrower’s election).

“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred.

“Unrestricted Cash and Cash Equivalents” means, with respect to any Person, cash and Cash Equivalents of such Person that are free and clear of all Liens and not subject to any restrictions on the use thereof to pay Indebtedness and other obligations of such Person.

“Unsecured Indebtedness” means, with respect to a Person, Indebtedness of such Person that is not Secured Indebtedness.

“Unsecured Leverage Ratio” means, at any date of determination, the ratio of Consolidated Unsecured Indebtedness of the Parent Guarantor to Unencumbered Asset Value.

“Unsecured Leverage Ratio Increase Election” means an election by notice from the Borrower to the Administrative Agent to increase the maximum Unsecured Leverage Ratio in accordance with the proviso in Section 5.04(b)(i), which election may only be made contemporaneously with the closing of a Specified Acquisition and shall otherwise be subject to the limitations set forth in such proviso.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or the election or appointment of persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability under applicable law.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Computation of Time Periods; Other Definitional Provisions.  In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.  References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

SECTION 1.03 Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(g) (“GAAP”).

ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01 The Advances.  Each Term Loan Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, a “Term Loan Advance”) to the Borrower in an amount equal to such Lender’s Term Loan Commitment.  Each Borrowing shall consist of Term Loan Advances made simultaneously by the Term Loan Lenders ratably according to their Term Loan Commitments.  The Borrower may prepay Term Loan Advances pursuant to Section 2.06(a).  Subject to the terms and conditions of this Agreement, including Section 2.17, the Term Loan shall be funded to the Borrower on the Closing Date; provided, however, that all Term Loan Borrowings shall be subject to the satisfaction of the conditions precedent set forth in Section 3.02.  The Borrower shall not have the right to reborrow any portion of the Term Loan that is repaid or prepaid.

SECTION 2.02 Making the Advances.

(a) Each Borrowing shall be made on notice, given not later than 12:00 Noon (Cleveland, Ohio time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or not later than 1:00 P.M. (Cleveland, Ohio time) on the date one Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telex or telecopier.  Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telex or telecopier or e-mail, in each case in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance.  Each Lender shall, before 12:00 Noon (Cleveland, Ohio time) on the date of such Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances and 1:00 P.M. (Cleveland, Ohio time) on the date of such Borrowing in the case of a Borrowing consisting of Base Rate Advances, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments of such Lender and the other Lenders.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account.

(b) [Intentionally Omitted.]

(c) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.07(d)(ii), 2.09 or 2.10 and (ii) there may not be more than five (5) separate Interest Periods in effect hereunder at any time.

(d) Each Notice of Borrowing shall be irrevocable and binding on the Borrower.  In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate.  If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(f) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03 [Intentionally Omitted.]

SECTION 2.04 Repayment of Advances.  The Borrower shall repay to the Administrative Agent for the ratable account of the Term Loan Lenders on the Termination Date in respect of the Term Loan Facility the aggregate outstanding principal amount of the Term Loan Advances then outstanding.

SECTION 2.05 Termination or Reduction of the Commitments.  The Term Loan Facility shall be permanently reduced from time to time by the amount of each payment or prepayment of principal made in respect of the Term Loan Facility.

SECTION 2.06 Prepayments.

(a) Optional.  The Borrower may, upon same day notice in the case of Base Rate Advances and two Business Days’ notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid and together with a prepayment premium, if applicable, for the benefit of the Lenders in accordance with their Pro Rata Share in respect of the principal amount of the Advances so prepaid in an amount equal to (i) two percent (2%) of such principal amount of the Advances prepaid for any prepayment made on or before April 7, 2016, and (ii) one percent (1%) of such principal amount of the Advances prepaid for any prepayment made after April 7, 2016, and on or before April 7, 2017 (the “Prepayment Consideration”); provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $250,000 in excess thereof or, if less, the amount of the Advances outstanding and (ii) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 9.04(c).  No Prepayment Consideration shall be required pursuant to this paragraph in respect of any prepayment of such Advances made after April 7, 2017.  Administrative Agent and the Lenders shall not be obligated to accept any prepayment of the Advances unless it is accompanied by the applicable Prepayment Consideration.  Borrower acknowledges that the Prepayment Consideration is bargained for consideration and is not a penalty.  Borrower recognizes that the Lenders would incur substantial additional costs and expense in the event of a prepayment of the Advances (including, without limitation, the loss of Lenders’ investment opportunity during the period from the prepayment date until the Termination Date).  Borrower agrees that Lenders shall not, as a condition to receiving the Prepayment Consideration, be obligated to actually reinvest the amount prepaid in any obligation or in any other manner whatsoever.  If, following the occurrence and during the continuance of any Event of Default, Borrower shall tender payment of an amount sufficient to pay the Advances in whole or in part on or before April 7, 2017, such tender by Borrower shall be deemed to be a voluntary prepayment in the amount tendered and in such case Borrower shall also pay to Administrative Agent, with respect to the amount tendered, the applicable Prepayment Consideration.  Administrative Agent shall not be obligated to accept any such tender unless it is accompanied by all Prepayment Consideration due in connection therewith.

(b) Mandatory.

(i) The Borrower shall, if applicable, on each Business Day, prepay an aggregate principal amount of the Term Loan Advances comprising part of the same Borrowings in an amount sufficient, and only to the extent necessary to cause (A) the Leverage Ratio not to exceed the applicable maximum Leverage Ratio set forth in Section 5.04(a)(i) on such Business Day, (B) compliance with the covenants in Section 5.04(b)(i) and (ii), and (C) the Facility Exposure not to exceed the aggregate Commitments of the Lenders on such Business Day.

(ii) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

(c) No Reborrowing.  Any amount of Advances prepaid or otherwise repaid under the Loan Documents may not be reborrowed (provided that such prepayment shall not limit the terms of Section 2.17).

SECTION 2.07 Interest.

(a) Scheduled Interest.  The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances.  During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in respect of Base Rate Advances in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances.  During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in respect of Eurodollar Rate Advances in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest.  Upon the occurrence and during the continuance of any Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above and on demand, at a rate per annum equal at all times to the lesser of the maximum rate permitted by applicable law and the Default Rate and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Loan Documents that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to the Default Rate.

(c) Notice of Interest Period and Interest Rate.  Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the definition of “Interest Period”, the Administrative Agent shall give notice to the Borrower and each Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above, and the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate under clause (a)(ii) above.

(d) Interest Rate Determination.

(i) Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining each Eurodollar Rate.

(ii) If the Reuters Screen LIBOR01 Page (or a successor page) is unavailable and Reference Bank is not able to furnish timely information to the Administrative Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances,

(A) the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

(B) each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(C) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.08 Fees.  The Borrower shall pay to the Administrative Agent and the Arrangers for its own account the fees, in the amounts and on the dates, set forth in the Fee Letter and such other fees as may from time to time be agreed between the Borrower and the Administrative Agent or Arrangers.

SECTION 2.09 Conversion of Advances.

(a) Optional.  The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 Noon (Cleveland, Ohio time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c), each Conversion of Advances comprising part of the same Borrowing shall be made ratably among the Lenders in accordance with their Commitments, and with respect to any proposed Term Loan Borrowing consisting a Conversion of Base Rate Advances to Eurodollar Rate Advances, such Conversion must occur only on the first day of an Interest Period.  Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances.  Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b) Mandatory.

(i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.

(ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(iii) Upon the occurrence and during the continuance of any Event of Default, (y) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (z) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.10 Increased Costs, Etc.

(a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (y), Taxes described in clauses (ii) and (iii) of the definition of Excluded Taxes, Indemnified Taxes or Other Taxes (as to which Section 2.12 shall govern) and (z) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized, has its Applicable Lending Office or otherwise has current or former connections (other than such connections arising from such Lender Party’s having executed, delivered, became a party to, performed its obligations under, received or perfected a security interest under, engaged in any other transactions pursuant to, or enforced any Loan Documents, or sold or assigned any interest in any Obligations or Loan Document) or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that a Lender Party claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.  A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.  Notwithstanding anything to the contrary contained in this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and all requests, rules, guidelines or directives thereunder or issued in connection therewith, regardless of the date enacted, adopted or issued shall be deemed an introduction or change of the type referred to in subclause (i) of this Section 2.10(a).

(b) If any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital or such liquidity requirement is increased by or based upon the existence of such Lender Party’s commitment to lend hereunder and other commitments of such type (or similar contingent obligations), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital or increase in liquidity to be allocable to the existence of such Lender Party’s commitment to lend hereunder.  A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding anything to the contrary contained in this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and all requests, rules, guidelines or directives thereunder or issued in connection therewith, regardless of the date enacted, adopted or issued, and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements or the Basel Committee on Banking Supervision (or any successor or similar authority) shall be deemed an introduction or change of the type referred to in Section 2.10(a) and this Section 2.10(b).

(c) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d) Notwithstanding any other provision of this Agreement, if the introduction of or  any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.11 Payments and Computations.

(a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.13), not later than 12:00 Noon (Cleveland, Ohio time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day.  The Administrative Agent shall promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees, Prepayment Consideration or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon any Acceding Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.17 and upon the Administrative Agent’s receipt of such Lender’s Accession Agreement and recording of information contained therein in the Register, from and after the applicable Increase Date, the Administrative Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to such Acceding Lender.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender Party any amount so due.

(c) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable.  Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lender Parties under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lender Parties in the following order of priority:

(i) first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Administrative Agent (solely in its capacity as Administrative Agent) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Administrative Agent on such date;

(ii) second, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Section 9.04, and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;\

(iii) third, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lender Parties under Sections 2.10 and 2.12 on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lender Parties on such date;

(iv) fourth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrower under or in respect of the Loan Documents that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(v) fifth, to the payment of all of the accrued and unpaid interest on the Advances that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(vi) sixth, to the payment of any other accrued and unpaid interest and Prepayment Consideration comprising Obligations that is due and payable to the Administrative Agent and the Lender Parties on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(vii) seventh, to the payment of the principal amount of all of the outstanding Advances that are due and payable to the Administrative Agent and the Lender Parties on such date, ratably based upon the respective aggregate amounts of all such principal and reimbursement obligations owing to the Administrative Agent and the Lender Parties on such date; and

(viii) eighth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Lender Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Lender Parties on such date.

SECTION 2.12 Taxes.

(a) Any and all payments by any Loan Party to or for the account of any Lender Party or the Administrative Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including all backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto (collectively, “Taxes”), except as required by applicable law, excluding (i) in the case of each Lender Party and the Administrative Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender Party or the Administrative Agent, as the case may be, is organized, has its Applicable Lending Office or otherwise has current or former connections (other than such connections arising from such Lender Party’s having executed, delivered, became a party to, performed its obligations under, received or perfected a security interest under, engaged in any other transactions pursuant to, or enforced any Loan Documents, or sold or assigned any interest in any Obligations or Loan Document) or any political subdivision thereof) or any political subdivision thereof, in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof, (ii) any U.S. federal withholding tax imposed on amounts payable to or for the account of any Lender Party with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date, including the Closing Date, on which such Lender Party acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 9.01(b)) or designates a new Applicable Lending Office, except in each case to the extent that, pursuant to this Section 2.12(a) or Section 2.12(c), amounts with respect to such Taxes were payable either to such Lender Party’s assignor immediately before such Person became a party hereto or to such Lender Party immediately before it changed its Applicable Lending Office, and (iii) in the case of each Lender Party, any U.S. federal withholding tax imposed pursuant to FATCA (all such excluded Taxes in respect of payments hereunder or under the Notes being referred to as “Excluded Taxes”, and all Taxes other than Other Taxes and Excluded Taxes being referred to as “Indemnified Taxes”).  If any Loan Party shall be required by law (as determined in the good faith discretion of the applicable Loan Party) to deduct any Indemnified Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender Party or the Administrative Agent, and unless such requirement arises from the failure of a Lender to furnish the documentation described and required to be provided in Section 2.12(f) or (g), (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Loan Party shall pay any present or future stamp, court or documentary, excise, property, intangible, recording, filing or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement, or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c) Without duplication of Sections 2.12(a) or 2.12(b), the Loan Parties shall indemnify each Lender Party and the Administrative Agent for and hold them harmless against the full amount of Indemnified Taxes and Other Taxes, and for the full amount of Indemnified Taxes and Other Taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender Party or the Administrative Agent (as the case may be), or required to be withheld or deducted from a payment to such Loan Party or the Administrative Agent and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Loan Parties by a Lender Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender Party, shall be conclusive absent manifest error.  This indemnification shall be made within 10 days from the date such Lender Party or the Administrative Agent (as the case may be) makes written demand therefor.

(d) Each Lender Party shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender Party (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender Party’s failure to comply with the provisions of Section 9.07 relating to the maintenance of a Register and (iii) any Excluded Taxes attributable to such Lender Party, in each case that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender Party by the Administrative Agent shall be conclusive absent manifest error.  Each Lender Party hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender Party under any Loan Document or otherwise payable by the Administrative Agent to the Lender Party from any other source against any amount due to the Agent under this paragraph (d).

(e) Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such receipt is issued therefor, or other evidence of payment thereof reasonably satisfactory to the Administrative Agent.  In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes.  For purposes of subsections (e) and (g) of this Section 2.12, the terms “United States” and “United States person” shall have the meanings specified in section 7701 of the Internal Revenue Code.

(f) Any Lender Party that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender Party, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender Party is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(g) below) shall not be required if in the applicable Lender Party’s reasonable judgment such completion, execution or submission would subject such Lender Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender Party.

(g) Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party, and on the date of the Assignment and Acceptance or Accession Agreement pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States federal withholding tax on payments pursuant to this Agreement or any other Loan Document or, in the case of a Lender Party claiming the benefit of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code (x) a certificate in the form of Exhibit G hereto to the effect that such Lender Party is not a (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) or a “10 percent shareholder” of any Loan Party within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) two duly completed copies of an IRS W-8BEN.  If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered an Excluded Tax unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered an Excluded Tax for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance or Accession Agreement pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States federal withholding tax with respect to interest paid at such date, then, to such extent, the term Indemnified Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States federal withholding tax, if any, applicable with respect to the Lender Party assignee on such date.  Upon the request of the Borrower, any Lender that is a United States person and is not an exempt recipient for U.S. backup withholding purposes shall deliver to the Borrower two copies of Internal Revenue Service form W-9 (or any successor form).  If a payment made to a Lender Party under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender Party shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender Party has complied with such Lender Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for the purposes of this subsection (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.  Each Lender Party shall promptly notify the Borrower and the Administrative Agent of any change in circumstances that would modify or render invalid any claimed exemption from or reduction of Taxes.

(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has received an indemnification payment pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Indemnified Taxes or Other Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.  No party shall have any obligation to pursue, or any right to assert, any refund of Taxes or Other Taxes that may be paid by another party.

(i) For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form or other document described, and required to be provided, in subsection (f) or (g) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form or other document originally was required to be provided or if such form or other document otherwise is not required under subsection (f) or (g) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form or other document required hereunder, the Loan Parties shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(j) Any Lender Party claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.

(k) In the event that an additional payment is made under Section 2.12(a) or (c) for the account of any Lender Party and such Lender Party, in its sole discretion, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, such Lender Party shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the applicable Loan Party such amount as such Lender Party shall, in its sole discretion, have determined to be attributable to such deduction or withholding and which will leave such Lender Party (after such payment) in no worse position than it would have been in if the applicable Loan Party had not been required to make such deduction or withholding.  Nothing herein contained shall interfere with the right of a Lender Party to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender Party to claim any tax credit or to disclose any information relating to its affairs or any computations in respect thereof, and no Loan Party shall be entitled to review the tax records of any Lender Party or the Administrative Agent, or require any Lender Party to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

Without prejudice to the survival of any other agreement of any party hereunder or under any other Loan Document, the agreements and obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent, the assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 2.13 Sharing of Payments, Etc.

(a) [Intentionally Omitted.]

(b) Pro Rata Sharing.  Subject to the provisions of Section 2.11(f), if any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender Party under the Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties under the Loan Documents at such time) of payments on account of the Obligations due and payable to all Lender Parties under the Loan Documents at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party under the Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties under the Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties under the Loan Documents at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered.  The Borrower agrees that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

(c) The provisions of this Section 2.13 shall be subject to the provisions of Section 9.10(a)(ii).

SECTION 2.14 Use of Proceeds.  The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) for general corporate purposes of the Borrower and its Subsidiaries, including, without limitation, (i) working capital purposes, (ii) the payment of capital expenditures, (iii) the acquisition of Assets as permitted by this Agreement, (iv) the repayment in full (or refinancing) of existing loans, including but not limited to those loans affecting Unencumbered Assets that are added to the Unencumbered Asset Pool after the Closing Date, and (v) the payment of fees and expenses related to the Facility and the other transactions contemplated by the Loan Documents.

SECTION 2.15 Evidence of Debt.

(a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender Party resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender Party from time to time hereunder.  The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that one or more promissory notes or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Note in substantially the form of Exhibit A hereto, payable to the order of such Lender Party in a principal amount equal to the Term Loan Commitment of such Lender Party.  All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.  To the extent no Note has been issued to a Lender Party, this Agreement shall be deemed to comprise conclusive evidence for all purposes of the indebtedness resulting from the Advances and extensions of credit hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.16 [Intentionally Omitted].

SECTION 2.17 Increase in the Aggregate Commitments.

(a) The Borrower may, at any time by written notice to the Administrative Agent, request an increase in the aggregate amount of the Term Loan Commitments, in the form of an additional tranche within the Term Loan Facility, by not less than $5,000,000 (each such proposed increase, a “Commitment Increase”) to be effective prior to the Termination Date (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall the aggregate amount of the Commitments at any time exceed $200,000,000 in the aggregate, (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in Article III shall be satisfied and such Commitment Increase shall not constitute or give rise to a default or event of default (whether with the giving of notice, passage of time or otherwise) under any agreement (including, without limitation, the Existing Credit Agreement) to which the Parent Guarantor or any of its Subsidiaries are bound or subject, and Borrower shall have delivered to Administrative Agent a certification of the foregoing signed by a Responsible Officer together with such supporting information demonstrating compliance with the foregoing as Administrative Agent may reasonably request, and (iii) with respect to any Term Loan Borrowing in connection with any Commitment Increase consisting of Eurodollar Rate Advances, such Borrowing must occur only on the first day of an Interest Period.

(b) The Administrative Agent shall promptly notify the Lenders of each request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Date”).  Each Lender that is willing to participate in such requested Commitment Increase (each, an “Increasing Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment in respect of the Facility (the “Proposed Increased Commitment”).  If the Lenders notify the Administrative Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated to each Lender willing to participate therein in an amount equal to the Commitment Increase multiplied by the ratio of each Lender’s Proposed Increased Commitment to the aggregate amount of Proposed Increased Commitments.

(c) Promptly following each Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase.  If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

(d) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.17(c) (an “Acceding Lender”) shall become a Lender party in respect of the applicable Increasing Facility to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.17(b)) as of such Increase Date; provided, however, that the Administrative Agent shall have received at or before 12:00 Noon (Cleveland, Ohio time) on such Increase Date the following, each dated such date:

(i) an accession agreement from each Acceding Lender, if any, in form and substance reasonably satisfactory to the Borrower and the Administrative Agent (each, an “Accession Agreement”), duly executed by such Acceding Lender, the Administrative Agent and the Borrower;

(ii) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing reasonably satisfactory to the Borrower and the Administrative Agent, together with an amended Schedule I hereto as may be necessary for such Schedule I to be accurate and complete, certified as correct and complete by a Responsible Officer of the Borrower;

(iii) a new Note for each Increasing Lender or Acceding Lender so that the principal amount of such Lender’s Note shall equal its Term Loan Commitment.  The Agent shall deliver such replacement Note to the respective Acceding Lender or Increasing Lenders (with respect to an Increasing Lender, in exchange for the Notes replaced thereby which shall be surrendered by such Increasing Lender).  Such new Notes shall provide that they are replacements for the surrendered Notes, and that they do not constitute a novation, shall be dated as of the applicable Increase Date and shall otherwise be in substantially the form of the replaced Notes.  Simultaneously with such increase, the Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Notes and the enforceability thereof, in form and substance substantially similar to the opinion delivered in connection with the closing under this Agreement.  Any surrendered Notes shall be cancelled and returned to the Borrower; and

(iv) such certificates or other information as may be required pursuant to Section 3.02.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.17(d), the Administrative Agent shall notify the Lenders (including, without limitation, each Acceding Lender) and the Borrower, at or before 1:00 P.M.  (Cleveland, Ohio time), by telecopier or telex, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Acceding Lender on such date.

(e) On the Increase Date, each Increasing Lender or Acceding Lender, as applicable, shall fund to Administrative Agent in immediately available funds their respective Commitment Increase as an Advance, and Administrative Agent shall make such Advance available to Borrower as an additional Term Loan.

ARTICLE III
CONDITIONS OF LENDING

SECTION 3.01 Conditions Precedent to Initial Extension of Credit.  The obligation of each Lender to make an Advance on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the Initial Extension of Credit:

(a) The Administrative Agent shall have received on or before the day of the Initial Extension of Credit the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes, as to which one original of each shall be sufficient) in sufficient copies for each Lender Party:

(i) A Note duly executed by the Borrower and payable to the order of each Lender that has requested the same.

(ii) [Intentionally Omitted].

(iii) As to each Unencumbered Asset:

(A) a current UCC search performed by a search firm acceptable to the Administrative Agent showing that the applicable Loan Party identified in Schedule II is not subject to any Liens of record other than Permitted Liens, and

(B) evidence satisfactory to the Administrative Agent that the applicable owner or lessee, as applicable, of such Unencumbered Asset shall be in compliance with the requirements of Section 5.02(p).

(iv) This Agreement duly executed by the Loan Parties and the other parties hereto.

(v) Certified copies of the resolutions of the Board of Directors of the Parent Guarantor on its behalf and on behalf of each Loan Party for which it is the ultimate signatory approving the transactions contemplated by the Loan Documents and each Loan Document to which it or such Loan Party is or is to be a party (the “Closing Authorizing Resolution”), and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the transactions under the Loan Documents and each Loan Document to which it or such Loan Party is or is to be a party.

(vi) A copy of a certificate of the Secretary of State (or equivalent authority) of the jurisdiction of incorporation, organization or formation of each Loan Party and of each general partner or managing member (if any) of each Loan Party, dated reasonably near (but prior to) the Closing Date, certifying, if and to the extent such certification is generally available for entities of the type of such Loan Party, (A) as to a true and correct copy of the charter, certificate of limited partnership, limited liability company agreement or other organizational document of such Loan Party, general partner or managing member, as the case may be, and each amendment thereto on file in such Secretary’s office, (B) that such amendments are the only amendments to the charter, certificate of limited partnership, limited liability company agreement or other organizational document, as applicable, of such Loan Party, general partner or managing member, as the case may be, on file in such Secretary’s office, and (C) such Loan Party, general partner or managing member, as the case may be, is duly incorporated, organized or formed and in good standing or presently subsisting under the laws of the jurisdiction of its incorporation, organization or formation.

(vii) A copy of a certificate of the Secretary of State (or equivalent authority) of each jurisdiction in which any Loan Party or any general partner or managing member of a Loan Party owns or leases property or in which the conduct of its business requires it to qualify or be licensed as a foreign corporation except where the failure to so qualify or be licensed could not reasonably be expected to result in a Material Adverse Effect, dated reasonably near (but prior to) the Closing Date, stating, with respect to each such Loan Party, general partner or managing member, that such Loan Party, general partner or managing member, as the case may be, is duly qualified and in good standing as a foreign corporation, limited partnership or limited liability company in such State and has filed all annual reports required to be filed to the date of such certificate.

(viii) A certificate of each Loan Party and of each general partner or managing member (if any) of each Loan Party, signed on behalf of such Loan Party, general partner or managing member, as applicable, by its President, a Vice President, Executive Chairman or Chief Manager and its Secretary or any Assistant Secretary (or those of its general partner or managing member, if applicable), dated the Closing Date (the statements made in which certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to (A) the absence of any amendments to the constitutive documents of such Loan Party, general partner or managing member, as applicable, since the date of the certificate referred to in Section 3.01(a)(vi), (B) a true and correct copy of the bylaws, operating agreement, partnership agreement or other governing document of such Loan Party, general partner or managing member, as applicable, as in effect on the date on which the resolutions referred to in Section 3.01(a)(v) were adopted and on the date of the Initial Extension of Credit, (C) the due incorporation, organization or formation and good standing or valid existence of such Loan Party, general partner or managing member, as applicable, as a corporation, limited liability company or partnership organized under the laws of the jurisdiction of its incorporation, organization or formation and the absence of any proceeding for the dissolution or liquidation of such Loan Party, general partner or managing member, as applicable, (D) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the date of the Initial Extension of Credit and (E) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.

(ix) A certificate of the Secretary or an Assistant Secretary of each Loan Party (or Responsible Officer of the general partner or managing member of any Loan Party) and of each general partner or managing member (if any) of each Loan Party certifying the names and true signatures of the officers of such Loan Party, or of the general partner or managing member of such Loan Party, authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(x) Such financial, business and other information regarding each Loan Party and its Subsidiaries as the Lender Parties shall have reasonably requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, obligations under Plans, Multiemployer Plans and Welfare Plans, collective bargaining agreements and other arrangements with employees, historical operating statements (if any), audited annual financial statements for the year ending December 31, 2014 of the Parent Guarantor, interim financial statements dated the end of the most recent fiscal quarter for which financial statements are available and for the three months then ended and financial projections for the Parent Guarantor’s consolidated operations.

(xi) [Intentionally Omitted.]

(xii) An opinion of Kleinberg, Kaplan, Wolff & Cohen, P.C., New York counsel for the Loan Parties, with respect to the matters (and in substantially the form) set forth in Exhibit F-1 hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.

(xiii) An opinion of local counsel for the Loan Parties (A) from Venable LLP in substantially the form of Exhibit F-2 hereto, (B) from Hagen, Wilka & Archer, LLP in substantially the form of Exhibit F-3 hereto, and (C) a Delaware opinion in the form of Exhibit F-4 hereto, in each case covering such other matters as any Lender Party through the Administrative Agent may reasonably request.

(xiv) A Notice of Borrowing relating to the Initial Extension of Credit and dated and delivered not less than three (3) Business Days prior to the date of the Initial Extension of Credit.

(xv) A certificate signed by a Responsible Officer of the Borrower, dated the Closing Date, stating that after giving effect to the Initial Extension of Credit the Parent Guarantor shall be in compliance with the covenants contained in Section 5.04, together with supporting information in form satisfactory to the Administrative Agent showing the computations used in determining compliance with such covenants.

(b) The Lender Parties shall be satisfied with the corporate and legal structure and capitalization of each Loan Party and its Subsidiaries, including the terms and conditions of the charter and bylaws, operating agreement, partnership agreement or other governing document of each of them.

(c) The Lender Parties shall be satisfied that all Existing Debt shall be on terms and conditions reasonably satisfactory to the Lender Parties.

(d) Before and after giving effect to the transactions contemplated by the Loan Documents, there shall have occurred no material adverse change in the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Loan Parties since December 31, 2014.

(e) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to result in a Material Adverse Effect other than the matters described on Schedule 4.01(f) hereto (the “Material Litigation”) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, and there shall have been no material adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Material Litigation from that described on Schedule 4.01(f) hereto.

(f) All governmental and third party consents and approvals necessary in connection with the transactions contemplated by the Loan Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Lender Parties) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lender Parties that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated by the Loan Documents.

(g) Each Subsidiary Guarantor shall have complied with the requirements of Section 5.02(p) and provided evidence of such compliance satisfactory to the Administrative Agent.

(h) The Borrower shall have paid all accrued fees of the Administrative Agent and the Lender Parties and all reasonable, out-of-pocket expenses of the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent).

SECTION 3.02 Conditions Precedent to Each Borrowing and Increase.  The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) and the right of the Borrower to request a Commitment Increase shall be subject to the satisfaction of the conditions set forth in Section 3.01 (to the extent not previously satisfied pursuant to that Section) and such further conditions precedent that on the date of such Borrowing or increase (a), the following statements shall be true and the Administrative Agent shall have received for the account of such Lender, (w) a Notice of Borrowing dated the date of such Borrowing or increase, (x) all items described in the definition of “Unencumbered Asset Designation Package” herein (to the extent not previously delivered with respect to each Unencumbered Asset pursuant to Section 5.01(k) or this Section 3.02), (y) in the case of an addition of any Person as an Additional Guarantor, all Guarantor Deliverables (to the extent not previously delivered pursuant to Section 5.01(k), Section 5.01(x) or this Section 3.02), and (z) a certificate signed by a Responsible Officer of the Borrower, dated the date of such Borrowing or increase, stating that:

(i) the representations and warranties contained in each Loan Document are true and correct on and as of such date, before and after giving effect to (A) such Borrowing or increase, and (B) in the case of any Borrowing, the application of the proceeds therefrom, as though made on and as of such date;

(ii) no Default or Event of Default has occurred and is continuing, or would result from (A) such Borrowing or increase or (B) in the case of any Borrowing from the application of the proceeds therefrom; and

(iii) for each Advance, (A) the Total Unencumbered Asset Value equals or exceeds Consolidated Unsecured Indebtedness of the Parent Guarantor that will be outstanding after giving effect to such Advance, and (B) before and after giving effect to such Advance, the Parent Guarantor shall be in compliance with the covenants contained in Section 5.04(b), together with supporting information in form satisfactory to the Administrative Agent showing the computations used in determining compliance with such covenants;

(b) The Administrative Agent shall have received such other approvals, opinions or documents as any Lender Party through the Administrative Agent may reasonably request.

SECTION 3.03 Determinations Under Section 3.01 and 3.02.  For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Initial Extension of Credit specifying its objection thereto and, if the Initial Extension of Credit consists of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties of the Loan Parties.  Each Loan Party represents and warrants as follows:

(a) Organization and Powers; Qualifications and Good Standing.  Each Loan Party and each of its Subsidiaries and each general partner or managing member, if any, of each Loan Party (i) is a corporation, limited liability company or partnership duly incorporated, organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (ii) is duly qualified and in good standing as a foreign corporation, limited liability company or partnership in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not reasonably be expected to result in a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.  All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable.  The Parent Guarantor directly or indirectly owns all of the general partnership interests and more than 60% of the limited partnership interests in the Borrower.  All Equity Interests in the Borrower that are directly or indirectly owned by the Parent Guarantor are owned free and clear of all Liens.  The Parent Guarantor is organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and its method of operation enables it to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code.  The taxpayer identification number for each Loan Party as of the date of this Agreement is set forth on Schedule 4.01(a) hereto.

(b) Subsidiaries.  Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, organization or formation, the number of shares (or the equivalent thereof) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares (or the equivalent thereof) covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof.  All of the outstanding Equity Interests in each Loan Party’s Subsidiaries has been validly issued, are fully paid and non-assessable and to the extent owned by such Loan Party or one or more of its Subsidiaries, and with respect to the Subsidiary Guarantors, TRS Holdco and the TRS Lessees, are owned by such Loan Party or Subsidiaries free and clear of all Liens, except for Liens created under the Loan Documents.

(c) Due Authorization; No Conflict.  The execution and delivery by each Loan Party and of each general partner or managing member (if any) of each Loan Party of each Loan Document to which it is or is to be a party, and the performance of its obligations thereunder and the other transactions contemplated by the Loan Documents, are within the corporate, limited liability company or partnership powers of such Loan Party, general partner or managing member, have been duly authorized by all necessary corporate, limited liability company or partnership action, and do not (i) contravene the charter or bylaws, operating agreement, partnership agreement or other governing document of such Loan Party, general partner or managing member, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any Material Contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties, or any general partner or managing member of any Loan Party or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.  No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could reasonably be expected to result in a Material Adverse Effect.

(d) Authorizations and Consents.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party or any general partner or managing member of any Loan Party of any Loan Document to which it is or is to be a party or for the consummation the transactions contemplated by the Loan Documents, or (ii) the exercise by the Administrative Agent or any Lender Party of its rights under the Loan Documents, except for authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

(e) Binding Obligation.  This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party and general partner or managing member (if any) of each Loan Party thereto.  This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party and general partner or managing member (if any) of each Loan Party thereto, enforceable against such Loan Party, general partner or managing member, as the case may be, in accordance with its terms.

(f) Litigation.  There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries or any general partner or managing member (if any) of any Loan Party, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to result in a Material Adverse Effect (other than the Material Litigation) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the transactions contemplated by the Loan Documents, and there has been no material adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries or any general partner or managing member (if any) of any Loan Party, of the Material Litigation from that described on Schedule 4.01(f) hereto.

(g) Financial Condition.  The Consolidated balance sheets of the Parent Guarantor as at December 31, 2014 and the related Consolidated statements of income and Consolidated statements of cash flows of the Parent Guarantor for the fiscal year then ended, accompanied by unqualified opinions of Ernst & Young, LLP, independent public accountants, copies of which have been furnished to each Lender Party, fairly present the Consolidated financial condition of the Parent Guarantor as at such date and the Consolidated results of operations of the Parent Guarantor for the periods ended on such date, all in accordance with generally accepted accounting principles applied on a consistent basis.  Since December 31, 2014 there has been no Material Adverse Change.

(h) Forecasts.  The Consolidated forecasted balance sheets, statements of income and statements of cash flows of the Parent Guarantor and its Subsidiaries delivered to the Lender Parties pursuant to Section 3.01(a)(x) or 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Parent Guarantor’s best estimate of its future financial performance.

(i) Full Disclosure.  No information, exhibit or report furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.  The Loan Parties have disclosed to the Administrative Agent, in writing, any and all existing facts that have or may have (to the extent any of the Loan Parties can now reasonably foresee) a Material Adverse Effect, provided however, that the Loan Parties are not obligated to report on the potential Material Adverse Effect of any general economic condition.

(j) Margin Regulations.  No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(k) Certain Governmental Regulations.  Neither any Loan Party nor any of its Subsidiaries nor any general partner or managing member of any Loan Party, as applicable, is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.  Without limiting the generality of the foregoing, each Loan Party and each of its Subsidiaries and each general partner or managing member of any Loan Party, as applicable:  (i) is primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of (A) investing, reinvesting, owning, holding or trading in securities or (B) issuing face-amount certificates of the installment type; (ii) is not engaged in, does not propose to engage in and does not hold itself out as being engaged in the business of (A) investing, reinvesting, owning, holding or trading in securities or (B) issuing face-amount certificates of the installment type; (iii) does not own or propose to acquire investment securities (as defined in the Investment Company Act of 1940, as amended) having a value exceeding forty percent (40%) of the value of such company’s total assets (exclusive of government securities and cash items) on an unconsolidated basis; (iv) has not in the past been engaged in the business of issuing face-amount certificates of the installment type; and (v) does not have any outstanding face-amount certificates of the installment type.  Neither the making of any Advances, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(l) Materially Adverse Agreements.  Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate, partnership, membership or other governing restriction that could reasonably be expected to result in a Material Adverse Effect (absent a material default under a Material Contract).

(m) [Intentionally Omitted].

(n) Existing Debt.  Set forth on Schedule 4.01(n) hereto is a complete and accurate list of all Existing Debt, showing as of the date hereof the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

(o) Liens.  Set forth on Schedule 4.01(o) hereto is a complete and accurate list of (i) all Liens on the property or assets of any Loan Party or any of its Subsidiaries that directly or indirectly own any Unencumbered Asset, and (ii) all Liens with a principal balance in excess of $250,000 on the property or assets of any Loan Party or any of its Subsidiaries securing Debt for Borrowed Money; in each case showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto, provided however, that easements and other real property restrictions, covenants and conditions of record (exclusive of Liens securing Debt) shall not be listed on Schedule 4.01(o).

(p) Real Property.  (i) Set forth on Part I of Schedule 4.01(p) hereto is a complete and accurate list of all Real Property owned in fee by any Loan Party or any of its Subsidiaries, showing as of the date hereof, and as of each other date such Schedule 4.01(p) is required to be supplemented hereunder, the street address, state, record owner and book value thereof.  Each such Loan Party or Subsidiary has good, marketable and insurable fee simple title to such Real Property, free and clear of all Liens, other than existing Liens and Liens permitted under Section 5.02(a).

(ii) Set forth on Part II of Schedule 4.01(p) hereto is a complete and accurate list of all leases of Real Property under which any Loan Party or any of its Subsidiaries is the lessee, including, without limitation, the Operating Leases, showing as of the date hereof, and as of each other date such Schedule 4.01(p) is required to be supplemented hereunder, the street address, state, lessor, lessee, expiration date and annual rental cost thereof.  Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(iii) Each Unencumbered Asset is operated and managed by an Approved Manager pursuant to a Management Agreement listed on Part III of Schedule 4.01(p).

(iv) Each Unencumbered Asset is subject to a Franchise Agreement with an Approved Franchisor as listed on Part IV of Schedule 4.01(p).

(v) Each Unencumbered Asset satisfies all Unencumbered Asset Pool Conditions.

(q) Environmental Matters.  (i) Except as otherwise set forth on Part I of Schedule 4.01(q) hereto, the operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past material non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing material obligations or costs, and, to the knowledge of each Loan Party and its Subsidiaries, no circumstances exist that could be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(ii) Except as otherwise set forth on Part II of Schedule 4.01(q) hereto, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or, to the knowledge of each Loan Party and its Subsidiaries, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such listed property; there are no underground or above ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries except for any non-friable asbestos-containing material that is being managed pursuant to, and in compliance with, an operations and maintenance plan and that does not currently require removal, remediation, abatement or encapsulation under Environmental Law; and, to the knowledge of each Loan Party and its Subsidiaries, Hazardous Materials have not been released, discharged or disposed of in any material amount or in violation of any Environmental Law or Environmental Permit on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the knowledge of each Loan Party and its Subsidiaries, during the period of their ownership or operation thereof, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries.

(iii) Except as otherwise set forth on Part III of Schedule 4.01(q) hereto, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect; and, with respect to any property formerly owned or operated by any Loan Party or any of its Subsidiaries, all Hazardous Materials generated, used, treated, handled, stored or transported by or, to the knowledge of each Loan Party and its Subsidiaries, on behalf of any Loan Party or any of its Subsidiaries have been disposed of in a manner that could not reasonably be expected to result in a Material Adverse Effect.

(r) Compliance with Laws.  Each Loan Party and each Subsidiary is in compliance with the requirements of all laws, rules and regulations (including, without limitation, the Securities Act and the Securities Exchange Act, and the applicable rules and regulations thereunder, state securities law and “Blue Sky” laws) applicable to it and its business, where the failure to so comply could reasonably be expected to result in a Material Adverse Effect.

(s) Force Majeure.  Neither the business nor the Assets of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to result in a Material Adverse Effect.

(t) Loan Parties’ Credit Decisions.  Each Loan Party has, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement (and in the case of the Guarantors, to give the guaranty under this Agreement) and each other Loan Document to which it is or is to be a party, and each Loan Party has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

(u) Solvency.  Each Specified Operating Lessee is, after capital contributions by parent companies, Solvent.  Each other Loan Party is, individually and together with its Subsidiaries, Solvent.

(v) Sarbanes-Oxley.  No Loan Party has made any extension of credit to any of its directors or executive officers in contravention of any applicable restrictions set forth in Section 402(a) of Sarbanes-Oxley.

(w) ERISA Matters.  (i) Set forth on Schedule 4.01(w) hereto is a complete and accurate list of all Plans and Welfare Plans.

(ii) No ERISA Event has occurred within the preceding five plan years or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate.

(iii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service, is complete and accurate and fairly presents the funding status of such Plan as of the date of such Schedule B, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iv) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(v) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(x) Sanctioned Persons.  None of the Loan Parties or any of their respective Subsidiaries nor, to the knowledge any Responsible Officer of the Borrower, any director, officer, agent, employee or Affiliate of any Loan Party or any of its respective Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or any successor to OFAC carrying out similar function or any sanctions under similar laws or requirements administered by the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions Laws”); and the Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC or other Sanctions Laws (each such person a “Designated Person”).

ARTICLE V
COVENANTS OF THE LOAN PARTIES

SECTION 5.01 Affirmative Covenants.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, or any Lender Party shall have any Commitment hereunder, each Loan Party will:

(a) Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970.

(b) Payment of Taxes, Etc.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Loan Parties nor any of their Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is the subject of a Good Faith Contest, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c) Compliance with Environmental Laws.  Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties in material compliance with the requirements of all Environmental Laws; provided, however, that neither the Loan Parties nor any of their Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is the subject of a Good Faith Contest.

(d) Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiaries operate.

(e) Preservation of Partnership or Corporate Existence, Etc.  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence (corporate or otherwise), legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises, except, in the case of Subsidiaries of the Borrower that are not Loan Parties only, if in the reasonable business judgment of such Subsidiary it is in its best economic interest not to preserve and maintain such existence, legal structure, legal name, rights, permits, licenses, approvals, privileges and franchises and such failure is not reasonably likely to result in a Material Adverse Effect (it being understood that the foregoing shall not prohibit, or be violated as a result of any transaction by or involving any Loan Party or Subsidiary thereof otherwise permitted under Section 5.02(d) or (e) below).

(f) Visitation Rights.  At any reasonable time and from time to time, permit any of the Administrative Agent or Lender Parties, or any agent or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, any Loan Party (but, in each case not more frequently than one time per year unless an Event of Default shall have occurred and be continuing), and to discuss the affairs, finances and accounts of any Loan Party and any of its Subsidiaries with any of their general partners, managing members, officers or directors and with their independent certified public accountants.

(g) Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party and each such Subsidiary in accordance with GAAP.

(h) Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted and will from time to time make or cause to be made all appropriate repairs, renewals and replacement thereof except where failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(i) Transactions with Affiliates.  Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates (other than transactions exclusively among or between the Borrower and/or one or more of the Guarantors) on terms that are fair and reasonable and no less favorable to such Loan Party or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate, provided however, that all transactions pursuant to any operating leases that are in the standard form of operating lease used by the Borrower’s Subsidiaries, shall be deemed fair and reasonable.

(j) Covenant to Guarantee Obligations.  (A) Concurrently with the delivery of Unencumbered Asset Designation Package pursuant to Section 5.01(k) with respect to a Proposed Unencumbered Asset owned or leased (including pursuant to an Operating Lease) by a Subsidiary of a Loan Party or (B) within 10 days after the formation or acquisition of any new direct or indirect Subsidiary of a Loan Party which Subsidiary directly owns or leases an Unencumbered Asset (including pursuant to an Operating Lease), cause to be delivered to Administrative Agent with respect to such Subsidiary and any member, manager or general partner thereof as Administrative Agent may request the items described in Section 3.01(a)(v)-(ix) with respect to such Persons, and cause each such Subsidiary to duly execute and deliver to the Administrative Agent a Guaranty Supplement in substantially the form of Exhibit D hereto, or such other guaranty supplement in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ Obligations under the Loan Documents.

(k) Unencumbered Asset Pool Additions.  With the Borrower’s written notice to the Administrative Agent that any Asset (a “Proposed Unencumbered Asset”) be added as an Unencumbered Asset, deliver (or cause to be delivered) to the Administrative Agent, at the Borrower’s expense, an Unencumbered Asset Designation Package with respect to such Proposed Unencumbered Asset.  Provided that the Proposed Unencumbered Asset satisfies the Unencumbered Asset Pool Conditions and the Borrower, at its expense, delivers all applicable Guarantor Deliverables, the Proposed Unencumbered Asset shall be deemed added as an Unencumbered Asset to the Unencumbered Asset Pool.

(l) Further Assurances.

(i) Promptly upon request by the Administrative Agent, or any Lender Party through the Administrative Agent, correct, and cause each Loan Party to promptly correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.

(ii) Promptly upon request by the Administrative Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge, deliver, file, and re-file such certificates, assurances and take such other actions as the Administrative Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order (A) to carry out more effectively the purposes of the Loan Documents, and (B) to assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender Parties the rights granted or now or hereafter intended to be granted to the Lender Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(m) Performance of Material Contracts.  Perform and observe, and cause each of its Subsidiaries to perform and observe, all the material terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in material accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent, and, upon reasonable request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so.  Notwithstanding the above, nothing in this subsection (m) shall prohibit or reduce the rights of any Loan Party or any of their Subsidiaries to enter into, terminate, modify, amend, renew or otherwise deal with any Material Contract to the extent the same does not cause an Unencumbered Asset to not meet the Unencumbered Asset Pool Conditions and, in the aggregate, could not be reasonably be expected to result in a Material Adverse Effect.

(n) Compliance with Leases.

(i) Make all payments and otherwise perform all material obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled (except, in the case of the Borrower and Subsidiaries of the Borrower only, if in the reasonable business judgment of such Subsidiary it is in its best economic interest not to maintain such lease or prevent such lapse, termination, forfeiture or cancellation and such failure to maintain such lease or prevent such lapse, termination, forfeiture or cancellation is not in respect of a Qualifying Ground Lease or an Operating Lease of an Unencumbered Asset and could not otherwise reasonably be expected to result in a Material Adverse Effect), notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so.

(ii) With respect to any Qualifying Ground Lease related to any Unencumbered Asset:

(A) pay when due the rent and other amounts due and payable thereunder (subject to applicable cure or grace periods);

(B) timely perform and observe all of the material terms, covenants and conditions required to be performed and observed by it as tenant thereunder (subject to applicable cure or grace periods);

(C) do all things necessary to preserve and keep unimpaired such Qualifying Ground Lease and its rights thereunder;

(D) diligently and continuously enforce the material obligations of the lessor or other obligor thereunder;

(E) deliver to the Administrative Agent all default and other material notices received by it or sent by it under the applicable Qualifying Ground Lease;

(F) upon the Administrative Agent’s reasonable written request and at reasonable intervals, unless an Event of Default shall have occurred and be continuing, in which case, upon written request at any time, provide to the Administrative Agent any information or materials relating to such Qualifying Ground Lease and evidencing the applicable Subsidiary Guarantor’s due observance and performance of its material obligations thereunder;

(G) in connection with the bankruptcy or other insolvency proceedings of any ground lessor or other obligor, ratify the legality, binding effect and enforceability of the applicable Qualifying Ground Lease within the applicable time period therefor in such proceedings, notwithstanding any rejection by such ground lessor or obligor or trustee, custodian or receiver related thereto;

(H) at reasonable times and at reasonable intervals, deliver to the Administrative Agent (or, subject to the requirements of the subject Qualifying Ground Lease, cause the applicable lessor or other obligor to deliver to the Administrative Agent), an estoppel certificate and consent agreement in relation to such Qualifying Ground Lease in form and substance reasonably acceptable to the Administrative Agent, in its discretion, and, in the case of the estoppel certificate, setting forth (i) the name of lessee and lessor under the Qualifying Ground Lease (if applicable); (ii) that such Qualifying Ground Lease is in full force and effect and has not been modified except to the extent the Administrative Agent has received notice of such modification; (iii) that no rental and other payments due thereunder are delinquent as of the date of such estoppel; and (iv) whether such Person knows of any actual or alleged defaults or events of default under the applicable Qualifying Ground Lease;

provided, that each Loan Party hereby agrees to execute and deliver to the Administrative Agent, within ten (10) days of any request therefor, such documents, instruments, agreements, assignments or other conveyances reasonably requested by the Administrative Agent in connection with or in furtherance of any of the provisions set forth above or the rights granted to the Administrative Agent in connection therewith.

(o) Interest Rate Hedging.  Maintain at all times interest rate Hedge Agreements (i) providing either an interest-rate swap for a fixed rate of interest or an interest-rate cap, and (ii) covering a notional amount equal to the amount, if any, by which (A) 50% of Consolidated Debt for Borrowed Money of the Parent Guarantor and its Subsidiaries (exclusive of the “Facility Exposure” (as defined in the Existing Credit Agreement as of the date of this Agreement) under the Existing Credit Agreement) exceeds (B) all Consolidated Debt for Borrowed Money of the Parent Guarantor and its Subsidiaries then accruing interest at a fixed rate.

(p) Management Agreements.  At all times cause each Unencumbered Asset to be managed and operated by an Approved Manager.

(q) Franchise Agreements.  At all times cause each Hotel Asset to be subject to a franchise agreement or similar arrangement with an Approved Franchisor.

(r) Maintenance of REIT Status.  In the case of the Parent Guarantor, at all times be organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and at all times continue to qualify as a REIT and elect to be treated as a REIT under all applicable laws, rules and regulations.

(s) Exchange Listing.  In the case of the Parent Guarantor, at all times (i) cause its common shares to be duly listed on the New York Stock Exchange, the NYSE MKT or NASDAQ and (ii) timely file all reports required to be filed by it in connection therewith.

(t) Sarbanes-Oxley.  Comply at all times with all applicable provisions of Section 402(a) of Sarbanes-Oxley.

(u) [Intentionally Omitted].

(v) [Intentionally Omitted].

(w) Operating Leases.  Promptly (i) perform and observe all of the covenants and agreements required to be performed and observed under the Operating Leases and do all things necessary to preserve and to keep unimpaired the Loan Parties’ rights thereunder; (ii) notify the Administrative Agent of any default under the Operating Leases of which any Loan Party is aware; (iii) deliver to the Administrative Agent a copy of any notice of default or other notice received by the Loan Parties under the Operating Leases; and (iv) enforce in all respects the performance and observance of all of the covenants and agreements required to be performed or observed by the applicable lessor under each Operating Lease.

(x) Equal Treatment.  (i)  Cause the Facility to have equal support as the Existing Credit Facility and any other Unsecured Indebtedness of any of the Loan Parties (whether as borrower, co-borrower, guarantor or otherwise).  Without limiting the generality of the foregoing, the Loan Parties shall cause any other Subsidiary or Joint Venture of any Loan Party that is a borrower or co-borrower, guarantees, or otherwise becomes obligated in respect of any Unsecured Indebtedness of any of the Loan Parties, whether as a borrower, co-borrower, guarantor or otherwise (including, without limitation, pursuant to the Existing Credit Agreement), to simultaneously duly execute and deliver to Administrative Agent a Guaranty Supplement in substantially the form of Exhibit D hereto or such other guaranty supplement in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the Loan Parties’ Obligations under the Loan Documents.  Furthermore, Borrower shall cause any such Person to satisfy all other representations, covenants and conditions in this Agreement with respect to Guarantors.  Furthermore, no Lien may be granted, suffered or incurred on any property, assets or revenue in favor of the lenders, trustees or holders under any Unsecured Indebtedness of any of the Loan Parties (including, without limitation, the Existing Credit Agreement) without effectively providing that all Obligations under the Loan Documents shall be secured equally and ratably with such Unsecured Indebtedness pursuant to agreements in form and substance reasonably satisfactory to Administrative Agent.

(ii)           The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall promptly release, a Person which has become a Guarantor solely pursuant to this Section 5.01(x) from the Guaranty so long as:  (a) no Default or Event of Default shall then be in existence or would occur as a result of such release, (b) Administrative Agent shall receive such written request at least five (5) Business Days prior to the requested date of such release (or such shorter period as may be acceptable to the Administrative Agent in its sole discretion), and (c) such Person is no longer required to be a Guarantor pursuant to the terms of Section 5.01(x)(i) or any other provision of this Agreement.  Delivery by the Borrower to the Administrative Agent of any such request for a release shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.  Notwithstanding the foregoing, the foregoing provisions shall not apply to Parent Guarantor or any owner or lessee of an Unencumbered Asset, which may only be released as otherwise provided in this Agreement.

SECTION 5.02 Negative Covenants.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or any Lender Party shall have any Commitment hereunder, no Loan Party will, at any time:

(a) Liens, Etc.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names such Loan Party or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except, in the case of the Loan Parties (other than the Parent Guarantor) and their respective Subsidiaries:

(i) Liens created under the Loan Documents;

(ii) Permitted Liens;

(iii) Liens described on Schedule 4.01(o) hereto;

(iv) purchase money Liens upon or in equipment acquired or held by such Loan Party or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such equipment or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment to be subject to such Liens, or Liens existing on any such equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; provided further that the aggregate principal amount of the Indebtedness secured by Liens permitted by this clause (iv) shall not exceed the amount permitted under Section 5.02(b)(iii)(A);

(v) Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(iii)(B), provided that no such Lien shall extend to or cover any Unencumbered Assets or assets other than the assets subject to such Capitalized Leases;

(vi) Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with any Loan Party or any Subsidiary of any Loan Party or becomes a Subsidiary of any Loan Party, provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with such Loan Party or such Subsidiary or so acquired by such Loan Party or such Subsidiary;

(vii) Liens securing Non-Recourse Debt permitted under Section 5.02(b)(iii)(E);

(viii) the replacement, extension or renewal of any Lien permitted by clause (iii) above upon or in the same property theretofore subject thereto in connection with any Refinancing Debt permitted under Section 5.02(b)(iii)(C);

(ix) Liens securing Permitted Recourse Debt permitted under Section 5.02(b)(vi), which Liens do not affect any direct or indirect ownership interest in any Unencumbered Asset; and

(x) Liens securing Debt of the Borrower and its Subsidiaries not expressly permitted by clauses (i) through (viii) above, provided that such Liens do not affect any Unencumbered Asset and the amount of Debt secured by such Liens shall not exceed $5,000,000 in the aggregate outstanding at any one time.

(b) Indebtedness.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Indebtedness, except:

(i) Indebtedness under the Loan Documents;

(ii) in the case of any Loan Party or any Subsidiary of a Loan Party, Indebtedness owed to any Loan Party or any wholly owned Subsidiary of any Loan Party, provided that, in each case, such Indebtedness (y) shall be on terms reasonably acceptable to the Administrative Agent and (z) shall be evidenced by promissory notes in form and substance reasonably satisfactory to the Administrative Agent, which promissory notes shall (unless payable to the Borrower) by their terms be subordinated to the Obligations of the Loan Parties under the Loan Documents;

(iii) in the case of each Loan Party (other than the Parent Guarantor) and its Subsidiaries,

(A) Indebtedness secured by Liens permitted by Section 5.02(a)(iv) not to exceed in the aggregate $5,000,000 at any time outstanding,

(B) (1) Capitalized Leases not to exceed in the aggregate $5,000,000 at any time outstanding, and (2) in the case of any Capitalized Lease to which any Subsidiary of a Loan Party is a party, any Contingent Obligation of such Loan Party guaranteeing the Obligations of such Subsidiary under such Capitalized Lease,

(C) the Existing Debt described on Schedule 4.01(n) hereto and any Refinancing Debt extending, refunding or refinancing such Existing Debt,

(D) Indebtedness in respect of Hedge Agreements entered into by the Borrower and designed to hedge against fluctuations in interest rates or foreign exchange rates incurred as required by this Agreement or incurred in the ordinary course of business and consistent with prudent business practices, and

(E) Non-Recourse Debt (including, without limitation, the JV Pro Rata Share of Non-Recourse Debt of any Joint Venture) in respect of Assets, the incurrence of which would not result in a Default under Section 5.04 or any other provision of this Agreement;

(iv) in the case of the Parent Guarantor and the Borrower, Indebtedness under Customary Carve-Out Agreements;

(v) endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(vi) Permitted Recourse Debt;

(vii) in the case of the Parent Guarantor and the Borrower, any Contingent Obligations consisting of guarantees or indemnities of payment Obligations under any Franchise Agreements or other agreements related to franchise licenses, management agreements or other agreements related to hotel management contracts, or title insurance indemnifications or guarantees; and

(viii) any other Indebtedness not to exceed $10,000,000 in the aggregate at any time outstanding in respect of all Loan Parties and their Subsidiaries and which is not secured by any Lien on any Unencumbered Asset.

(c) Change in Nature of Business.  Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried at the Closing Date (after giving effect to the transactions contemplated by the Loan Documents); or engage in, or permit any of its Subsidiaries to engage in, any business other than ownership, development, licensing and management of Hotel Assets in the United States consistent with the requirements of the Loan Documents, and other business activities incidental thereto.

(d) Mergers, Etc.  Merge or consolidate with or into, or convey, transfer (except as permitted by Section 5.02(e)), lease (but not including entry into Operating Leases between Subsidiary Guarantors and TRS Lessees) or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so; provided, however, that (i) any Subsidiary of a Loan Party may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of such Loan Party (provided that if one or more of such Subsidiaries is also a Loan Party, a Loan Party shall be the surviving entity) or any other Loan Party other than the Parent Guarantor (provided that such Loan Party or, in the case of any Loan Party other than the Borrower, another Loan Party shall be the surviving entity), and (ii) any Loan Party may merge with any Person that is not a Loan Party so long as such Loan Party is the surviving entity or (except in the case of a merger with the Borrower or the Parent Guarantor, which shall always be the surviving entity) such other Person is the surviving party and shall promptly become a Loan Party (provided further that the Parent Guarantor shall not merge with a Person that is not a Loan Party unless such merger is with a Person that would be in compliance with Section 5.01(r), and which is the general partner or other owner of a Person simultaneously merging with Borrower or a Subsidiary of Borrower, and the Parent Guarantor is the surviving entity), provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom and the requirements in Section 5.01(x) and Section 5.02(p) shall still be complied with.  Notwithstanding any other provision of this Agreement, (y) any Subsidiary of a Loan Party (other than the Borrower and any Subsidiary that is the direct owner of an Unencumbered Asset) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and the assets or proceeds from the liquidation or dissolution of such Subsidiary are transferred to the Borrower or a Guarantor, provided that no Default or Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom, and (z) any Loan Party or Subsidiary of a Loan Party shall be permitted to effect any Transfer of Assets through the sale or transfer of direct or indirect Equity Interests in the Person (other than the Borrower or the Parent Guarantor) that owns such Assets so long as Section 5.02(e) would otherwise permit the Transfer of all Assets owned by such Person at the time of such sale or transfer of such Equity Interests.  Upon the sale or transfer of Equity Interests in any Person that is a Guarantor permitted under clause (z) above, provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Administrative Agent shall, upon the request of the Borrower, release such Guarantor from the Guaranty.

(e) Sales, Etc. of Assets.  (i)  In the case of the Parent Guarantor, sell, lease, transfer or otherwise dispose of, or grant any option or other right to purchase, lease or otherwise acquire any assets and

(ii) in the case of the Loan Parties (other than the Parent Guarantor), sell, lease (other than by entering into Tenancy Leases), transfer or otherwise dispose of, or grant any option or other right to purchase, lease (other than any option or other right to enter into Tenancy Leases) or otherwise acquire, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, or grant any option or other right to purchase, lease or otherwise acquire (each action described in clauses (i) and (ii) of this subsection (e), including, without limitation, any Sale and Leaseback Transaction, being a “Transfer”), any Asset or Assets (or any direct or indirect Equity Interests in the owner thereof), in each case other than the following Transfers, which shall be permitted hereunder only so long as no Default or Event of Default shall exist or would result therefrom:

(A) the Transfer of any Asset or Assets, including unimproved land, that are not Unencumbered Assets from any Loan Party to another Loan Party (other than the Parent Guarantor) or from a Subsidiary of a Loan Party to another Subsidiary of such Loan Party or any other Loan Party (other than the Parent Guarantor),

(B) the Transfer of any Asset or Assets that are not Unencumbered Assets to any Person that is not a Loan Party, provided that the Loan Parties shall be in compliance with the covenants contained in Section 5.04 both immediately prior to and on a pro forma basis immediately after giving effect to such Transfer, on or prior to the date of such Transfer or designation, as the case may be,

(C) the Transfer of any Unencumbered Asset or Unencumbered Assets to any Person, or the designation of an Unencumbered Asset or Unencumbered Assets as a non-Unencumbered Asset or non-Unencumbered Assets, in each case with the intention that such Unencumbered Asset or Unencumbered Assets, upon consummation of such Transfer or designation, shall no longer constitute an Unencumbered Asset or Unencumbered Assets, provided that:

(1) immediately after giving effect to such Transfer or designation, as the case may be, the remaining Unencumbered Assets shall continue to satisfy the requirements set forth in clauses (a) through (k) of the definition of Unencumbered Asset Pool Conditions,

(2) the Loan Parties shall be in compliance with the covenants contained in Section 5.04 on a pro forma basis immediately after giving effect to such Transfer or designation, and

(3) on or prior to the date of such Transfer or designation, as the case may be, the Borrower shall have delivered to the Administrative Agent (A) a certificate signed by a Responsible Officer of the Borrower, stating that before and after giving effect to such Transfer or designation, as the case may be, the Parent Guarantor shall be in compliance with the covenants contained in Section 5.04(b), together with supporting information in form satisfactory to the Administrative Agent showing the computations used in determining compliance with such covenants, and (B) a certificate of the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Borrower demonstrating compliance with the foregoing clauses (1) through (3) and confirming that no Default or Event of Default shall exist on the date of such Transfer or will result therefrom, together with supporting information in detail reasonably satisfactory to the Administrative Agent, or

(D) the Transfer of (1) obsolete or worn out FF&E in the ordinary course of business or (2) inventory in the ordinary course of business, which FF&E or inventory, as the case may be, is used or held in connection with an Unencumbered Asset.

Following (x) a Transfer of all Unencumbered Assets owned or leased by a Subsidiary Guarantor in accordance with Section 5.02(e)(ii)(C) or (y) the designation by a Subsidiary Guarantor of all Unencumbered Assets owned or leased by it as non-Unencumbered Assets pursuant to Section 5.02(e)(ii)(C), the Administrative Agent shall, upon the request of the Borrower and at the Borrower’s expense, promptly release such Subsidiary Guarantor from the Guaranty.

(f) Investments.  Make or hold, or permit any of its Subsidiaries to make or hold, any Investment other than:

(i) Investments by the Loan Parties and their Subsidiaries in their Subsidiaries outstanding on the date hereof and additional Investments in wholly-owned Subsidiaries and, in the case of the Loan Parties (other than the Parent Guarantor) and their Subsidiaries (and Joint Ventures in which such Loan Parties and Subsidiaries hold any direct or indirect interest), Investments in Assets (including by asset or Equity Interest acquisitions or investments in Joint Ventures), in each case subject, where applicable, to the limitations set forth in Section 5.02(f)(iv);

(ii) Investments in Cash Equivalents;

(iii) Investments consisting of intercompany Indebtedness permitted under Section 5.02(b)(ii);

(iv) Investments consisting of the following items so long as (y) the aggregate amount outstanding, without duplication, of all Investments described in this subsection does not exceed, at any time, 25% of Total Asset Value at such time, and (z) the aggregate amount of each of the following items of Investments does not exceed at any time the specified percentage of Total Asset Value set forth below:

(A) Investments in unimproved land and Development Assets (including such assets that such Person has contracted to purchase for development with or without options to terminate the purchase agreement), so long as the aggregate amount of such Investments, calculated on the basis of the greater of actual cost or budgeted cost, does not at any time exceed 20% of Total Asset Value at such time,

(B) Investments in Joint Ventures of any Loan Party so long as the aggregate amount of such Investments outstanding does not at any time exceed 25% of Total Asset Value at such time, and

(C) Loans, advances and extensions of credit (including, without limitation, mezzanine loans) to any Person so long as the aggregate amount of such Investments does not at any time exceed 5% of Total Asset Value at such time;

(v) Investments outstanding on the date hereof in Subsidiaries that are not wholly-owned by any Loan Party;

(vi) Investments by the Borrower in Hedge Agreements permitted under Section 5.02(b)(iii)(D);

(vii) To the extent permitted by applicable law, loans or other extensions of credit to officers, directors and employees of any Loan Party or any Subsidiary of any Loan Party in the ordinary course of business, for travel, entertainment, relocation and analogous ordinary business purposes, which Investments shall not exceed at any time $1,000,000 in the aggregate for all Loan Parties;

(viii) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit extended in the ordinary course of business in an aggregate amount for all Loan Parties not to exceed at any time $5,000,000 (provided that if the Amendment Covenant Conditions have been satisfied, then this Section 5.02(f)(viii) shall no longer be applicable); and

(ix) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss.

(g) Restricted Payments.  In the case of the Parent Guarantor and the Borrower, without the prior consent of the Required Lenders, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such (collectively, “Restricted Payments”), subject to certain redemption rights of the holders of Equity Interests in the Borrower as more particularly described in the constitutive documents of the Borrower and certain redemption rights of the holders of certain preferred Equity Interests in the Parent Guarantor as described in the articles supplementary that authorize the issuance of the respective classes of such preferred shares, in each case as in effect on the date hereof; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing, the Parent Guarantor and the Borrower may make Restricted Payments without the prior consent of the Required Lenders to holders of Equity Interests in the Parent Guarantor and the Borrower, as applicable, to the extent the same would not result in a Default under Section 5.04(a)(iii) (calculated on a pro forma basis as of the most recent Test Date) or any other provision of this Agreement.

(h) Amendments of Constitutive Documents.  Amend, or permit any of its Subsidiaries to amend, in each case in any material respect, its limited liability company agreement, partnership agreement, certificate of incorporation or bylaws or other constitutive documents, provided that (1) any amendment to any such constitutive document that would be adverse to any of the Lender Parties shall be deemed “material” for purposes of this Section; (2) any amendment to any such constitutive document that would designate such Subsidiary that is not a Loan Party as a “special purpose entity” or otherwise confirm such Subsidiary’s status as a “special purpose entity” shall be deemed “not material” for purposes of this Section; and (3) in the case of Subsidiaries of the Borrower only, a Subsidiary may amend its constitutive documents if in the reasonable business judgment of such Subsidiary it is in its best economic interest to do so and such amendment is not otherwise prohibited by this Agreement and could not reasonably be expected to result in a Material Adverse Effect.

(i) Accounting Changes.  Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles, or (ii) Fiscal Year.

(j) Speculative Transactions.  Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions.

(k) Payment Restrictions Affecting Subsidiaries.  Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Indebtedness owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents, (ii) any agreement or instrument evidencing Non-Recourse Debt or Permitted Recourse Debt, provided that the terms of such Indebtedness, and of such agreement or instrument, do not restrict distributions in respect of Equity Interests in Subsidiaries directly or indirectly owning Unencumbered Assets, and (iii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower.

(l) Amendment, Etc. of Material Contracts.  Cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract or take any other action in connection with any Material Contract that would impair in any material respect the value of the interest or rights of any Loan Party thereunder or that would impair or otherwise adversely affect in any material respect the interest or rights, if any, of the Administrative Agent or any Lender Party, or permit any of its Subsidiaries to do any of the foregoing, in each case taking into account the effect of any agreements that supplement or serve to substitute for, in whole or in part, such Material Contract, and in the case of (i) a Material Contract not affecting any Unencumbered Asset, in a manner that could reasonably be expected to have a Material Adverse Effect, and (ii) a Material Contract affecting any Unencumbered Asset, in a manner that could reasonably be expected to result in a breach of the Unsecured Asset Pool Conditions.

(m) Negative Pledge.  Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any Negative Pledge upon any of its property or assets, except (i) in connection with any Existing Debt, (ii) pursuant to the Loan Documents or (iii) in connection with (A) any Non-Recourse Debt or Permitted Recourse Debt, provided that the terms of such Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, do not provide for or prohibit or condition the creation of any Lien on any Unencumbered Assets and are otherwise permitted by the Loan Documents (provided further that any restriction of the type described in the proviso in the definition of “Negative Pledge” shall not be deemed to violate the foregoing restriction), (B) any purchase money Indebtedness permitted under Section 5.02(b)(iii)(A) solely to the extent that the agreement or instrument governing such Indebtedness prohibits a Lien on the property acquired with the proceeds of such Indebtedness, (C) any Capitalized Lease permitted by Section 5.02(b)(iii)(B) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, or (D) any Indebtedness outstanding on the date any Subsidiary of the Borrower becomes such a Subsidiary (so long as such agreement was not entered into solely in contemplation of such Subsidiary becoming a Subsidiary of the Borrower).

(n) Parent Guarantor as Holding Company.  In the case of the Parent Guarantor, enter into or conduct any business, or engage in any activity (including, without limitation, any action or transaction that is required or restricted with respect to the Borrower and its Subsidiaries under Sections 5.01 and 5.02 without regard to any of the enumerated exceptions to such covenants), other than (i) the holding of the Equity Interests of the Borrower; (ii) the performance of its duties as sole general partner of the Borrower; (iii) the performance of its Obligations (subject to the limitations set forth in the Loan Documents) under each Loan Document to which it is a party; (iv) the making of equity or subordinate debt Investments in the Borrower and its Subsidiaries, provided each such Investment shall be on terms acceptable to the Administrative Agent; (v) sales of Equity Interests of the Parent Guarantor not otherwise prohibited by this Agreement and (vi) activities incidental to each of the foregoing.

(o) Development Assets Cap.  If the aggregate budgeted costs attributable to all Development Assets exceeds 10% of Total Asset Value, commence the development of any Development Asset as to which development has not yet commenced.

(p) Subsidiary Guarantor Requirements.  Cause or permit any Subsidiary Guarantor to (i) incur Indebtedness other than trade payables in the ordinary course of business or otherwise permitted by Section 5.02(b) or (ii) own any Real Property other than Unencumbered Assets (provided that any Subsidiary Guarantor that is a Subsidiary Guarantor solely as a result of Section 5.01(x)(i) and not any other provision of this Agreement may own property other than Unencumbered Assets).

(q) Multiemployer Plans.  Neither any Loan Party nor any ERISA Affiliate will contribute to or be required to contribute to any Multiemployer Plan.

(r) Ground Leases.  With respect to any Qualifying Ground Lease related to any Unencumbered Asset:

(i) waive, excuse or discharge any of the material obligations of the lessor or other obligor thereunder;

(ii) do, permit or suffer (1) any act, event or omission which would be likely to result in a default or permit the applicable lessor or other obligor to terminate or exercise any other remedy with respect to the applicable Qualifying Ground Lease or (2) any act, event or omission which, with the giving of notice or the passage of time, or both, would constitute a default or permit the lessor or such other obligor to exercise any other remedy under the applicable Qualifying Ground Lease;

(iii) cancel, terminate, surrender, modify or amend any of the provisions of any such Qualifying Ground Lease or agree to any termination, amendment, modification or surrender thereof without the prior written consent of the Administrative Agent;

(iv) permit or consent to the subordination of such Qualifying Ground Lease to any mortgage or other leasehold interest of the premises related thereto; or

(v) treat, in connection with the bankruptcy or other insolvency proceedings of any ground lessor or other obligor, any Qualifying Ground Lease as terminated, cancelled or surrendered pursuant to Bankruptcy Law without the Administrative Agent’s prior written consent.

(s) Transactions with Affiliates.  Enter into any transaction with its Affiliates except (i) with respect to Assets which are not Unencumbered Assets, transactions occurring in the ordinary course of the business of owning and operating hotels, the Lender Parties agree that operating leases, loans, and guaranties of indebtedness are all in the ordinary course of business and (ii) with respect to Unencumbered Assets, subject to the consent of the Administrative Agent, not to be unreasonably withheld, transactions occurring in the ordinary course of the business of owning and operating hotels, and in each case in accordance with Section 5.01(i).

(t) TRS Holdco and TRS Lessees.  Permit TRS Holdco to enter into or conduct any business, or engage in any activity (including, without limitation, any action or transaction that is required or restricted with respect to the Borrower and its Subsidiaries under Sections 5.01 and 5.02 without regard to any of the enumerated exceptions to such covenants), other than (i) the holding of the Equity Interests of the TRS Lessees; (ii) the performance of its duties as sole member of the TRS Lessees; (iii) the performance of its Obligations (subject to the limitations set forth in the Loan Documents) under each Loan Document to which it is a party; (iv) the making of equity or subordinate debt Investments in the TRS Lessees, provided each such Investment shall be on terms reasonably acceptable to the Administrative Agent; and (v) activities incidental to each of the foregoing.

(u) Sanctioned Persons.  None of the Loan Parties nor any of their respective Subsidiaries will directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person, for the purpose of financing the activities of any Designated Person or in any manner that would cause any of such persons to violate the United States Foreign Corrupt Practices Act.  None of the funds or assets of the Loan Parties that are used to pay any amount due pursuant to this Agreement or the other Loan Documents shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are themselves the subject of territorial sanctions under applicable Sanctions Laws.

(v) More Restrictive Agreements.  Neither any Loan Party nor any of their respective Subsidiaries shall enter into or modify any agreements or documents pertaining to any existing or future Unsecured Indebtedness of such Loan Party or such Subsidiaries (including, without limitation, the Existing Credit Agreement), if such agreements or documents include covenants, whether affirmative or negative (or any other provision which may have the same practical effect as any of the foregoing), which are individually or in the aggregate more restrictive against the Loan Parties or their respective Subsidiaries than those set forth in Sections 5.01(o), 5.02(f)(iv), 5.02(g), 5.02(m), 5.02(o) or 5.04 (and including for the purposes hereof, all definitions used in or relating to such sections or definitions) of this Agreement, unless the Loan Parties, the Administrative Agent and the Required Lenders shall have simultaneously amended this Agreement to include such more restrictive provisions.  Each of the Loan Parties agrees to deliver to the Administrative Agent copies of any agreements or documents (or modifications thereof) pertaining to existing or future Unsecured Indebtedness of the Loan Parties and their respective Subsidiaries as the Administrative Agent from time to time may request.

SECTION 5.03 Reporting Requirements.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Administrative Agent and the Lender Parties in accordance with Section 9.02(b):

(a) Default Notice.  As soon as possible and in any event within five Business Days after the occurrence of each Default or any event, development or occurrence reasonably expected to result in a Material Adverse Effect continuing on the date of such statement, a statement of the Chief Financial Officer (or other Responsible Officer) of the Parent Guarantor setting forth details of such Default or such event, development or occurrence and the action that the Parent Guarantor has taken and proposes to take with respect thereto.

(b) Annual Financials.  As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Parent Guarantor and its Consolidated Subsidiaries, including therein Consolidated and consolidating balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such Fiscal Year and Consolidated and consolidating statements of income and a Consolidated and consolidating statement of cash flows of the Parent Guarantor and its Subsidiaries for such Fiscal Year (it being acknowledged that a copy of the annual audit report filed by the Parent Guarantor with the Securities and Exchange Commission shall satisfy the foregoing requirements), in each case accompanied by (x) an unqualified opinion acceptable to the Required Lenders of KPMG LLP, Ernst & Young LLP or other independent public accountants of recognized standing reasonably acceptable to the Administrative Agent, and (y) a report of such independent public accountants as to the Borrower’s internal controls required under Section 404 of the Sarbanes-Oxley Act of 2002, but only to the extent the Borrower is subject to Section 404, in each case certified in a manner to which the Required Lenders have not objected, together with (i) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Parent Guarantor shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP and (ii) a certificate of the Chief Financial Officer (or other Responsible Officer) of the Parent Guarantor stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent Guarantor has taken and proposes to take with respect thereto.

(c) Quarterly Financials.  As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, Consolidated and consolidating balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such quarter and Consolidated and consolidating statements of income and a Consolidated and consolidating statement of cash flows of the Parent Guarantor and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated and consolidating statements of income and a Consolidated and consolidating statement of cash flows of the Parent Guarantor and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, Chief Financial Officer or Treasurer (or other Responsible Officer performing similar functions) of the Parent Guarantor as having been prepared in accordance with GAAP (it being acknowledged that a copy of the quarterly financials filed by the Parent Guarantor with the Securities and Exchange Commission shall satisfy the foregoing requirements), together with (i) a certificate of such officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent Guarantor has taken and proposes to take with respect thereto and (ii) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Parent Guarantor in determining compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Parent Guarantor shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

(d) [Intentionally Omitted].

(e) Unencumbered Asset Financials.  As soon as available and in any event within 45 days after the end of each quarter, financial information in respect of all Unencumbered Assets, in form and detail reasonably satisfactory to the Administrative Agent.

(f) Annual Budgets.  As soon as available and in any event within than 45 days after the end of each Fiscal Year, forecasts prepared by management of the Parent Guarantor, in form reasonably satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a quarterly basis for the then current Fiscal Year and on an annual basis for each Fiscal Year thereafter until the Termination Date.

(g) Material Litigation.  Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f), and promptly after the occurrence thereof, notice of any material adverse change in the status or the financial effect on any Loan Party or any of its Subsidiaries of the Material Litigation from that described on Schedule 4.01(f) hereto.

(h) [Intentionally Omitted].

(i) Real Property.  As soon as available and in any event within 45 days after the end of each fiscal quarter of each Fiscal Year, a report supplementing Schedule 4.01(p) hereto, including an identification of all owned and leased real property acquired or disposed of by any Loan Party or any of its Subsidiaries during such fiscal quarter and a description of such other changes in the information included in Section 4.01(p) as may be necessary for such Schedule to be accurate and complete.

(j) [Intentionally Omitted].

(k) Environmental Conditions.  Notice to the Administrative Agent (i) promptly upon obtaining knowledge of any material violation of any Environmental Law affecting any Asset or the operations thereof or the operations of any of its Subsidiaries, (ii) promptly upon obtaining knowledge of any known release, discharge or disposal of any Hazardous Materials at, from, or into any Asset which it reports in writing or is legally required to report in writing to any Governmental Authority and which is material in amount or nature or which could reasonably be expected to materially adversely affect the value of such Asset, (iii) promptly upon its receipt of any written notice of material violation of any Environmental Laws or of any material release, discharge or disposal of Hazardous Materials in violation of any Environmental Laws or any matter that could reasonably be expected to result in an Environmental Action, including a notice or claim of liability or potential responsibility from any third party (including without limitation any federal, state or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) such Loan Party’s or any other Person’s operation of any Asset in compliance with Environmental Laws, (B) Hazardous Materials contamination on, from or into any Asset, or (C) investigation or remediation of off-site locations at which such Loan Party or any of its predecessors are alleged to have directly or indirectly disposed of Hazardous Materials, or (iv) upon such Loan Party’s obtaining knowledge that any expense or loss has been incurred by such Governmental Authority in connection with the assessment, containment, removal or remediation of any Hazardous Materials with respect to which such Loan Party or any Joint Venture could reasonably be expected to incur material liability or for which a Lien may be imposed on any Asset, provided that notice is required only for any of the events described in clauses (i) through (iv) above that could reasonably be expected to result in a Material Adverse Effect, could reasonably be expected to result in a material Environmental Action with respect to any Unencumbered Asset or could reasonably be expected to result in a Lien against any Unencumbered Asset.

(l) Unencumbered Asset Value.  Promptly after discovery of any setoff, claim, withholding or defense asserted or effected against any Loan Party, or to which any Unencumbered Asset is subject, which could reasonably be expected to (i) have a material adverse effect on the value of an Unencumbered Asset, (ii) have a Material Adverse Effect or (iii) result in the imposition or assertion of a Lien against any Unencumbered Asset which is not a Permitted Lien, notice to the Administrative Agent thereof.

(m) Compliance with Unencumbered Asset Conditions.  Promptly after obtaining actual knowledge of any condition or event which causes any Unencumbered Asset to fail to satisfy any of the Unencumbered Asset Pool Conditions (other than those Unencumbered Asset Pool Conditions, if any, that have theretofore been waived by the Administrative Agent and the Required Lenders with respect to any particular Unencumbered Asset, to the extent of such waiver), notice to the Administrative Agent thereof.

(n) [Intentionally Omitted].

(o) Reconciliation Statements.  If, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in Section 4.01(g) and forecasts referred to in Section 4.01(h), the Consolidated and consolidating financial statements and forecasts of the Parent Guarantor and its Subsidiaries delivered pursuant to Section 5.03(b), (c) or (f) will differ in any material respect from the Consolidated and consolidating financial statements that would have been delivered pursuant to such Section had no such change in accounting principles and policies been made, then (i) together with the first delivery of financial statements or forecasts pursuant to Section 5.03(b), (c) or (f) following such change, Consolidated and consolidating financial statements and forecasts of the Parent Guarantor and its Subsidiaries for the fiscal quarter immediately preceding the fiscal quarter in which such change is made, prepared on a pro forma basis as if such change had been in effect during such fiscal quarter, and (ii) if requested by Administrative Agent, a written statement of the Chief Executive Officer, Chief Financial Officer or Treasurer (or other Responsible Officer performing similar functions) of the Parent Guarantor setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in Section 5.04) which would have resulted if such financial statements and forecasts had been prepared without giving effect to such change.

(p) [Intentionally Omitted.]

(q) Other Information.  Promptly, such other information respecting, and which is reasonably foreseeable to be material to, the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as the Administrative Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.

SECTION 5.04 Financial Covenants.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or any Lender Party shall have, at any time after the Initial Extension of Credit, any Commitment hereunder, the Parent Guarantor will:

(a) Parent Guarantor Financial Covenants.

(i) Maximum Leverage Ratio.  Maintain as of each Test Date a Leverage Ratio of not greater than 6.00:1.00; provided, however, that on and after the date of any Leverage Ratio Increase Election, the Parent Guarantor shall maintain as of each Test Date, occurring during the period ending not later than the last day of the three (3) consecutive fiscal quarters ending after the date of such Leverage Ratio Increase Election, a Leverage Ratio of not greater than 6.75:1.00; provided further that (A) such Leverage Ratio Increase Elections may only occur (1) prior to the Termination Date and (2) not more than two times during the term of the Facility, and (B) such Leverage Ratio Increase Elections may not be consecutive.

(ii) Minimum Consolidated Tangible Net Worth.  Maintain at all times a Consolidated Tangible Net Worth of not less than the sum of (a) $638,961,000 plus (b) an amount equal to 75% of the net cash proceeds of all issuances or sales of Equity Interests of the Parent Guarantor or any of its Subsidiaries consummated after the Closing Date.

(iii) Maximum Dividend Payout Ratio.  Maintain as of each Test Date, a Dividend Payout Ratio of equal to or less than (A) 95% or (B) such greater amount as may be required by applicable law to maintain status as a REIT for tax purposes or to avoid the imposition of income or excise taxes.

(iv) Minimum Consolidated Fixed Charge Coverage Ratio.  Maintain as of each Test Date a Consolidated Fixed Charge Coverage Ratio of not less than 1.50:1.00.

(v) Maximum Secured Leverage Ratio.  Maintain as of each Test Date a ratio of Secured Indebtedness to Total Asset Value equal to not more than 45%.

(vi) Maximum Secured Recourse Leverage Ratio.  Maintain as of each Test Date a ratio of Secured Recourse Indebtedness to Total Asset Value equal to not more than 10%.

(b) Unencumbered Asset Pool Financial Covenants.

(i) Maximum Unsecured Leverage Ratio.  Maintain at all times an Unsecured Leverage Ratio equal to or less than 60%; provided, however, that if the Amendment Covenant Conditions have been satisfied, then on and after the date of any Unsecured Leverage Ratio Increase Election, the Parent Guarantor shall maintain as of each Test Date, occurring during the period ending not later than the last day of the three (3) consecutive fiscal quarters ending after the date of such Unsecured Leverage Ratio Increase Election, an Unsecured Leverage Ratio equal to or less than 65%; provided further that (A) such Unsecured Leverage Ratio Increase Elections may only occur (1) prior to the Termination Date and (2) not more than two times during the term of the Facility, and (B) such Unsecured Leverage Ratio Increase Elections may not be consecutive.

(ii) Minimum Unsecured Interest Coverage Ratio.  Maintain as of each Test Date a ratio of Unencumbered Adjusted NOI to Assumed Unsecured Interest Expense equal to or greater than 2.00x.

(iii) Minimum Unencumbered Properties.  Maintain at all times at least twenty (20) Unencumbered Assets in the Unencumbered Asset Pool.

To the extent any calculations described in Sections 5.04(a) or 5.04(b) are required to be made on any date of determination other than the last day of a fiscal quarter of the Parent Guarantor, such calculations shall be made on a pro forma basis to account for any acquisitions or dispositions of Assets (including in respect of revenues generated by such acquired or disposed of Assets), and the incurrence or repayment of any Debt for Borrowed Money relating to such Assets, that have occurred since the last day of the fiscal quarter of the Parent Guarantor most recently ended.  To the extent any calculations described in Sections 5.04(a) or 5.04(b) are required to be made on a Test Date relating to an Advance, a merger permitted under Section 5.02(d), or a Transfer permitted under Section 5.02(e)(ii)(C), such calculations shall be made on a pro forma basis after giving effect to such Advance, merger, Transfer or such other event, as applicable.  All such calculations shall be reasonably acceptable to the Administrative Agent.

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.01 Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a) Failure to Make Payments When Due.  (i) The Borrower shall fail to pay any principal of any Advance when the same shall become due and payable, (ii) the Borrower shall fail to pay any interest on any Advance within three Business Days after the same becomes due and payable or (iii) any Loan Party shall fail to make any other payment under any Loan Document within five Business Days after the same becomes due and payable.

(b) Breach of Representations and Warranties.  Any representation or warranty made by any Loan Party (or any of its officers or the officers of its general partner or managing member, as applicable) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed repeated; or

(c) Breach of Certain Covenants.  (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(d), (e), (f), (i), (j), (n) (to the extent such failure would permit the lessor under the applicable Qualifying Ground Lease or Operating Lease to terminate such lease), (r), (s), (t), (u), (v) or (x), 5.02, 5.03(a), (g), (k), (l), (m), (n), or 5.04, or (ii) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.03(b), (c), (e), (f), (i), or (o) if such failure described in this clause (ii) shall remain unremedied for 15 days after the earlier of the date on which (A) a Responsible Officer becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by Administrative Agent or any Lender Party; or

(d) Other Defaults under Loan Documents.  Any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender Party; or

(e) Cross Defaults.  (i) Any Loan Party or any Subsidiary thereof shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Material Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material Debt, if (A) the effect of such event or condition is to permit the acceleration of the maturity of such Material Debt or otherwise permit the holders thereof to cause such Material Debt to mature, and (B) only with respect to Material Debt described in clause (a) or (b) of the definition thereof, such event or condition shall remain unremedied or otherwise uncured for a period of 30 days; or (iii) the maturity of any such Material Debt shall be accelerated or any such Material Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Debt shall be required to be made, in each case prior to the stated maturity thereof; or (iv) without limiting the foregoing, the occurrence of any “Event of Default” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement; or

(f) Insolvency Events.  Any Loan Party or any Subsidiary thereof shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any Subsidiary thereof seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any Subsidiary thereof shall take any corporate action to authorize any of the actions set forth above in this subsection (f); provided, however, that, if any of the events or circumstances described in this subsection (f) occur or exist with respect to a Subsidiary of the Borrower that is not a Loan Party (a “Debtor Subsidiary”), such event(s) or circumstance(s) shall not constitute a Default or an Event of Default so long as (i) such Debtor Subsidiary has no other Debt other than Non-Recourse Debt, (ii) such event(s) or circumstance(s) have not resulted in, and will not result in, any material liability, either individually or in the aggregate, to the Parent, the Borrower or any of their Subsidiaries (exclusive of the Debtor Subsidiary), and (iii) the total assets of such Debtor Subsidiary do not exceed $10,000,000 as of the date such event(s) occur or such circumstance(s) first exist; and (iv) no court of competent jurisdiction has issued an order substantively consolidating the assets and liabilities of such Debtor Subsidiary with those of any other Person; or

(g) Monetary Judgments.  Any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $10,000,000 shall be rendered against any Loan Party or any Subsidiary thereof and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the respective Loan Party or Subsidiary and the insurer covering full payment of such unsatisfied amount and (B) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(h) Non-Monetary Judgments.  Any non-monetary judgment or order shall be rendered against any Loan Party or Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) Unenforceability of Loan Documents.  Any material provision of any Loan Document after delivery thereof pursuant to Section 3.01, 5.01(j) or 5.01(x) shall for any reason (other than pursuant to the terms thereof) cease to be valid and binding on or enforceable against any Loan Party which is party to it, or any such Loan Party shall so state in writing; or

(j) [Intentionally Omitted].

(k) Change of Control.  A Change of Control shall occur; or

(l) ERISA Events.  Any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $10,000,000;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party under any Bankruptcy Law, (y) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances shall automatically be terminated and (z) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Loan Parties.

SECTION 6.02 [Intentionally Omitted].

ARTICLE VII
GUARANTY

SECTION 7.01 Guaranty; Limitation of Liability.

(a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise, in each case exclusive of all Excluded Swap Obligations (such guaranteed Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Lender Party in enforcing any rights under this Agreement or any other Loan Document.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Lender Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.  This Guaranty is and constitutes a guaranty of payment and not merely of collection.  Notwithstanding anything to the contrary herein, the Lender Parties shall immediately release the guaranty of any Guarantor at such time as the Guarantor has completed Transfers and/or designations in compliance with Section 5.02(e) such that the Guarantor does not own, directly or indirectly any one or more Unencumbered Assets.

(b) Each Guarantor, the Administrative Agent and each other Lender Party and, by its acceptance of the benefits of this Guaranty, each other Lender Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Voidable Transactions Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder.  To effectuate the foregoing intention, the Guarantors, the Administrative Agent, the other Lender Parties and, by their acceptance of the benefits of this Guaranty, the other Lender Parties hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lender Parties under or in respect of the Loan Documents.

SECTION 7.02 Guaranty Absolute.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any other Lender Party with respect thereto.  The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of this Agreement or the other Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions.  The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower, any other Loan Party or any of their Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f) any failure of the Administrative Agent or any other Lender Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Administrative Agent or such other Lender Party (each Guarantor waiving any duty on the part of the Administrative Agent and each other Lender Party to disclose such information);

(g) the failure of any other Person to execute or deliver this Agreement, any other Loan Document, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any other Lender Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 7.03 Waivers and Acknowledgments.

(a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any other Lender Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any other Lender Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor acknowledges that the Administrative Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Administrative Agent and the other Lender Parties against such Guarantor of any deficiency after such nonjudicial sale provided that such sale is conducted in accordance with applicable law.

(e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any other Lender Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, any other Loan Party or any of their Subsidiaries now or hereafter known by the Administrative Agent or such other Lender Party.

(f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the other Loan Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04 Subrogation.  Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty, this Agreement or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender Party against the Borrower, any other Loan Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Guaranteed Hedge Agreements shall have expired or been terminated and the Commitments shall have expired or been terminated.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the termination in whole of the Commitments and (c) the latest date of expiration or termination of all Guaranteed Hedge Agreements, such amount shall be received and held in trust for the benefit of the Lender Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents.  If (i) any Guarantor shall make payment to any Lender Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the termination in whole of the Commitments shall have occurred and (iv) all Guaranteed Hedge Agreements shall have expired or been terminated, the Administrative Agent and the other Lender Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 7.05 Guaranty Supplements.  Upon the execution and delivery by any Person of a Guaranty Supplement, (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Agreement to a “Guarantor” or a “Loan Party” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (ii) each reference herein to “this Agreement”, “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Agreement and this Guaranty, and each reference in any other Loan Document to the “Loan Agreement”, “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Agreement and this Guaranty, shall mean and be a reference to this Agreement and this Guaranty as supplemented by such Guaranty Supplement.

SECTION 7.06 Indemnification by Guarantors.

(a) Without limitation on any other Obligations of any Guarantor or remedies of the Administrative Agent or the Lender Parties under this Agreement, this Guaranty or the other Loan Documents, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Administrative Agent, the Arrangers, each other Lender Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms.

(b) Each Guarantor hereby also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Guarantors or any of their respective Affiliates or any of their respective officers, directors, employees, agents and advisors, and each Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facility, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated by the Loan Documents.

SECTION 7.07 Subordination.  Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.07.

(a) Prohibited Payments, Etc.  Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments or payments made in the ordinary course of business from any other Loan Party on account of the Subordinated Obligations.  After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), however, unless required pursuant to Section 7.07(d), no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations.  In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Lender Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over.  After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lender Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d) Administrative Agent Authorization.  After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

SECTION 7.08 Continuing Guaranty.  This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the termination in whole of the Commitments and (iii) the latest date of expiration or termination of all Guaranteed Hedge Agreements, (b) be binding upon the Guarantors, their successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the other Lender Parties and their successors, transferees and assigns.

SECTION 7.09 Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its Guaranteed Obligations in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.09 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.09, or otherwise in respect of the Guaranteed Obligations, as it relates to such other Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until a discharge of the Guaranteed Obligations.  Each Qualified ECP Guarantor intends that this Section 7.09 constitute, and this Section 7.09 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE VIII
THE AGENTS

SECTION 8.01 Authorization and Action.  Each Lender Party (in its capacity as a Lender and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law, including without limitation, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.  The Administrative Agent agrees to give to each Lender Party prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.  Notwithstanding anything to the contrary in any Loan Document, no Person identified as a co-syndication agent, documentation agent, senior manager, co-lead arranger or book-running manager, in such Person’s capacity as such, shall have any obligations or duties to any Loan Party, the Administrative Agent or any other Lender Party under any of such Loan Documents.  In its capacity as the Lender Parties’ contractual representative, the Administrative Agent is a “representative” of the Lender Parties as used within the meaning of “Secured Party” under Section 9-102 of the Uniform Commercial Code.

SECTION 8.02 Agents’ Reliance, Etc.

  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, the Administrative Agent:  (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Accession Agreement entered into by an Acceding Lender as provided in Section 2.17 or an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex or other electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 8.03 KeyBank and Affiliates.  With respect to its Commitments, the Advances made by it and the Notes issued to it, KeyBank shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not an Agent; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include KeyBank in its individual capacity.  KeyBank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any Subsidiary of any Loan Party and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if KeyBank were not the Administrative Agent and without any duty to account therefor to the Lender Parties.

SECTION 8.04 Lender Party Credit Decision.  Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.  Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its respective directors, officers, agents or employees to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender Party and each Lender Party confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its respective directors, officers, agents or employees.

SECTION 8.05 Indemnification by Lender Parties.

(a) Each Lender Party severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender Party agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

(b) [Intentionally Omitted.]

(c) For purposes of this Section 8.05, the Lender Parties’ respective ratable shares of any amount shall be determined, at any time, according to their respective Commitments at such time.  The failure of any Lender Party to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to the Administrative Agent as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the Administrative Agent for such other Lender Party’s ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 8.06 Successor Agent.  The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lender Parties and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lender Parties, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000.  Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents.  If within 45 days after written notice is given of the retiring Agent’s resignation under this Section 8.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Agent’s resignation shall become effective, (ii) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above.  After any retiring Agent’s resignation hereunder as an Agent shall have become effective, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

SECTION 8.07 Relationship of Agent and Lenders.  The relationship between the Administrative Agent and the Lenders, and the relationship among the Lenders, is not intended by the parties to create, and shall not create, any trust, joint venture or partnership relation between them.

ARTICLE IX
MISCELLANEOUS

SECTION 9.01 Amendments, Etc.

(a) No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time:  (i) modify the definition of Required Lenders or otherwise change the percentage vote of the Lenders required to take any action under this Agreement or any other Loan Document, (ii) release the Borrower with respect to the Obligations or, except to the extent expressly permitted under this Agreement, reduce or limit the obligations of any Guarantor under Article VII or release all or substantially all of the Guarantors or otherwise limit all or substantially all of the Guarantor’s liability with respect to the Guaranteed Obligations, (iii) permit the Loan Parties to encumber the Unencumbered Assets, except as expressly permitted in the Loan Documents, (iv) amend this Section 9.01, (v) increase the Commitments of the Lenders or subject the Lenders to any additional obligations (except as set forth in Section 2.17), (vi) forgive or reduce the principal of, or interest (other than default interest) on, the Obligations of the Loan Parties under the Loan Documents or any fees or other amounts payable thereunder, (vii) postpone or extend any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, or (viii) extend the Termination Date in respect of the Facility; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents.

(b) In the event that any Lender (a “Non-Consenting Lender”) shall refuse to consent to a waiver or amendment to, or a departure from, the provisions of this Agreement which requires the consent of all Lenders and that has been consented to by the Administrative Agent and the Required Lenders, then the Borrower shall have the right, upon written demand to such Non-Consenting Lender and the Administrative Agent given within 30 days after the first date on which such consent was solicited in writing from the Lenders by the Administrative Agent (a “Consent Request Date”), to cause such Non-Consenting Lender to assign its rights and obligations under this Agreement (including, without limitation, its Commitment or Commitments, the Advances owing to it and the Note or Notes, if any, held by it) to an Eligible Assignee designated by the Borrower and approved by the Administrative Agent (such approval not to be unreasonably withheld) (a “Replacement Lender”), provided that (i) as of such Consent Request Date, no Default or Event of Default shall have occurred and be continuing, and (ii) as of the date of the Borrower’s written demand to replace such Non-Consenting Lender, no Default or Event of Default shall have occurred and be continuing other than a Default or Event of Default that resulted solely from the subject matter of the waiver or amendment for which such consent was being solicited from the Lenders by the Administrative Agent.  The Replacement Lender shall purchase such interests of the Non-Consenting Lender and shall assume the rights and obligations of the Non-Consenting Lender under this Agreement upon execution by the Replacement Lender of an Assignment and Acceptance delivered pursuant to Section 9.07.  Any Lender that becomes a Non-Consenting Lender agrees that, upon receipt of notice from the Borrower given in accordance with this Section 9.01(b) it shall promptly execute and deliver an Assignment and Acceptance with a Replacement Lender as contemplated by this Section.  If such Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Administrative Agent after the later of (i) the date on which the Replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (ii) the date on which the Non-Consenting Lender receives all payments required to be paid to it by this Section 9.01(b), then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such assigning Lender.

SECTION 9.02 Notices, Etc.

(a) All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier communication) and mailed, telecopied or delivered by hand or by overnight courier service, (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), in an electronic medium and delivered as set forth in Section 9.02(b) or (z) as and to the extent expressly permitted in this Agreement, transmitted by e-mail, provided that such e-mail shall in all cases include an attachment (in PDF format or similar format) containing a legible signature of the person providing such notice, if to the Borrower, at its address at 12600 Hill Country Boulevard, Suite R-100, Austin, Texas 78738, Attention: Christopher Eng and to Hagen, Wilka & Archer, LLP, 600 South Main Avenue, Suite 102, Sioux Falls, SD 57104, Attention: Jennifer L. Larsen or, if applicable, at ceng@shpreit.com and jlarsen@hwalaw.com (and in the case of transmission by e-mail, with a copy by U.S. mail to 12600 Hill Country Boulevard, Suite R-100, Austin, Texas 78738, Attention: Christopher Eng and to Hagen, Wilka & Archer, LLP, 600 South Main Avenue, Suite 102, Sioux Falls, SD 57104, Attention: Jennifer L. Larsen); if to any Initial Lender, at its Domestic Lending Office or, if applicable, at the telecopy number or e-mail address specified opposite its name on Schedule I hereto (and in the case of a transmission by e-mail, with a copy by U.S. mail to its Domestic Lending Office); if to any other Lender Party, at its Domestic Lending Office or, if applicable, at the telecopy number or e-mail address specified in the Assignment and Acceptance or Accession Agreement pursuant to which it became a Lender Party (and in the case of a transmission by e-mail, with a copy by U.S. mail to its Domestic Lending Office); if to the Administrative Agent, at its address at 1200 Abernathy Road, Suite 1550, Atlanta, Georgia  30328, Attention:  James Komperda, telecopier number (770) 510-2195, or, if applicable, at James_K_Komperda@KeyBank.com (and in the case of a transmission by e-mail, with a copy by U.S. mail to 1200 Abernathy Road, N.E., Suite 1550, Atlanta, Georgia  30328, Attention:  James Komperda) or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent.  All notices, demands, requests, consents and other communications described in this clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 9.02(b) to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform, provided that if requested by any Lender Party, the Administrative Agent shall deliver a copy of the Communications to such Lender Party by e-mail or telecopier and (iv) if delivered by electronic mail or any other telecommunications device, when receipt is confirmed by electronic mail as provided in this clause (a); provided, however, that notices and communications to the Administrative Agent pursuant to Article II, III or VIII shall not be effective until received by the Administrative Agent.  Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.  Each Lender Party agrees (i) to notify the Administrative Agent in writing of such Lender Party’s e-mail address to which a notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender Party becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender Party) and (ii) that any notice may be sent to such e-mail address.

(b) Notwithstanding clause (a) (unless the Administrative Agent requests that the provisions of clause (a) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to James_K_Komperda@KeyBank.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower.  Nothing in this clause (b) shall prejudice the right of the Administrative Agent or any Lender Party to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

(c) Each of the Lender Parties and each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lender Parties by posting such Approved Electronic Communications on IntraLinks™ , Syndtrak or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).  Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lender Parties and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.  In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lender Parties and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(d) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”.  NONE OF THE ADMINISTRATIVE AGENT NOR ANY OF ITS DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(e) Each of the Lender Parties and each Loan Party agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

SECTION 9.03 No Waiver; Remedies.  No failure on the part of any Lender Party or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04 Costs and Expenses.

(a) Each Loan Party agrees jointly and severally to pay on demand (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses, (B) the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto (including, without limitation, with respect to reviewing and advising on any matters required to be completed by the Loan Parties on a post-closing basis), with respect to advising the Administrative Agent as to their rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto and (C) the reasonable fees and expenses of counsel for the Administrative Agent with respect to the preparation, execution, delivery and review of any documents and instruments at any time delivered pursuant to Sections 3.01, 3.02, 5.01(j), 5.01(k) or 5.01(x) and (ii) all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Arrangers and each Lender Party in connection with any work-out or the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender Party with respect thereto).

(b) Each Loan Party agrees to indemnify, defend and save and hold harmless each Indemnified Party from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facility, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by the Loan Documents are consummated.  Each Loan Party also agrees not to assert any claim against the Administrative Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facility, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i), 2.10(d) or 2.17(e), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

(d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

(e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower and the other Loan Parties contained in Sections 2.10 and 2.12, Section 7.06 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 9.05 Right of Set-off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, the Administrative Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower or any other party to a Loan Document against any and all of the Obligations of the Borrower or such other party now or hereafter existing under the Loan Documents, irrespective of whether the Administrative Agent or such Lender Party shall have made any demand under this Agreement or any Note or Notes and although such obligations may be unmatured; provided, however, that in the event that any Defaulting Lender shall exercise any such right of set-off hereunder, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 9.10 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall promptly provide to the Administrative Agent a written notice describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The Administrative Agent and each Lender Party agrees promptly to notify the Borrower or such other party after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Administrative Agent and each Lender Party and their respective Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent, such Lender Party and their respective Affiliates may have.  Notwithstanding the above, the Administrative Agent and Lender Parties shall have no right to set off against deposits which are subject to a security interest or rights of another lender, or which are held for the benefit of any Person, including any Subsidiary, that is not party to a Loan Document.

SECTION 9.06 Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower, each Guarantor named on the signature pages hereto and the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Guarantors named on the signature pages hereto and the Administrative Agent and each Lender Party and their respective successors and assigns, except that neither the Borrower nor any other Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

SECTION 9.07 Assignments and Participations; Replacement Notes.

(a) Each Lender may (and, if demanded by the Borrower in accordance with Section 9.01(b) will) assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of the Facility, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or a Fund Affiliate of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or such lesser amount as shall be approved by the Administrative Agent and, so long as no Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrower), (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to Section 9.01(b) shall be an assignment of all rights and obligations of the assigning Lender under this Agreement, (v) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or a Fund Affiliate of any Lender in which case notice of such assignment shall be provided to the Administrative Agent and the Borrower, no such assignments shall be permitted without the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and (vi) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and, except if such assignment is being made by a Lender to an Affiliate or Fund Affiliate of such Lender, a processing and recordation fee of $3,500; provided, however, that for each such assignment made as a result of a demand by the Borrower pursuant to Section 9.01(b), the Borrower shall pay to the Administrative Agent the applicable processing and recordation fee.

(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12, 7.06, 8.05 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment of, and principal amount of the Advances owing to, each Lender Party from time to time (the “Register”).  In addition, the Administrative Agent shall maintain information in the Register regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or the Administrative Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit E hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.  In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if requested by the applicable Lender, execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a substitute Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if any assigning Lender has retained a Commitment hereunder under such Facility, a substitute Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder.  Such substitute Note or Notes, if any, shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(f) [Intentionally Omitted.]

(g) Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates or any Defaulting Lender or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it) in a minimum gross amount of $5,000,000; provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement, (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.  The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.10 and 2.12 (subject to the requirements and limitation therein, including the requirements under Sections 2.12(f) and (g) (it being understood that the documentation required under Sections 2.12(f) and (g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment, provided that, such participant shall not be entitled to receive any greater payment under Section 2.10 or 2.12 than the applicable Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.  Each Lender Party that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender Party shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender Party shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Loan Parties (or any of them) furnished to such Lender Party by or on behalf of any Loan Party; provided, however, that prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Information received by it from such Lender Party on the same terms as provided in Section 9.11.

(i) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it), including in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or any central bank of any other applicable jurisdiction.

(j) Upon notice to the Borrower from the Administrative Agent or any Lender of the loss, theft, destruction or mutilation of any Lender’s Note, the Borrower will execute and deliver, in lieu of such original Note, a replacement promissory note, identical in form and substance to, and dated as of the same date as, the Note so lost, stolen or mutilated, subject to delivery by such Lender to the Borrower of an affidavit of lost note and indemnity in customary form.  Upon the execution and delivery of the replacement Note, all references herein or in any of the other Loan Documents to the lost, stolen or mutilated Note shall be deemed references to the replacement Note.

(k) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of the Defaulting Lender of Advances not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Advances in accordance with the Defaulting Lender’s Pro Rate Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this Section 9.07(k), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

SECTION 9.08 Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 9.09 [Intentionally Omitted].

SECTION 9.10 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, [reserved]; third, [reserved]; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, [reserved]; sixth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the conditions set forth in Section 3.01 and 3.02, as applicable, were satisfied (or waived in writing), such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any the Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with the Commitments under the Facility.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 9.10(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) [Intentionally Omitted.]

(iv) [Intentionally Omitted.]

(v) [Intentionally Omitted.]

(b) If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held pro rata by the Lenders in accordance with Pro Rata Share of the Commitments under the Facility, whereupon such Lender will cease to be a Defaulting Lender; provided, however, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(c) [Intentionally Omitted.]

(d) [Intentionally Omitted.]

(e) [Intentionally Omitted.]

SECTION 9.11 Confidentiality.

(a) Each of the Administrative Agent and the Lender Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions at least as restrictive as those of this Section, (vii) to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (viii) to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (ix) to any rating agency, (x) the CUSIP Service Bureau or any similar organization, (xi) with the consent of the Borrower or (xii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, such Lender Party or any of their respective Affiliates on a non-confidential basis from a source other than the Parent Guarantor or any of its Subsidiaries without the Administrative Agent, such Lender Party or any of their respective Affiliates having knowledge that a duty of confidentiality to the Parent Guarantor or any of its Subsidiaries has been breached.  For purposes of this Section, “Information” means all information received from the Parent Guarantor or any of its Subsidiaries (including the Fee Letter and any information obtained based on a review of the books and records of the Parent Guarantor or any of its Subsidiaries) relating to the Parent Guarantor or any of its Subsidiaries or any of their respective businesses.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Certain of the Lender Parties may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Parent Guarantor, any or its Subsidiaries or their respective securities (“Restricting Information”).  Other Lender Parties may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information.  Each Lender Party acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person.  None of the Administrative Agent or any of its respective directors, officers, agents or employees shall, by making any Communications (including Restricting Information) available to a Lender Party, by participating in any conversations or other interactions with a Lender Party or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its respective directors, officers, agents or employees be responsible or liable in any way for any decision a Lender Party may make to limit or to not limit its access to Restricting Information.  In particular, none of the Administrative Agent or any of its respective directors, officers, agents or employees (i) shall have, and the Administrative Agent, on behalf of itself and each of its directors, officers, agents and employees, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender Party has or has not limited its access to Restricting Information, such Lender Party’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender Party’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party, any Lender Party or any of their respective Affiliates, directors, officers, agents or employees arising out of or relating to the Administrative Agent or any of its respective directors, officers, agents or employees providing or not providing Restricting Information to any Lender Party, other than as found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent or any of its respective directors, officers, agents or employees.

(c) Each Loan Party agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lender Parties whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications are determined by the Loan Parties in good faith not to contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent and the Lender Parties to treat such Communications as either publicly available information or not material information (although such Communications shall remain subject to the confidentiality undertakings of Section 9.11(a)) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lender Parties and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information” (and shall not post such Communications to a portion of the Approved Electronic Platform designated “Public Side Information”).  Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Loan Party, any Lender Party or any other Person for any action taken by the Administrative Agent or any of its respective Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender Party that may decide not to take access to Restricting Information.  Nothing in this Section 9.11(c) shall modify or limit a Person’s obligations under Section 9.11 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(d) Each Lender Party acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information.  Accordingly, each Lender Party agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) in writing to the Administrative Agent.  Each Lender Party agrees to notify the Administrative Agent from time to time of such Lender Party’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(e) Each Lender Party acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lender Parties generally.  Each Lender Party that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lender Parties may have access to Restricting Information that is not available to such electing Lender Party.  Each such electing Lender Party acknowledges the possibility that, due to its election not to take access to Restricting Information, it may not have access to any Communications (including, without being limited to, the items required to be made available to the Administrative Agent in Section 5.03 unless or until such Communications (if any) have been filed or incorporated into documents which have been filed with the Securities and Exchange Commission by the Parent).  None of the Loan Parties, the Administrative Agent or any Lender Party with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender Party or to use such Restricting Information on behalf of such electing Lender Party, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(f) Sections 9.11(b), (c), (d) and (e) are designed to assist the Administrative Agent, the Lender Parties and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Lender Parties express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lender Parties hereunder or thereunder may contain Restricting Information.  None of the Administrative Agent or any of its respective directors, officers, agents or employees warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its respective directors, officers, agents or employees warrant or make any other statement to the effect that a Loan Party’s or Lender Party’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Lender Party with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lender Parties and each Loan Party assumes the risks associated therewith.

SECTION 9.12 [Intentionally Omitted].

SECTION 9.13 Patriot Act Notification.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.  The Parent Guarantor and the Borrower shall, and shall cause each of their Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 9.14 Jurisdiction, Etc.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in City, County and State of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.15 GOVERNING LAW.  THIS AGREEMENT AND THE NOTES SHALL PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW 5-1401 BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 9.16 WAIVER OF JURY TRIAL.  EACH OF THE BORROWER, THE OTHER LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDER PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

[Balance of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

SUMMIT HOTEL OP, LP,
a Delaware limited partnership

By:	SUMMIT HOTEL GP, LLC,
a Delaware limited liability company,
its general partner

	By:	SUMMIT HOTEL PROPERTIES, INC.,
a Maryland corporation,
its sole member

		By:	/s/ Christopher Eng
Name: Christopher Eng
Title: Secretary
PARENT GUARANTOR:

SUMMIT HOTEL PROPERTIES, INC.,
a Maryland corporation,

By:	/s/ Christopher Eng
Name: Christopher Eng
Title: Secretary

SUBSIDIARY GUARANTORS:	Summit Hospitality I, LLC,
a Delaware limited liability company
Summit Hotel TRS 020, LLC
Summit Hotel TRS 021, LLC
Summit Hotel TRS 023, LLC	By:	/s/ Christopher Eng
Summit Hotel TRS 028, LLC		Name: Christopher Eng
Summit Hotel TRS 029, LLC		Title: Secretary
Summit Hotel TRS 036, LLC
Summit Hotel TRS 037, LLC	Summit Hospitality 22, LLC,
Summit Hotel TRS 039, LLC	a Delaware limited liability company
Summit Hotel TRS 046, LLC
Summit Hotel TRS 054, LLC
Summit Hotel TRS 055, LLC	By:	/s/ Christopher Eng
Summit Hotel TRS 056, LLC		Name: Christopher Eng
Summit Hotel TRS 057, LLC		Title: Secretary
Summit Hotel TRS 060, LLC
Summit Hotel TRS 063, LLC	Summit Hospitality 039, LLC,
Summit Hotel TRS 066, LLC	a Delaware limited liability company
Summit Hotel TRS 068, LLC
Summit Hotel TRS 069, LLC
Summit Hotel TRS 075, LLC	By:	/s/ Christopher Eng
Summit Hotel TRS 079, LLC		Name: Christopher Eng
Summit Hotel TRS 080, LLC		Title: Secretary
Summit Hotel TRS 081, LLC
Summit Hotel TRS 082, LLC	Summit Hospitality 057, LLC,
Summit Hotel TRS 084, LLC	a Delaware limited liability company
Summit Hotel TRS 088, LLC
Summit Hotel TRS 093, LLC
Summit Hotel TRS 094, LLC	By:	/s/ Christopher Eng
Summit Hotel TRS 095, LLC		Name: Christopher Eng
Summit Hotel TRS 096, LLC		Title: Secretary
Summit Hotel TRS 097, LLC
Summit Hotel TRS 100, LLC	Summit Hospitality 060, LLC,
Summit Hotel TRS 102, LLC	a Delaware limited liability company
Summit Hotel TRS 104, LLC
Summit Hotel TRS 105, LLC
Summit Hotel TRS 108, LLC	By:	/s/ Christopher Eng
Summit Hotel TRS 109, LLC		Name: Christopher Eng
Summit Hotel TRS 115, LLC		Title: Secretary
Summit Hotel TRS 116, LLC
Summit Hotel TRS 117, LLC
Summit Hospitality 079, LLC,
By:		Summit Hotel TRS, Inc.,	a Delaware limited liability company
a Delaware corporation, the sole
member of each of the above referenced
		Delaware limited liability companies	By:	/s/ Christopher Eng
Name: Christopher Eng
Title: Secretary
	By:	/s/ Christopher Eng
Name: Christopher Eng
Title: Secretary

Summit Hospitality 081, LLC,		Summit Hospitality 100, LLC,
a Delaware limited liability company		a Delaware limited liability company

By:	/s/ Christopher Eng	By:	/s/ Christopher Eng
	Name: Christopher Eng		Name: Christopher Eng
	Title: Secretary		Title: Secretary

Summit Hospitality 082, LLC,		Summit Hospitality 115, LLC,
a Delaware limited liability company		a Delaware limited liability company

By:	/s/ Christopher Eng	By:	/s/ Christopher Eng
	Name: Christopher Eng		Name: Christopher Eng
	Title: Secretary		Title: Secretary

Summit Hospitality 084, LLC,		Summit Hospitality 116, LLC,
a Delaware limited liability company		a Delaware limited liability company

By:	/s/ Christopher Eng	By:	/s/ Christopher Eng
	Name: Christopher Eng		Name: Christopher Eng
	Title: Secretary		Title: Secretary

Summit Hospitality 093, LLC,		Summit Hospitality 117, LLC,
a Delaware limited liability company		a Delaware limited liability company

By:	/s/ Christopher Eng	By:	/s/ Christopher Eng
	Name: Christopher Eng		Name: Christopher Eng
	Title: Secretary		Title: Secretary

ADMINISTRATIVE AGENT AND INITIAL LENDER:

KEYBANK NATIONAL ASSOCIATION

By:	/s/ James Komperda
Name: James Komperda
Title: Vice President

INITIAL LENDERS:

REGIONS BANK,
as a Lender

By:	/s/ T. Barrett Vawter
Name: T. Barrett Vawter
Title: President

RAYMOND JAMES BANK, N.A.,
as a Lender

By:	/s/ James M. Armstrong
Name: James M. Armstrong
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Scott C. DeJong
Name: Scott C. DeJong
Title: Vice President

BRANCH BANKING AND TRUST
COMPANY, as a Lender

By:	/s/ Eric Searls
Name: Eric Searls
Title: Senior Vice President

Schedule I

Commitments and Applicable Lending Offices

Name of Initial Lender	Term Loan Commitment	Domestic Lending Office	Eurodollar Lending Office
KeyBank National Association	$30,000,000.00	1200 Abernathy Road, N.E. Suite 1550 Atlanta, Georgia 30328 Attn: James Komperda Tel: (770) 510-2160 Fax: (770) 510-2195 Email: James_K_Komperda@keybank.com	1200 Abernathy Road, N.E. Suite 1550 Atlanta, Georgia 30328 Attn: James Komperda Tel: (770) 510-2160 Fax: (770) 510-2195 Email: James_K_Komperda@keybank.com
Regions Bank	$30,000,000.00	1717 McKinney Avenue Suite 1200 Dallas, Texas 75202 Tel: (469) 608-2787 Fax: (469) 608-2842 Email: Barrett.vawter@regions.com	1717 McKinney Avenue Suite 1200 Dallas, Texas 75202 Tel: (469) 608-2787 Fax: (469) 608-2842 Email: Barrett.vawter@regions.com
Raymond James Bank, N.A.	$30,000,000.00	710 Carillon Parkway St. Petersburg, Florida 33716 Tel: (727) 567-7919 Fax: 1-866-205-1396 Email: James.armstrong@raymondjames.com	710 Carillon Parkway St. Petersburg, Florida 33716 Tel: (727) 567-7919 Fax: 1-866-205-1396 Email: James.armstrong@raymondjames.com
Branch Banking and Trust Company	$25,000,000.00	200 West Second Street 16th Floor Winston Salem, NC 27101 Tel: (336) 733-2741 Fax: (252) 234-0736 Email: ESEARLS@BBANDT.COM	200 West Second Street 16th Floor Winston Salem, NC 27101 Tel: (336) 733-2741 Fax: (252) 234-0736 Email: ESEARLS@BBANDT.COM
U.S. Bank National Association	$10,000,000.00	777 E. Wisconsin Avenue MK-WI-J3SR Milwaukee, Wisconsin 53202 Tel: (414) 765-5459 Fax: (414) 765-5547 Email: Scott.dejong@usbank.com	777 E. Wisconsin Avenue MK-WI-J3SR Milwaukee, Wisconsin 53202 Tel: (414) 765-5459 Fax: (414) 765-5547 Email: Scott.dejong@usbank.com

Sch. I - 1

Schedule II - Unencumbered Assets

OWNERSHIP ENTITY	PROPERTY	ADDRESS	ZIP Code	CLASS	COUNT	FRANCHISOR	ROOMS	TRS HOLDING COMPANY	TRS ENTITY "LESSEE"

Summit Hospitality I, LLC	Fairfield Inn & Suites - Spokane, WA	311 N. Riverpoint Boulevard	99202	Same Store	1	Marriott International	84	Summit Hotel TRS, Inc.	Summit Hotel TRS 020, LLC
Summit Hospitality I, LLC	Fairfield Inn & Suites - Denver, CO	6851 Tower Road	80249	Same Store	1	Marriott International	160	Summit Hotel TRS, Inc.	Summit Hotel TRS 021, LLC
Summit Hospitality I, LLC	Hampton Inn - Provo , UT	1511 South 40 East	84606	Same Store	1	Hilton Worldwide	87	Summit Hotel TRS, Inc.	Summit Hotel TRS 023, LLC
Summit Hospitality I, LLC	Hampton Inn - Ft. Collins, CO	1620 Oakridge Drive	80525	Same Store	1	Hilton Worldwide	75	Summit Hotel TRS, Inc.	Summit Hotel TRS 028, LLC
Summit Hospitality I, LLC	Fairfield Inn & Suites - Bellevue, WA	14595 NE 29th Place	98007	Same Store	1	Marriott International	144	Summit Hotel TRS, Inc.	Summit Hotel TRS 029, LLC
Summit Hospitality I, LLC	Courtyard - Arlington, TX	711 Highlander Boulevard	76015	Same Store	1	Marriott International	103	Summit Hotel TRS, Inc.	Summit Hotel TRS 036, LLC
Summit Hospitality I, LLC	Residence Inn - Arlington, TX	801 Highlander Boulevard	76015	Same Store	1	Marriott International	96	Summit Hotel TRS, Inc.	Summit Hotel TRS 037, LLC
Summit Hospitality 039, LLC	Fairfield Inn & Suites - Ft. Worth, TX	6851 West Freeway	76116	Same Store	1	Marriott International	70	Summit Hotel TRS, Inc.	Summit Hotel TRS 039, LLC
Summit Hospitality I, LLC	Hampton Inn - Medford, OR	1122 Morrow Road	97504	Same Store	1	Hilton Worldwide	75	Summit Hotel TRS, Inc.	Summit Hotel TRS 046, LLC
Summit Hospitality I, LLC	Fairfield Inn & Suites - Baton Rouge, LA	7959 Essen Park Avenue	70809	Same Store	1	Marriott International	78	Summit Hotel TRS, Inc.	Summit Hotel TRS 054, LLC
Summit Hospitality I, LLC	Springhill Suites - Baton Rouge, LA	7979 Essen Park Avenue	70809	Same Store	1	Marriott International	78	Summit Hotel TRS, Inc.	Summit Hotel TRS 055, LLC
Summit Hospitality I, LLC	TownePlace Suites - Baton Rouge, LA	8735 Summa Boulevard	70809	Same Store	1	Marriott International	90	Summit Hotel TRS, Inc.	Summit Hotel TRS 056, LLC
Summit Hospitality 057, LLC	Hyatt Place - Minneapolis, MN	425 7th Street South	55415	Acquisition	1	Hyatt Hotel Corp.	213	Summit Hotel TRS, Inc.	Summit Hotel TRS 057, LLC
Summit Hospitality 060, LLC	Springhill Suites - Nashville, TN	250 Athens Way	37228	Same Store	1	Marriott International	78	Summit Hotel TRS, Inc.	Summit Hotel TRS 060, LLC
Summit Hospitality I, LLC	Courtyard - Germantown, TN	7750 Wolf River Boulevard	38138	Same Store	1	Marriott International	93	Summit Hotel TRS, Inc.	Summit Hotel TRS 063, LLC
Summit Hospitality I, LLC	Courtyard - New Orleans, LA	124 St. Charles Avenue	70130	Acquisition	1	Marriott International	140	Summit Hotel TRS, Inc.	Summit Hotel TRS 066, LLC
Summit Hospitality I, LLC	Fairfield Inn & Suites - Germantown, TN	9320 Poplar Pike	38138	Same Store	1	Marriott International	80	Summit Hotel TRS, Inc.	Summit Hotel TRS 068, LLC
Summit Hospitality I, LLC	Residence Inn - Germantown, TN	9314 Poplar Pike	38138	Same Store	1	Marriott International	78	Summit Hotel TRS, Inc.	Summit Hotel TRS 069, LLC
Summit Hospitality I, LLC	Residence Inn - Ft. Wayne, IN	7811 W. Jefferson Boulevard	46804	Same Store	1	Marriott International	109	Summit Hotel TRS, Inc.	Summit Hotel TRS 075, LLC
Summit Hospitality 079, LLC	Aloft - Jacksonville, FL	751 Skymarks Drive	32218	Same Store	1	Starwood	136	Summit Hotel TRS, Inc.	Summit Hotel TRS 079, LLC
Summit Hospitality I, LLC	Hilton Garden Inn - Fort Worth, TX	4400 North Freeway	76137	Same Store	1	Hilton Worldwide	98	Summit Hotel TRS, Inc.	Summit Hotel TRS 080, LLC
Summit Hospitality 081, LLC	Hyatt Place - Las Colinas, TX	5455 Green Park Drive	75038	Same Store	1	Hyatt Hotel Corp.	122	Summit Hotel TRS, Inc.	Summit Hotel TRS 081, LLC
Summit Hospitality 082, LLC	Holiday Inn Express & Suites - Las Colinas, TX	333 W. John Carpenter Freeway	75039	Same Store	1	IHG	128	Summit Hotel TRS, Inc.	Summit Hotel TRS 082, LLC
Summit Hospitality 084, LLC	Hyatt Place - Portland, OR	9750 NE Cascades Parkway	97220	Same Store	1	Hyatt Hotel Corp.	136	Summit Hotel TRS, Inc.	Summit Hotel TRS 084, LLC
Summit Hospitality I, LLC	Hyatt Place - Fort Myers, FL	2600 Champion Ring Road	33905	Same Store	1	Hyatt Hotel Corp.	148	Summit Hotel TRS, Inc.	Summit Hotel TRS 088, LLC
Summit Hospitality 093, LLC	Homewood Suites - Ridgeland, MS	853 Centre Street	39157	Same Store	1	Hilton Worldwide	91	Summit Hotel TRS, Inc.	Summit Hotel TRS 093, LLC
Summit Hospitality I, LLC	Staybridge Suites - Glendale, CO	4220 E. Virginia Avenue	80246	Same Store	1	IHG	121	Summit Hotel TRS, Inc.	Summit Hotel TRS 094, LLC
Summit Hospitality I, LLC	Holiday Inn - Gwinnett, GA	6310 Sugarloaf Parkway	30097	Same Store	1	IHG	143	Summit Hotel TRS, Inc.	Summit Hotel TRS 095, LLC
Summit Hospitality I, LLC	Hilton Garden Inn - Gwinnett, GA	2040 Sugarloaf Circle	30097	Same Store	1	Hilton Worldwide	122	Summit Hotel TRS, Inc.	Summit Hotel TRS 096, LLC
Summit Hospitality I, LLC	Courtyard - El Paso, TX	6610 International Road	79925	Same Store	1	Marriott International	90	Summit Hotel TRS, Inc.	Summit Hotel TRS 097, LLC
Summit Hospitality 100, LLC	Hyatt Place - Long Island, NY	5 North Avenue	11530	Same Store	1	Hyatt Hotel Corp.	122	Summit Hotel TRS, Inc.	Summit Hotel TRS 100, LLC
Summit Hospitality I, LLC	Courtyard - New Orleans, LA	300 Julia Street	70130	Acquisition	1	Marriott International	202	Summit Hotel TRS, Inc.	Summit Hotel TRS 102, LLC
Summit Hospitality I, LLC	SpringHill Suites - New Orleans, LA	301 St. Joseph Street	70130	Acquisition	1	Marriott International	208	Summit Hotel TRS, Inc.	Summit Hotel TRS 104, LLC
Summit Hospitality I, LLC	Hilton Garden Inn - Greenville, SC	108 Carolina Point Parkway	29605	Acquisition	1	Hilton Worldwide	120	Summit Hotel TRS, Inc.	Summit Hotel TRS 105, LLC
Summit Hospitality 22, LLC	SpringHill Suites - Indianapolis, IN	601 West Washington Street	46204	Acquisition	1	Marriott International	156	Summit Hotel TRS, Inc.	Summit Hotel TRS 108, LLC
Summit Hospitality 22, LLC	Courtyard - Indianapolis, IN	601 West Washington Street	46204	Acquisition	1	Marriott International	297	Summit Hotel TRS, Inc.	Summit Hotel TRS 109, LLC
Summit Hospitality 115, LLC	Four Points - San Francisco, CA	264 S. Airport Boulevard	94080	Acquisition	1	Starwood	101	Summit Hotel TRS, Inc.	Summit Hotel TRS 115, LLC
Summit Hospitality 116, LLC	Hilton Garden Inn - Houston, TX	12245 Katy Freeway	77079	Acquisition	1	Hilton Worldwide	190	Summit Hotel TRS, Inc.	Summit Hotel TRS 116, LLC
Summit Hospitality 117, LLC	Hampton Inn & Suites - Austin, TX	200 San Jacinto Boulevard	78701	Acquisition	1	Hilton Worldwide	209	Summit Hotel TRS, Inc.	Summit Hotel TRS 117, LLC

TOTAL					39		4,871

Sch. II - 1

Schedule III - Approved Managers

Count	Management Company
1	Interstate Management Company, LLC
1	Select Hotels Group, LLC
1	Kana Hotels, Inc.
1	Courtyard Management Corporation
1	Residence Inn by Marriott, Inc.
1	Springhill SMC Corporation
1	IHG Management (Maryland), LLC
1	Intercontinental Hotels Group Resources, Inc.
1	OTO Development, LLC
1	Pillar Hotels and Resorts, LP
1	White Lodging Services Corporation
1	Stonebridge Realty Advisors, Inc.
1	Noble Management Group, LLC
1	American Liberty Hospitality, Inc.
14

Sch. III - 1

SCHEDULE IV

[RESERVED]

Sch. IV - 1

Schedule 4.01(a) - Tax Identification Numbers

Summit Entity	State of Origination	Taxpayer Identification #	Owner	% Interest	# Shares Authorized	# Shares Outstanding	# Shares Covered by Options, Warrants, etc.

Summit Hotel Properties, Inc (1)	Maryland	27-2962512	Public Stockholders	100%	600,000,000	85,893,347	846,000
Summit Hotel GP, LLC	Delaware	Disregarded	Summit Hotel Properties, Inc.	100%	-	-	-
Summit Hotel OP, LP	Delaware	20-0617340	Summit Hotel Properties, Inc.	99%	-	-	-
Summit Hotel OP, LP	Delaware	20-0617340	Unaffiliated limited partners	1%	784,968	784,968	-
Carnegie Hotel MT, LLC	Georgia	30-0571905	Summit Hotel OP, LP	90%	-	-	-
Carnegie Hotels, LLC	Georgia	56-2564991	Summit Hotel OP, LP	90%	-	-	-
San Fran JV, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
San Fran TRS JV, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Group of Scottsdale, Arizona LLC	South Dakota	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 009, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 026, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 039, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 057, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 060, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 066, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 079, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 081, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 082, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 084, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 085, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 093, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 100, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 102, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 104, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 110, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 111, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 114, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 115, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 116, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 117, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 118, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 119, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 120, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 121, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 122, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 123, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 124, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 125, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 16, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 17, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 18, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 19,LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 20, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 21, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 22, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 23, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 24, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 25, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 26, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality I, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-

Sch. 4.01(a) - 1

Schedule 4.01(a) - Tax Identification Numbers

Summit Entity	State of Origination	Taxpayer Identification #	Owner	% Interest	# Shares Authorized	# Shares Outstanding	# Shares Covered by Options, Warrants, etc.

Summit Hospitality II, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality III, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality IV, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality IX, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality V, LLC	South Dakota	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality VI, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality VII, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality VIII, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality X, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality XI, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality XII, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality XIII, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality XIV, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality XV, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit Hotel TRS 002, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 003, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 004, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 005, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 006, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 007, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 008, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 009, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 010, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 011, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 012, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 013, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 014, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 015, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 016, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 017, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 018, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 019, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 020, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 021, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 022, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 023, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 024, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 025, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 026, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 027, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 028, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 029, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 030, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 031, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 032, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 034, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 035, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 036, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 037, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 038, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 039, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 041, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-

Sch. 4.01(a) - 2

Schedule 4.01(a) - Tax Identification Numbers

Summit Entity	State of Origination	Taxpayer Identification #	Owner	% Interest	# Shares Authorized	# Shares Outstanding	# Shares Covered by Options, Warrants, etc.

Summit Hotel TRS 042, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 043, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 044, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 045, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 046, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 047, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 048, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 049, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 050, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 051, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 052, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 053, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 054, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 055, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 056, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 057, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 058, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 059, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 060, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 061, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 062, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 063, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 064, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 065, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 066, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 067, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 068, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 069, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 070, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 071, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 072, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 073, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 074, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 075, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 076, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 077, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 078, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 079, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 080, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 081, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 082, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 083, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 084, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 085, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 086, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 087, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 088, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 089, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 090, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 091, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 092, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 093, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-

Sch. 4.01(a) - 3

Schedule 4.01(a) - Tax Identification Numbers

Summit Entity	State of Origination	Taxpayer Identification #	Owner	% Interest	# Shares Authorized	# Shares Outstanding	# Shares Covered by Options, Warrants, etc.

Summit Hotel TRS 094, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 095, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 096, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 097, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 098, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 099, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 100, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 101, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 102, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 103, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 104, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 105, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 106, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 107, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 108, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 109, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 110, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 111, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 112, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 113, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 114, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 115, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 116, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 117, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 118, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 119, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 120, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 121, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 122, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 123, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 124, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 125, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS, Inc	Delaware	Disregarded	Summit Hotel OP, LP	100%	100	100	-
Summit IHG JV, LLC	Delaware	Disregarded	Summit Hotel OP, LP	100%	-	-	-
Summit IHG TRS JV, LLC	Delaware	Disregarded	Summit Hotel TRS, Inc.	100%	-	-	-

- 500,000,000 Common Shares
- 100,000,000 Preferred Shares, which are currently comprised of:
- 2,000,000 shares of 9.25% Series A Cumulative Redeemable Preferred Stock
- 3,000,000 shares of 7.875% Series B Cumulative Redeemable Preferred Stock
- 3,400,000 shares of 7.125% Series C Cumulative Redeemable Preferred Stock

(1) Classes of shares authorized include:

Sch. 4.01(a) - 4

Schedule 4.01(b) - Subsidiaries

Summit Entity	State of Origination	Owner	% Interest	# Shares Authorized	# Shares Outstanding	# Shares Covered by Options, Warrants, etc.

Summit Hotel Properties, Inc (1)	Maryland	Public Stockholders	100%	600,000,000	85,893,347	846,000
Summit Hotel GP, LLC	Delaware	Summit Hotel Properties, Inc.	100%	-	-	-
Summit Hotel OP, LP	Delaware	Summit Hotel Properties, Inc.	99%	-	-	-
Summit Hotel OP, LP	Delaware	Unaffiliated limited partners	1%	784,968	784,968	-
Summit Hospitality I, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality II, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality III, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality IV, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality V, LLC	South Dakota	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality VI, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality VII, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality VIII, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality IX, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality X, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality XI, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality XII, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality XIII, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality XIV, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality XV, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 16, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 17, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 18, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 19,LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 20, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 21, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 22, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 23, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 24, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 25, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 26, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 009, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 026, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 039, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 057, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 060, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 066, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 079, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 081, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 082, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 084, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 085, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 093, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 100, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 102, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 104, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 110, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 111, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Group of Scottsdale, Arizona LLC	South Dakota	Summit Hotel OP, LP	100%	-	-	-
Summit IHG JV, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
San Fran JV, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 114, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-

Sch. 4.01(b) - 1

Schedule 4.01(b) - Subsidiaries

Summit Entity	State of Origination	Owner	% Interest	# Shares Authorized	# Shares Outstanding	# Shares Covered by Options, Warrants, etc.

Summit Hospitality 115, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 116, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 117, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 118, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 119, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 120, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 121, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 122, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 123, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 124, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 125, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hotel TRS, Inc	Delaware	Summit Hotel OP, LP	100%	100	100	-
Summit Hotel TRS 003, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 004, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 005, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 006, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 007, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 008, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 009, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 010, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 012, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 013, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 014, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 016, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 018, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 019, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 022, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 024, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 025, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 026, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 027, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 030, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit IHG TRS JV, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
San Fran TRS JV, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 031, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 032, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 034, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 035, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 038, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 039, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 041, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 042, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 044, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 045, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 047, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 048, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 049, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 050, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 051, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 052, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 053, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 057, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 058, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-

Sch. 4.01(b) - 2

Schedule 4.01(b) - Subsidiaries

Summit Entity	State of Origination	Owner	% Interest	# Shares Authorized	# Shares Outstanding	# Shares Covered by Options, Warrants, etc.

Summit Hotel TRS 061, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 062, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 063, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 064, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 065, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 066, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 067, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 068, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 069, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 070, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 071, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 072, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 073, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 074, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 076, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 077, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 078, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 079, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 080, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 081, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 082, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 083, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 084, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 085, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 086, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 087, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 088, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 089, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 090, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 091, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 092, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 098, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 099, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Carnegie Hotels, LLC	Georgia	Summit Hotel OP, LP	90%	-	-	-
Carnegie Hotel MT, LLC	Georgia	Summit Hotel OP, LP	90%	-	-	-
Summit Hotel TRS 100, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 101, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 103, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 105, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 106, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 107, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 108, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 109, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 110, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 111, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 112, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 113, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 114, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 115, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 116, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 117, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 118, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 119, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-

Sch. 4.01(b) - 3

Schedule 4.01(b) - Subsidiaries

Summit Entity	State of Origination	Owner	% Interest	# Shares Authorized	# Shares Outstanding	# Shares Covered by Options, Warrants, etc.

Summit Hotel TRS 120, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 121, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 122, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 123, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 124, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 125, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 002, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 011, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 015, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 017, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 020, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 021, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 023, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 028, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 029, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 036, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 037, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 043, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 046, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 054, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 055, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 056, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 059, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 060, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 075, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 093, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 094, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 095, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 096, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 097, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 102, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 104, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-

(1) Classes of shares authorized include:
- 500,000,000 Common Shares
- 100,000,000 Preferred Shares, which are currently comprised of
- 2,000,000 shares of 9.25% Series A Cumulative Redeemable Preferred Stock
- 3,000,000 shares of 7.875% Series B Cumulative Redeemable Preferred Stock
- 3,400,000 shares of 7.125% Series C Cumulative Redeemable Preferred Stock

Sch. 4.01(b) - 4

Schedule 4.01(f) - Material Litigation

NONE

Sch. 4.01(f) - 1

Schedule 4.01(n) - Existing Debt

Borrower	Lender	Note Reference	Interest Rate (a)	Maturity Date	Number of Properties Encumbered at December 31, 2014	2014

	Senior Unsecured Credit Facility					($ thousands)
	Deutsche Bank AG New York Branch	(b)
Summit Hotel OP, LP	$225 Million Revolver		2.07% Variable	October 10, 2017	n/a	$125,000
Summit Hotel OP, LP	$75 Million Term Loan		3.94% Fixed	October 10, 2018	n/a	75,000
	Total Senior Unsecured Credit Facility					200,000

	Mortgage Loans
Summit Hotel OP, LP	ING Life Insurance and Annuity	(c)	6.10% Fixed	March 1, 2019	14	62,327
Summit Hotel OP, LP		(c)	4.55% Fixed	March 1, 2019	(cross-collateralized with other ING loan)	32,995
Summit Hospitality XIII, LLC	KeyBank National Association	(d)	4.46% Fixed	February 1. 2023	4	28,489
Summit Hospitality XIV, LLC		(e)	4.52% Fixed	April 1, 2023	3	22,061
Summit Hospitality 19, LLC		(f)	4.30% Fixed	April 1, 2023	3	21,403
Summit Hospitality 21, LLC		(g)	4.95% Fixed	August 1, 2023	2	37,939
Summit Hospitality VIII, LLC	Bank of America Commercial Mortgage	(h)	6.41% Fixed	September 1, 2017	1	8,157
Summit Hospitality IX, LLC	Merrill Lynch Mortgage Lending Inc.	(i)	6.38% Fixed	August 1, 2016	1	5,151
Summit Group of Scottsdale, AZ, LLC	GE Capital Financial Inc.	(j)	5.39% Fixed	April 1, 2020	1	9,300
Summit Group of Scottsdale, AZ, LLC		(j)	5.39% Fixed	April 1, 2020	1	5,007
Summit Hotel OP, LP	MetaBank	(k)	4.25% Fixed	August 1, 2018	1	7,104
n/a	Bank of Cascades	(l)	4.66% Fixed	September 30, 2021	n/a	-
Summit Hospitality 085, LLC		(l)	2.17% Variable	December 19, 2024	1	9,800
Summit Hospitality 085, LLC		(l)	4.30% Fixed	December 19, 2024	(cross-collateralized with other Bank of Cascades note)	9,800
Summit Hospitality VI, LLC	Goldman Sachs	(m)	5.67% Fixed	July 6, 2016	2	13,787
Summit Hotel OP, LP	Compass Bank	(n)	4.57% Fixed	May 17, 2018	1	12,505
Summit Hospitality 009, LLC
Summit Hospitality 110, LLC
Summit Hospitality 111, LLC	co-borrowers	(o)	2.57% Variable	May 6, 2020	3	24,637
Summit Hotel OP, LP	General Electric Capital Corporation	(p)	5.39% Fixed	April 1, 2020	1	5,266
Summit Hotel OP, LP		(p)	5.39% Fixed	April 1, 2020	1	6,167
Summit Hotel OP, LP		(q)	4.82% Fixed	April 1, 2018	1	7,213
Summit Hotel OP, LP		(q)	5.03% Fixed	March 1, 2019	1	9,775
Summit Hospitality XII, LLC	AIG	(r)	6.11% Fixed	January 1, 2016	1	12,938
San Fran JV, LLC	Greenwich Capital Financial Products, Inc.	(s)	6.20% Fixed	January 6, 2016	1	22,711
Summit Hospitality 17, LLC	Wells Fargo Bank, National Association	(t)	5.53% Fixed	October 1, 2015	1	3,523
Summit Hospitality 18, LLC		(u)	5.57% Fixed	January 1, 2016	1	6,038
Summit Hospitality 25, LLC	U.S. Bank, NA	(v)	6.22% Fixed	November 1, 2016	1	17,536
Summit Hospitality 26, LLC		(w)	6.13% Fixed	November 11, 2021	1	11,819
Summit Hospitality 114, LLC		(x)	5.98% Fixed	March 8, 2016	1	13,085
	Total Mortgage Loans				49	426,533
	Total Debt				49	$626,533

Sch. 4.01(n) - 1

Schedule 4.01(n) - Existing Debt

NOTES:

(a)	Interest rates at December 31, 2014 give effect to our use of interest rate swaps, where applicable.

(b)
On October 10, 2013, we replaced our $150.0 million senior secured revolving credit facility with a $300.0 million senior unsecured credit facility. The unsecured credit facility is comprised of a $225.0 million revolving credit facility (the “ $225 Million Revolver”) and a $75.0 million term loan (the “ $75 Million Term Loan”), and has an accordion feature which will allow us to increase the commitments by an aggregate of $100.0 million on the $225 Million Revolver and the $75 Million Term Loan. The senior unsecured credit facility requires that no less than 20 of our hotel properties remain unencumbered, as defined in the credit facility documentation, and also requires compliance with covenants customary among our industry peers. The $225 Million Revolver matures on October 10, 2017 and can be extended to October 10, 2018 at our option, subject to certain conditions. The $75 Million Term Loan matures on October 10, 2018. We pay interest on advances at varying rates, based upon, at our option, either (i) 1, 2, 3, or 6-month LIBOR, plus a LIBOR margin between 1.75% and 2.50%, depending upon our leverage ratio (as defined in the credit facility documentation), or (ii) the applicable base rate, which is the greatest of the administrative agent’s prime rate, the federal funds rate plus 0.50%, or 1-month LIBOR plus 1.00%, plus a base rate margin between 0.75% and 1.50%, depending upon our leverage ratio. Unused Fees are payable quarterly and are assessed at 0.30% per annum if the unused portion of the credit facility is equal to or greater than 50%, or 0.20% per annum if the unused portion of the credit facility is less than 50%. On December 27, 2013, we fully drew the $75 Million Term Loan. On September 5, 2013, we entered into an interest rate derivative with a notional value of $75.0 million that became effective on January 2, 2014 and matures on October 1, 2018. This interest rate derivative was designated a cash flow hedge and effectively fixes LIBOR at 2.04%. The interest rate on the $75 Million Term Loan was 3.94% at January 2, 2014. At December 31, 2014, 36 of our unencumbered hotel properties were included in the borrowing base for the senior unsecured credit facility, and are required to remain unencumbered. As a result, the maximum amount of borrowing permitted under the senior unsecured credit facility was $300.0 million, of which, we had $200.0 million borrowed, $13.8 million in standby letters of credit, and $86.2 million available to borrow.

(c)
On August 1, 2013, we entered into a new $34.0 million loan with ING with a fixed rate of 4.55% and a maturity of August 1, 2038. ING has the right to call the loan in full on March 1st of 2019, 2024, 2029 and 2034. Simultaneously, we amended our existing loan with ING to (i) remove the Fairfield Inn & Suites and the Residence Inn, Germantown, TN; the Hampton Inn, Fort Smith, AR; and the Fairfield Inn, Lewisville, TX from the collateral and (ii) remove $3.9 million in letters of credit from the collateral. We also added the Courtyard by Marriott, Jackson, MS; the Hampton Inn & Suites, Ybor, FL; and the Courtyard by Marriott and the Residence Inn, Metairie, LA as collateral to the two notes, such that both ING loans are secured by the same 14 hotel properties and are cross-defaulted.

(d)
On January 25, 2013, we closed on a $29.4 million loan with a fixed rate of 4.46% and a maturity of February 1, 2023. This loan is secured by four of the Hyatt Place hotels we acquired in October 2012. These hotels are located in Chicago (Lombard), IL; Denver (Lone Tree), CO; Denver (Englewood), CO; and Dallas (Arlington), TX. This loan is subject to defeasance if prepaid.

(e)
On March 7, 2013, we closed on a $22.7 million loan with a fixed rate of 4.52% and a maturity of April 1, 2023. This loan is secured by three of the Hyatt hotels we acquired in October 2012. These hotels include a Hyatt House in Denver (Englewood), CO and Hyatt Place hotels in Baltimore (Owings Mills), MD and Scottsdale, AZ. This loan is subject to defeasance if prepaid.

(f)
On March 8, 2013, we closed on a $22.0 million loan with a fixed rate of 4.30% and a maturity of April 1, 2023. This loan is secured by the three Hyatt Place hotels we acquired in January 2013. These hotels are located in Chicago (Hoffman Estates), IL; Orlando (Convention), FL; and Orlando (Universal), FL. This loan is subject to defeasance if prepaid.

(g)
On July 22, 2013, we closed on a $38.7 million loan with a fixed rate of 4.95% and a maturity of August 1, 2023. This loan is secured by two Marriott hotels we acquired in May 2013. These hotels include a Fairfield Inn & Suites and SpringHill Suites in Louisville, KY. This loan is subject to defeasance if prepaid.

(h)	On May 16, 2012, we assumed a loan in our acquisition of the Hilton Garden Inn in Smyrna, TN. This loan is subject to defeasance if prepaid.

(i)	On June 21, 2012, we assumed a loan in our acquisition of the Hampton Inn & Suites in Smyrna, TN. This loan is subject to defeasance if prepaid.

(j)
On March 28, 2014, we amended two loans with GE Capital Financial, which are cross-collateralized by the Courtyard by Marriott and the SpringHill Suites by Marriott, both located in Scottsdale, AZ. The loans were amended to bear interest at a fixed rate of 5.39% and the maturity dates were extended to April 1, 2020.

(k)
On July 26, 2013, we closed on a $7.4 million loan with a fixed rate of 4.25% and a maturity of August 1, 2018. This loan is secured by the Hyatt Place in Atlanta, GA. We may receive additional proceeds of $1.3 million after the Hyatt Place attains a required performance level prior to November 2015. This loan has a prepayment penalty of: (i) 3% until July 26, 2015, (ii) 2% until July 26, 2017, and (iii) 1% until February 1, 2018.

Sch. 4.01(n) - 2

Schedule 4.01(n) - Existing Debt

(l)
On December 19, 2014, we refinanced our loan with Bank of the Cascades and increased the amount financed by $7.9 million. As part of the refinance the loan was split into two notes. Note A carries a variable interest rate of 30-day LIBOR plus 200 basis points and Note B carries a fixed interest rate of 4.30%. Both notes have an outstanding balances of $9.8 million, amortization periods of 25 years and maturity dates of December 19, 2024.

(m)	This loan is secured by the SpringHill Suites by Marriott and the Hampton Inn & Suites in Bloomington, MN. This loan is subject to defeasance if prepaid.

(n)
This loan is secured by the Courtyard by Marriott in Flagstaff, AZ and has a variable interest rate of 30-day LIBOR plus 350 basis points (3.67% at December 31, 2014). On October 11, 2012, we entered into an interest rate derivative that effectively converted 85% of this loan to a fixed rate.

(o)
On May 6, 2014, we closed on a $25.0 million loan with Compass Bank. The loan carries a variable rate of 30-day LIBOR plus 240 basis points, amortizes over 25 years, and has a May 6, 2020 maturity date. The loan is secured by first mortgage liens on the Hampton Inn & Suites hotels located in San Diego (Poway), CA, Ventura (Camarillo), CA and Fort Worth, TX.

(p)
On March 28, 2014, we amended two loans with General Electric Capital Corp., which are cross - collateralized by the Hilton Garden Inn (Lakeshore) and the Hilton Garden Inn (Liberty Park), both located in Birmingham, AL. Both loans were amended to bear interest at a fixed rate of 5.39% and the maturity dates were extended to April 1, 2020.

(q)
These loans are secured by the SpringHill Suites by Marriott in Denver, CO and the Double Tree in Baton Rouge, LA. These loans have a variable interest rate of 90-day LIBOR plus 350 basis points. On May 4, 2012, we entered into interest rate derivatives that effectively converted these loans to a fixed rate. These loans are cross-defaulted and cross-collateralized.

(r)
On December 20, 2012, we assumed a loan in our acquisition of the Residence Inn by Marriott in Salt Lake City, UT. This loan has a prepayment penalty of the greater of 1% or the yield maintenance premium.

(s)
On February 11, 2013, we assumed a loan in our acquisition (through a joint venture) of the Holiday Inn Express & Suites in San Francisco, CA. This loan has an interest rate of 6.20% and a maturity date of January 6, 2016. This loan is subject to defeasance if prepaid.

(t)
On May 21, 2013, we assumed a loan in our acquisition of the Holiday Inn Express & Suites in Minneapolis (Minnetonka), MN. This loan has an interest rate of 5.53% and a maturity date of October 1, 2015. This loan is subject to defeasance if prepaid.

(u)
On May 21, 2013, we assumed a loan in our acquisition of the Hilton Garden Inn in Minneapolis (Eden Prairie), MN. This loan has an interest rate of 5.57% and a maturity date of January 1, 2016. This loan is subject to defeasance if prepaid.

(v)
On January 9, 2014, as part of our acquisition of the 182-guestroom Hilton Garden Inn in Houston, TX, we assumed a $17.8 million mortgage loan with a fixed interest rate of 6.22%, an amortization period of 30 years, and a maturity date of November 1, 2016.

(w)
On January 10, 2014, as part of our acquisition of the 98-guestroom Hampton Inn in Santa Barbara (Goleta), CA, we assumed a $12.0 million mortgage loan with a fixed interest rate of 6.133%, an amortization period of 25 years, and a maturity date of November 11, 2021.

(x)
On March 14, 2014, as part of our acquisition of the 210-guestroom DoubleTree by Hilton in San Francisco, CA, we assumed a $13.3 million mortgage loan with a fixed interest rate of 5.98%, an amortization period of 30 years, and a maturity date of March 8, 2016.

Sch. 4.01(n) - 3

Schedule 4.01(o) - Existing Liens

Borrower	Lender	Note Reference	Number of Properties Encumbered at December 31, 2014	2014	Mortgage(s)	Assignment of Leases / Rents	UCC Financing Statement

	Senior Unsecured Credit Facility			($ thousands)
	Deutsche Bank AG New York Branch	(b)
Summit Hotel OP, LP	$225 Million Revolver		n/a	$125,000	n/a	n/a	n/a
Summit Hotel OP, LP	$75 Million Term Loan		n/a	75,000	n/a	n/a	n/a
	Total Senior Unsecured Credit Facility			200,000

	Mortgage Loans
Summit Hotel OP, LP	ING Life Insurance and Annuity	(c)	14	62,327	YES	YES	YES
Summit Hotel OP, LP		(c)	(cross-collateralized with other ING loan)	32,995	YES	YES	YES
Summit Hospitality XIII, LLC	KeyBank National Association	(d)	4	28,489	YES	YES	YES
Summit Hospitality XIV, LLC		(e)	3	22,061	YES	YES	YES
Summit Hospitality 19, LLC		(f)	3	21,403	YES	YES	YES
Summit Hospitality 21, LLC		(g)	2	37,939	YES	YES	YES
Summit Hospitality VIII, LLC	Bank of America Commercial Mortgage	(h)	1	8,157	YES	YES	YES
Summit Hospitality IX, LLC	Merrill Lynch Mortgage Lending Inc.	(i)	1	5,151	YES	YES	YES
Summit Group of Scottsdale, AZ, LLC	GE Capital Financial Inc.	(j)	1	9,300	YES	YES	YES
Summit Group of Scottsdale, AZ, LLC		(j)	1	5,007	YES	YES	YES
Summit Hotel OP, LP	MetaBank	(k)	1	7,104	YES	YES	YES
n/a	Bank of Cascades	(l)	n/a	-	n/a	n/a	n/a
Summit Hospitality 085, LLC		(l)	1	9,800	YES	YES	YES
Summit Hospitality 085, LLC		(l)	(cross-collateralized with other Bank of Cascades note)	9,800	YES	YES	YES
Summit Hospitality VI, LLC	Goldman Sachs	(m)	2	13,787	YES	YES	YES
Summit Hotel OP, LP	Compass Bank	(n)	1	12,505	YES	YES	YES
Summit Hospitality 009, LLC
Summit Hospitality 110, LLC
Summit Hospitality 111, LLC	co-borrowers	(o)	3	24,637	YES	YES	YES
Summit Hotel OP, LP	General Electric Capital Corporation	(p)	1	5,266	YES	YES	YES
Summit Hotel OP, LP		(p)	1	6,167	YES	YES	YES
Summit Hotel OP, LP		(q)	1	7,213	YES	YES	YES
Summit Hotel OP, LP		(q)	1	9,775	YES	YES	YES
Summit Hospitality XII, LLC	AIG	(r)	1	12,938	YES	YES	YES
San Fran JV, LLC	Greenwich Capital Financial Products, Inc.	(s)	1	22,711	YES	YES	YES
Summit Hospitality 17, LLC	Wells Fargo Bank, National Association	(t)	1	3,523	YES	YES	YES
Summit Hospitality 18, LLC		(u)	1	6,038	YES	YES	YES
Summit Hospitality 25, LLC	U.S. Bank, NA	(v)	1	17,536	YES	YES	YES
Summit Hospitality 26, LLC		(w)	1	11,819	YES	YES	YES
Summit Hospitality 114, LLC		(x)	1	13,085	YES	YES	YES
	Total Mortgage Loans		49	426,533
	Total Debt		49	$626,533

Sch. 4.01(o) - 1

Schedule 4.01(o) - Existing Liens

NOTES:

(a)	Interest rates at December 31, 2014 give effect to our use of interest rate swaps, where applicable.

(b)	The senior unsecured credit facility does not have any liens associated with the facility. The unsecured facility is presented to give reference to total debt outstanding.

(c )
On August 1, 2013, we entered into a new $34.0 million loan with ING with a fixed rate of 4.55% and a maturity of August 1, 2038. ING has the right to call the loan in full on March 1st of 2019, 2024, 2029 and 2034. Simultaneously, we amended our existing loan with ING to (i) remove the Fairfield Inn & Suites and the Residence Inn, Germantown, TN; the Hampton Inn, Fort Smith, AR; and the Fairfield Inn, Lewisville, TX from the collateral and (ii) remove $3.9 million in letters of credit from the collateral. We also added the Courtyard by Marriott, Jackson, MS; the Hampton Inn & Suites, Ybor, FL; and the Courtyard by Marriott and the Residence Inn, Metairie, LA as collateral to the two notes, such that both ING loans are secured by the same 14 hotel properties and are cross-defaulted.

(d)
On January 25, 2013, we closed on a $29.4 million loan with a fixed rate of 4.46% and a maturity of February 1, 2023. This loan is secured by four of the Hyatt Place hotels we acquired in October 2012. These hotels are located in Chicago (Lombard), IL; Denver (Lone Tree), CO; Denver (Englewood), CO; and Dallas (Arlington), TX. This loan is subject to defeasance if prepaid.

(e)
On March 7, 2013, we closed on a $22.7 million loan with a fixed rate of 4.52% and a maturity of April 1, 2023. This loan is secured by three of the Hyatt hotels we acquired in October 2012. These hotels include a Hyatt House in Denver (Englewood), CO and Hyatt Place hotels in Baltimore (Owings Mills), MD and Scottsdale, AZ. This loan is subject to defeasance if prepaid

(f)
On March 8, 2013, we closed on a $22.0 million loan with a fixed rate of 4.30% and a maturity of April 1, 2023. This loan is secured by the three Hyatt Place hotels we acquired in January 2013. These hotels are located in Chicago (Hoffman Estates), IL; Orlando (Convention), FL; and Orlando (Universal), FL. This loan is subject to defeasance if prepaid.

(g)
On July 22, 2013, we closed on a $38.7 million loan with a fixed rate of 4.95% and a maturity of August 1, 2023. This loan is secured by two Marriott hotels we acquired in May 2013. These hotels include a Fairfield Inn & Suites and SpringHill Suites in Louisville, KY. This loan is subject to defeasance if prepaid.

(h)	On May 16, 2012, we assumed a loan in our acquisition of the Hilton Garden Inn in Smyrna, TN. This loan is subject to defeasance if prepaid.

(i)	On June 21, 2012, we assumed a loan in our acquisition of the Hampton Inn & Suites in Smyrna, TN. This loan is subject to defeasance if prepaid.

(j)
On March 28, 2014, we amended two loans with GE Capital Financial, which are cross-collateralized by the Courtyard by Marriott and the SpringHill Suites by Marriott, both located in Scottsdale, AZ. The loans were amended to bear interest at a fixed rate of 5.39% and the maturity dates were extended to April 1, 2020.

(k)
On July 26, 2013, we closed on a $7.4 million loan with a fixed rate of 4.25% and a maturity of August 1, 2018. This loan is secured by the Hyatt Place in Atlanta, GA. We may receive additional proceeds of $1.3 million after the Hyatt Place attains a required performance level prior to November 2015. This loan has a prepayment penalty of: (i) 3% until July 26, 2015, (ii) 2% until July 26, 2017, and (iii) 1% until February 1, 2018.

(l)
On December 19, 2014, we refinanced our loan with Bank of the Cascades and increased the amount financed by $7.9 million. As part of the refinance the loan was split into two notes. Note A carries a variable interest rate of 30-day LIBOR plus 200 basis points and Note B carries a fixed interest rate of 4.30%. Both notes have an outstanding balances of $9.8 million, amortization periods of 25 years and maturity dates of December 19, 2024.

(m)	This loan is secured by the SpringHill Suites by Marriott and the Hampton Inn & Suites in Bloomington, MN. This loan is subject to defeasance if prepaid.

(n)
This loan is secured by the Courtyard by Marriott in Flagstaff, AZ and has a variable interest rate of 30-day LIBOR plus 350 basis points (3.67% at December 31, 2014). On October 11, 2012, we entered into an interest rate derivative that effectively converted 85% of this loan to a fixed rate.

(o)
On May 6, 2014, we closed on a $25.0 million loan with Compass Bank. The loan carries a variable rate of 30-day LIBOR plus 240 basis points, amortizes over 25 years, and has a May 6, 2020 maturity date. The loan is secured by first mortgage liens on the Hampton Inn & Suites hotels located in San Diego (Poway), CA, Ventura (Camarillo), CA and Fort Worth, TX.

(p)
On March 28, 2014, we amended two loans with General Electric Capital Corp., which are cross - collateralized by the Hilton Garden Inn (Lakeshore) and the Hilton Garden Inn (Liberty Park), both located in Birmingham, AL. Both loans were amended to bear interest at a fixed rate of 5.39% and the maturity dates were extended to April 1, 2020.

(q)
These loans are secured by the SpringHill Suites by Marriott in Denver, CO and the Double Tree in Baton Rouge, LA. These loans have a variable interest rate of 90-day LIBOR plus 350 basis points. On May 4, 2012, we entered into interest rate derivatives that effectively converted these loans to a fixed rate. These loans are cross-defaulted and cross-collateralized.

Sch. 4.01(o) - 2

Schedule 4.01(o) - Existing Liens

(r)
On December 20, 2012, we assumed a loan in our acquisition of the Residence Inn by Marriott in Salt Lake City, UT. This loan has a prepayment penalty of the greater of 1% or the yield maintenance premium.

(s)
On February 11, 2013, we assumed a loan in our acquisition (through a joint venture) of the Holiday Inn Express & Suites in San Francisco, CA. This loan has an interest rate of 6.20% and a maturity date of January 6, 2016. This loan is subject to defeasance if prepaid.

(t)
On May 21, 2013, we assumed a loan in our acquisition of the Holiday Inn Express & Suites in Minneapolis (Minnetonka), MN. This loan has an interest rate of 5.53% and a maturity date of October 1, 2015. This loan is subject to defeasance if prepaid.

(u)
On May 21, 2013, we assumed a loan in our acquisition of the Hilton Garden Inn in Minneapolis (Eden Prairie), MN. This loan has an interest rate of 5.57% and a maturity date of January 1, 2016. This loan is subject to defeasance if prepaid.

(v)
On January 9, 2014, as part of our acquisition of the 182-guestroom Hilton Garden Inn in Houston, TX, we assumed a $17.8 million mortgage loan with a fixed interest rate of 6.22%, an amortization period of 30 years, and a maturity date of November 1, 2016.

(w)
On January 10, 2014, as part of our acquisition of the 98-guestroom Hampton Inn in Santa Barbara (Goleta), CA, we assumed a $12.0 million mortgage loan with a fixed interest rate of 6.133%, an amortization period of 25 years, and a maturity date of November 11, 2021.

(x)
On March 14, 2014, as part of our acquisition of the 210-guestroom DoubleTree by Hilton in San Francisco, CA, we assumed a $13.3 million mortgage loan with a fixed interest rate of 5.98%, an amortization period of 30 years, and a maturity date of March 8, 2016.

Sch. 4.01(o) - 3

Schedule 4.01(p) - Real Property - Part 1 Owned Assets

OWNERSHIP ENTITY	PROPERTY	ADDRESS	ZIP Code	COUNT	CODE	TRS HOLDING COMPANY	TRS ENTITY "LESSEE"	GAAP BOOK VALUE 12/31/14	NOTE

Summit Hospitality VI, LLC	SpringHill Suites - Bloomington, MN	2870 Metro Drive	55425	1	003	Summit Hotel TRS, Inc.	Summit Hotel TRS 003, LLC	13,739,129
Summit Hospitality VI, LLC	Hampton Inn & Suites - Bloomington, MN	2860 Metro Drive	55425	1	005	Summit Hotel TRS, Inc.	Summit Hotel TRS 005, LLC	14,065,034
Summit Hospitality XIV, LLC	Hyatt Place - Owings Mills, MD	4730 Painters Mill Road	21117	1	007	Summit Hotel TRS, Inc.	Summit Hotel TRS 007, LLC	10,551,458
Summit Hospitality XIII, LLC	Hyatt Place - Lombard, IL	2340 Fountain Square Drive	60148	1	008	Summit Hotel TRS, Inc.	Summit Hotel TRS 008, LLC	16,560,895
Summit Hospitality 009, LLC	Hampton Inn & Suites - Ft. Worth, TX	2700 Green Oaks Road	76116	1	009	Summit Hotel TRS, Inc.	Summit Hotel TRS 009, LLC	8,277,431
Summit Hospitality XII, LLC	Residence Inn - Salt Lake City, UT	285 West Broadway	84101	1	010	Summit Hotel TRS, Inc.	Summit Hotel TRS 010, LLC	24,624,339
Summit Hospitality XIII, LLC	Hyatt Place - Arlington, TX	2380 Road to Six Flags Street E	76011	1	013	Summit Hotel TRS, Inc.	Summit Hotel TRS 013, LLC	8,835,386
Summit Hospitality XIII, LLC	Hyatt Place - Lone Tree, CO	9030 E Westview Road	80124	1	014	Summit Hotel TRS, Inc.	Summit Hotel TRS 014, LLC	11,267,132
Summit Hospitality I, LLC	Fairfield Inn & Suites - Spokane, WA	311 N. Riverpoint Boulevard	99202	1	020	Summit Hotel TRS, Inc.	Summit Hotel TRS 020, LLC	5,228,668
Summit Hospitality I, LLC	Fairfield Inn & Suites - Denver, CO	6851 Tower Road	80249	1	021	Summit Hotel TRS, Inc.	Summit Hotel TRS 021, LLC	8,130,765
Summit Hotel OP, LP	SpringHill Suites - Denver, CO	18350 East 68th Avenue	80249	1	022	Summit Hotel TRS, Inc.	Summit Hotel TRS 022, LLC	8,753,605
Summit Hospitality I, LLC	Hampton Inn - Provo , UT	1511 South 40 East	84606	1	023	Summit Hotel TRS, Inc.	Summit Hotel TRS 023, LLC	4,136,465
Summit Hospitality XIII, LLC	Hyatt Place - Englewood, CO	8300 E. Crescent Parkway	80111	1	024	Summit Hotel TRS, Inc.	Summit Hotel TRS 024, LLC	12,236,756
Summit Hotel OP, LP	Hyatt Place - Phoenix, AZ	10838 N. 25th Avenue	85029	1	026	Summit Hotel TRS, Inc.	Summit Hotel TRS 026, LLC	4,493,313
Summit Hospitality XIV, LLC	Hyatt Place - Scottsdale, AZ	7300 E. 3rd Avenue	85251	1	027	Summit Hotel TRS, Inc.	Summit Hotel TRS 027, LLC	9,990,551
Summit Hospitality I, LLC	Hampton Inn - Ft. Collins, CO	1620 Oakridge Drive	80525	1	028	Summit Hotel TRS, Inc.	Summit Hotel TRS 028, LLC	4,852,192
Summit Hospitality I, LLC	Fairfield Inn & Suites - Bellevue, WA	14595 NE 29th Place	98007	1	029	Summit Hotel TRS, Inc.	Summit Hotel TRS 029, LLC	13,244,979
San Fran JV, LLC	Holiday Inn Express & Suites - San Francisco, CA	550 North Point Street	94133	1	030	Summit Hotel TRS, Inc.	Summit Hotel TRS 030, LLC	60,899,638
Summit Hotel OP, LP	Holiday Inn Express & Suites - Sandy, UT	10680 S. Automall Drive	84070	1	031	Summit Hotel TRS, Inc.	Summit Hotel TRS 031, LLC	2,807,595
Summit Hotel OP, LP	Hilton Garden Inn - Ft. Collins, CO	2821 E. Harmony Road	80528	1	032	Summit Hotel TRS, Inc.	Summit Hotel TRS 032, LLC	10,542,010
Summit Hospitality 19, LLC	Hyatt Place - Hoffman Estates, IL	2750 Greenspoint Parkway	60169	1	034	Summit Hotel TRS, Inc.	Summit Hotel TRS 034, LLC	9,283,157
Summit Hotel OP, LP	Residence Inn - Jackson, MS	855 Centre Street	39157	1	035	Summit Hotel TRS, Inc.	Summit Hotel TRS 035, LLC	9,013,047
Summit Hospitality I, LLC	Courtyard - Arlington, TX	711 Highlander Boulevard	76015	1	036	Summit Hotel TRS, Inc.	Summit Hotel TRS 036, LLC	13,848,112
Summit Hospitality I, LLC	Residence Inn - Arlington, TX	801 Highlander Boulevard	76015	1	037	Summit Hotel TRS, Inc.	Summit Hotel TRS 037, LLC	14,269,437
Summit Hotel OP, LP	Holiday Inn Express - Vernon Hills, IL	975 North Lakeview Parkway	60061	1	038	Summit Hotel TRS, Inc.	Summit Hotel TRS 038, LLC	5,674,448
Summit Hospitality 039, LLC	Fairfield Inn & Suites - Ft. Worth, TX	6851 West Freeway	76116	1	039	Summit Hotel TRS, Inc.	Summit Hotel TRS 039, LLC	4,377,961
Summit Hotel OP, LP	Country Inn & Suites - Charleston, WV	105 Alex Lane	25304	1	044	Summit Hotel TRS, Inc.	Summit Hotel TRS 044, LLC	4,637,950
Summit Hotel OP, LP	Holiday Inn Express - Charleston, WV	107 Alex Lane	25304	1	045	Summit Hotel TRS, Inc.	Summit Hotel TRS 045, LLC	4,214,683
Summit Hospitality I, LLC	Hampton Inn - Medford, OR	1122 Morrow Road	97504	1	046	Summit Hotel TRS, Inc.	Summit Hotel TRS 046, LLC	5,991,799
Summit Hotel OP, LP	DoubleTree - Baton Rouge, LA	4964 Constitution Avenue	70808	1	047	Summit Hotel TRS, Inc.	Summit Hotel TRS 047, LLC	11,186,131
Summit Hospitality 19, LLC	Hyatt Place - Orlando, FL	8741 International Drive	32819	1	048	Summit Hotel TRS, Inc.	Summit Hotel TRS 048, LLC	12,272,905
Summit Hospitality 19, LLC	Hyatt Place - Orlando, FL	5895 Caravan Court	32819	1	051	Summit Hotel TRS, Inc.	Summit Hotel TRS 051, LLC	14,614,253
SGS, AZ, LLC	Courtyard - Scottsdale, AZ	17010 N. Scottsdale Road	85255	1	052	Summit Hotel TRS, Inc.	Summit Hotel TRS 052, LLC	11,587,213
SGS, AZ, LLC	Springhill Suites - Scottsdale, AZ	17020 N. Scottsdale Road	85255	1	053	Summit Hotel TRS, Inc.	Summit Hotel TRS 053, LLC	8,413,210
Summit Hospitality I, LLC	Fairfield Inn & Suites - Baton Rouge, LA	7959 Essen Park Avenue	70809	1	054	Summit Hotel TRS, Inc.	Summit Hotel TRS 054, LLC	3,876,160
Summit Hospitality I, LLC	Springhill Suites - Baton Rouge, LA	7979 Essen Park Avenue	70809	1	055	Summit Hotel TRS, Inc.	Summit Hotel TRS 055, LLC	4,395,294
Summit Hospitality I, LLC	TownePlace Suites - Baton Rouge, LA	8735 Summa Boulevard	70809	1	056	Summit Hotel TRS, Inc.	Summit Hotel TRS 056, LLC	4,122,150
Summit Hospitality 057, LLC	Hyatt Place - Minneapolis, MN	425 7th Street South	55415	1	057	Summit Hotel TRS, Inc.	Summit Hotel TRS 057, LLC	31,205,324
Summit Hospitality 060, LLC	Springhill Suites - Nashville, TN	250 Athens Way	37228	1	060	Summit Hotel TRS, Inc.	Summit Hotel TRS 060, LLC	4,290,458
Summit Hospitality 18, LLC	Hilton Garden Inn - Eden Prairie, MN	6330 Point Chase	55344	1	062	Summit Hotel TRS, Inc.	Summit Hotel TRS 062, LLC	11,929,054
Summit Hospitality I, LLC	Courtyard - Germantown, TN	7750 Wolf River Boulevard	38138	1	063	Summit Hotel TRS, Inc.	Summit Hotel TRS 063, LLC	7,089,615
Summit Hotel OP, LP	Courtyard - Jackson, MS	6280 Ridgewood Court Drive	39211	1	064	Summit Hotel TRS, Inc.	Summit Hotel TRS 064, LLC	7,549,431
Summit Hospitality 17, LLC	Holiday Inn Express & Suites - Minnetonka, MN	10985 Red Circle Drive	55343	1	065	Summit Hotel TRS, Inc.	Summit Hotel TRS 065, LLC	7,924,133

Sch. 4.01(p) - 1

Schedule 4.01(p) - Real Property - Part 1 Owned Assets

OWNERSHIP ENTITY	PROPERTY	ADDRESS	ZIP Code	COUNT	CODE	TRS HOLDING COMPANY	TRS ENTITY "LESSEE"	GAAP BOOK VALUE 12/31/14	NOTE

Summit Hospitality I, LLC	Courtyard - New Orleans, LA	124 St. Charles Avenue	70130	1	066	Summit Hotel TRS, Inc.	Summit Hotel TRS 066, LLC	23,693,203
Summit Hospitality I, LLC	Fairfield Inn & Suites - Germantown, TN	9320 Poplar Pike	38138	1	068	Summit Hotel TRS, Inc.	Summit Hotel TRS 068, LLC	4,513,329
Summit Hospitality I, LLC	Residence Inn - Germantown, TN	9314 Poplar Pike	38138	1	069	Summit Hotel TRS, Inc.	Summit Hotel TRS 069, LLC	6,664,390
Summit Hotel OP, LP	Hampton Inn & Suites - El Paso, TX	6635 Gateway Boulevard West	79925	1	072	Summit Hotel TRS, Inc.	Summit Hotel TRS 072, LLC	11,367,838
Summit Hotel OP, LP	Hampton Inn - Ft. Wayne, IN	8219 W. Jefferson Boulevard	46804	1	074	Summit Hotel TRS, Inc.	Summit Hotel TRS 074, LLC	6,458,619
Summit Hospitality I, LLC	Residence inn - Ft. Wayne, IN	7811 W. Jefferson Boulevard	46804	1	075	Summit Hotel TRS, Inc.	Summit Hotel TRS 075, LLC	8,373,660
Summit Hotel OP, LP	Hyatt Place - Atlanta, GA	3415 Norman Berry Drive	30344	1	076	Summit Hotel TRS, Inc.	Summit Hotel TRS 076, LLC	10,562,506
Summit Hotel OP, LP	Courtyard - Flagstaff, AZ	2650 S. Beulah Boulevard	86001	1	078	Summit Hotel TRS, Inc.	Summit Hotel TRS 078, LLC	17,714,119
Summit Hospitality 079, LLC	Aloft - Jacksonville, FL	751 Skymarks Drive	32218	1	079	Summit Hotel TRS, Inc.	Summit Hotel TRS 079, LLC	12,594,395
Summit Hospitality I, LLC	Hilton Garden Inn - Fort Worth, TX	4400 North Freeway	76137	1	080	Summit Hotel TRS, Inc.	Summit Hotel TRS 080, LLC	9,220,634
Summit Hospitality 081, LLC	Hyatt Place - Las Colinas, TX	5455 Green Park Drive	75038	1	081	Summit Hotel TRS, Inc.	Summit Hotel TRS 081, LLC	6,434,264
Summit Hospitality 082, LLC	Holiday Inn Express & Suites - Las Colinas, TX	333 W. John Carpenter Freeway	75039	1	082	Summit Hotel TRS, Inc.	Summit Hotel TRS 082, LLC	5,846,040
Summit Hotel OP, LP	Staybridge Suites - Ridgeland, MS	801 Ridgewood Road	39157	1	083	Summit Hotel TRS, Inc.	Summit Hotel TRS 083, LLC	8,610,773
Summit Hospitality 084, LLC	Hyatt Place - Portland, OR	9750 NE Cascades Parkway	97220	1	084	Summit Hotel TRS, Inc.	Summit Hotel TRS 084, LLC	11,256,657	(1)
Summit Hospitality 085, LLC	Residence Inn - Portland, OR	9301 NE Cascades Parkway	97220	1	085	Summit Hotel TRS, Inc.	Summit Hotel TRS 085, LLC	12,242,295	(1)
Summit Hotel OP, LP	Hilton Garden Inn - Birmingham, AL	520 Wildwood Circle Drive N	35209	1	086	Summit Hotel TRS, Inc.	Summit Hotel TRS 086, LLC	8,842,170
Summit Hotel OP, LP	Hilton Garden Inn - Birmingham, AL	2090 Urban Center Parkway	35242	1	087	Summit Hotel TRS, Inc.	Summit Hotel TRS 087, LLC	11,085,871
Summit Hospitality I, LLC	Hyatt Place - Fort Myers, FL	2600 Champion Ring Road	33905	1	088	Summit Hotel TRS, Inc.	Summit Hotel TRS 088, LLC	12,778,203
Summit Hospitality IX, LLC	Hampton Inn & Suites - Smyrna, TN	2573 Highwood Boulevard	37167	1	089	Summit Hotel TRS, Inc.	Summit Hotel TRS 089, LLC	8,056,812
Summit Hospitality VIII, LLC	Hilton Garden Inn - Smyrna, TN	2631 Highwood Boulevard	37167	1	090	Summit Hotel TRS, Inc.	Summit Hotel TRS 090, LLC	11,286,969
Summit Hotel OP, LP	Springhill Suites - Flagstaff, AZ	2455 S. Beulah Boulevard	86001	1	091	Summit Hotel TRS, Inc.	Summit Hotel TRS 091, LLC	10,726,124
Summit Hotel OP, LP	Courtyard - New Orleans, LA	2 Galleria Boulevard	70001	1	092	Summit Hotel TRS, Inc.	Summit Hotel TRS 092, LLC	24,644,947
Summit Hospitality 093, LLC	Homewood Suites - Ridgeland, MS	853 Centre Street	39157	1	093	Summit Hotel TRS, Inc.	Summit Hotel TRS 093, LLC	7,515,360
Summit Hospitality I, LLC	Staybridge Suites - Glendale, CO	4220 E. Virginia Avenue	80246	1	094	Summit Hotel TRS, Inc.	Summit Hotel TRS 094, LLC	10,125,025
Summit Hospitality I, LLC	Holiday Inn - Gwinnett, GA	6310 Sugarloaf Parkway	30097	1	095	Summit Hotel TRS, Inc.	Summit Hotel TRS 095, LLC	6,106,172	(1)
Summit Hospitality I, LLC	Hilton Garden Inn - Gwinnett, GA	2040 Sugarloaf Circle	30097	1	096	Summit Hotel TRS, Inc.	Summit Hotel TRS 096, LLC	12,686,621
Summit Hospitality I, LLC	Courtyard - El Paso, TX	6610 International Road	79925	1	097	Summit Hotel TRS, Inc.	Summit Hotel TRS 097, LLC	11,540,135
Summit Hospitality XIV, LLC	Hyatt House - Englewood, CO	9280 E. Costilla Avenue	80112	1	098	Summit Hotel TRS, Inc.	Summit Hotel TRS 098, LLC	15,842,247
Carnegie Hotels, LLC	Courtyard - Atlanta, GA	133 Carnegie Way	30303	1	099	Summit Hotel TRS, Inc.	Summit Hotel TRS 099, LLC	26,500,842
Summit Hospitality 100, LLC	Hyatt Place - Long Island, NY	5 North Avenue	11530	1	100	Summit Hotel TRS, Inc.	Summit Hotel TRS 100, LLC	29,280,352	(1)
Summit Hotel OP, LP	Hampton Inn & Suites - Tampa, FL	1301 E. 7th Avenue	33605	1	101	Summit Hotel TRS, Inc.	Summit Hotel TRS 101, LLC	21,396,571
Summit Hospitality I, LLC	Courtyard - New Orleans, LA	300 Julia Street	70130	1	102	Summit Hotel TRS, Inc.	Summit Hotel TRS 102, LLC	30,861,223
Summit Hotel OP, LP	Residence Inn - New Orleans, LA	3 Galleria Boulevard	70001	1	103	Summit Hotel TRS, Inc.	Summit Hotel TRS 103, LLC	18,772,159
Summit Hospitality I, LLC	SpringHill Suites - New Orleans, LA	301 St. Joseph Street	70130	1	104	Summit Hotel TRS, Inc.	Summit Hotel TRS 104, LLC	31,040,319
Summit Hospitality I, LLC	Hilton Garden Inn - Greenville, SC	108 Carolina Point Parkway	29605	1	105	Summit Hotel TRS, Inc.	Summit Hotel TRS 105, LLC	14,520,837
Summit Hospitality 21, LLC	Fairfield Inn & Suites - Louisville, KY	100 E. Jefferson Street	40202	1	106	Summit Hotel TRS, Inc.	Summit Hotel TRS 106, LLC	25,555,522
Summit Hospitality 21, LLC	SpringHill Suites - Louisville, KY	132 E. Jeffferson Street	40202	1	107	Summit Hotel TRS, Inc.	Summit Hotel TRS 107, LLC	39,617,883
Summit Hospitality 22, LLC	SpringHill Suites - Indianapolis, IN	601 West Washington Street	46204	1	108	Summit Hotel TRS, Inc.	Summit Hotel TRS 108, LLC	28,702,536
Summit Hospitality 22, LLC	Courtyard - Indianapolis, IN	601 West Washington Street	46204	1	109	Summit Hotel TRS, Inc.	Summit Hotel TRS 109, LLC	55,720,244
Summit Hospitality 110, LLC	Hampton Inn & Suites - San Diego, CA	14068 Stowe Drive	92064	1	110	Summit Hotel TRS, Inc.	Summit Hotel TRS 110, LLC	14,533,821
Summit Hospitality 111, LLC	Hampton Inn & Suites - Ventura, CA	50 W. Daily Drive	93010	1	111	Summit Hotel TRS, Inc.	Summit Hotel TRS 111, LLC	16,621,851
Summit Hospitality 26, LLC	Hampton Inn - Santa Barbara, CA	5665 Hollister Avenue	93117	1	112	Summit Hotel TRS, Inc.	Summit Hotel TRS 112, LLC	27,288,801
Summit Hospitality 25, LLC	Hilton Garden Inn - Houston, TX	3201 Sage Road	77056	1	113	Summit Hotel TRS, Inc.	Summit Hotel TRS 113, LLC	38,875,300	(1)
Summit Hospitality 114, LLC	DoubleTree - San Francisco, CA	5000 Sierra Point Parkway	94005	1	114	Summit Hotel TRS, Inc.	Summit Hotel TRS 114, LLC	38,797,023

Sch. 4.01(p) - 2

Schedule 4.01(p) - Real Property - Part 1 Owned Assets

OWNERSHIP ENTITY	PROPERTY	ADDRESS	ZIP Code	COUNT	CODE	TRS HOLDING COMPANY	TRS ENTITY "LESSEE"	GAAP BOOK VALUE 12/31/14	NOTE

Summit Hospitality 115, LLC	Four Points - San Francisco, CA	264 S. Airport Boulevard	94080	1	115	Summit Hotel TRS, Inc.	Summit Hotel TRS 115, LLC	20,953,089
Summit Hospitality 116, LLC	Hilton Garden Inn - Houston, TX	12245 Katy Freeway	77079	1	116	Summit Hotel TRS, Inc.	Summit Hotel TRS 116, LLC	35,721,515
Summit Hospitality 117, LLC	Hampton Inn & Suites - Austin, TX	200 San Jacinto Boulevard	78701	1	117	Summit Hotel TRS, Inc.	Summit Hotel TRS 117, LLC	53,628,867	(1)
Summit Hotel OP, LP	LAND - Vacant Development Parcels	6 parcels		0	001	N/A	N/A	7,714,448

TOTAL				90				1,347,895,847

(1) Subject to a ground lease or PILOT as described in Schedule 4.01(p) - Leased Assets Part II.

Sch. 4.01(p) - 3

Schedule 4.01(p) – Leased Assets Part II

Five of our hotel properties are subject to ground lease agreements that cover all of the land underlying the respective hotel property.

●
The Residence Inn by Marriott located in Portland, OR is subject to a ground lease with an initial lease termination date of June 30, 2084 with one option to extend for an additional 14 years. Ground rent for the initial lease term was prepaid in full at the time we acquired the leasehold interest. If the option to extend is exercised, monthly ground rent will be charged based on a formula established in the ground lease.

●
The Hampton Inn & Suites located in Austin, TX is subject to a ground lease with an initial lease termination date of May 31, 2050. Annual ground rent currently is estimated to be $0.4 million for 2015. Annual rent is increased every five years with the next adjustment coming in 2020.

●
The Hilton Garden Inn located in Houston (Galleria Area), Texas is subject to a ground lease with an initial lease termination date of April 20, 2053 with one option to extend for an additional 10 years. Annual ground rent currently is estimated to be $0.5 million for 2015. Annual rent is increased every five years with the next adjustment coming in 2018.

●
The Hyatt Place located in Portland, OR is subject to a ground lease with a lease termination date of June 30, 2084 with one option to extend for an additional 14 years. Ground rent for the initial lease term was prepaid in full at the time we acquired the leasehold interest. If the option to extend is exercised, monthly ground rent will be charged based on a formula established in the ground lease.

●
The Holiday Inn located in Duluth, GA is subject to a ground lease with a lease termination date of April 1, 2069. Annual ground rent currently is estimated to be $0.2 million in 2015. Annual rent is increased annually by 3% for each successive lease year, on a cumulative basis.

These ground leases generally require us to make rental payments and payments for our share of charges, costs, expenses, assessments and liabilities, including real property taxes and utilities. Furthermore, these ground leases generally require us to obtain and maintain insurance covering the subject property.

In addition, the Hyatt Place located in Garden City, NY is subject to a PILOT (payment in lieu of taxes) lease with the Town of Hempstead Industrial Development Authority, or the IDA, as lessor. The lease expires on December 31, 2019. Upon expiration of the lease, we expect to exercise our right to acquire a fee simple interest in the Garden City hotel property from the IDA for nominal consideration.

Sch. 4.01(p) - 4

Schedule 4.01(p) – Leased Assets Part II

	Address	State	Lessor	Lessee	Expiration Date	Annual Rental Cost (estimate)
Portland, OR – Residence Inn	9301 NE Cascades Parkway	Oregon 97220	The Port of Portland	Summit Hospitality V, LLC	6/30/2084	Prepaid in Full
Portland, OR – Hyatt Place	9750 NE Cascades Parkway	Oregon 97220	The Port of Portland	Summit Hospitality V, LLC	6/30/2084	Prepaid in Full
Gwinnett, GA – Holiday Inn	6310 Sugarloaf Parkway	Georgia 30097	Diplomat SLP Hotels, LLC	Summit Hospitality I, LLC	12/31/2069	$200,000
Garden City, NY – Hyatt Place	5 North Avenue	New York 11530	Town of Hempstead IDA	Summit Hospitality 100, LLC	12/31/2019	$200,000
Houston, TX – Hilton Garden Inn	3201 Sage Road	Texas 77056	Community-Sage, L.P.	Summit Hospitality 25, LLC	4/20/2053	$500,000
Austin, TX – Hampton Inn & Suites	200 San Jacinto Boulevard	Texas 78701	Finley Company	Summit Hospitality 117, LLC	3/31/2050	$400,000

Sch. 4.01(p) - 5

Schedule 4.01(p) – Leased Assets Part II continued

OWNERSHIP ENTITY	PROPERTY	COUNT	CODE	TRS HOLDING COMPANY	TRS ENTITY "LESSEE"	INITIAL PERIOD BASE RENT	ANNUAL BASE RENT	ADDT'L RENT %	INITIAL PERIOD REVENUE BREAKPOINT	ANNUAL REVENUE BREAKPOINT	LEASE COMMENCE

Summit Hospitality VI, LLC	SpringHill Suites - Bloomington, MN	1	003	Summit Hotel TRS, Inc.	Summit Hotel TRS 003, LLC	1,512,000	1,676,000	39.0%	3,720,000	4,250,000	2/14/2014
Summit Hospitality VI, LLC	Hampton Inn & Suites - Bloomington, MN	1	005	Summit Hotel TRS, Inc.	Summit Hotel TRS 005, LLC	2,026,000	2,283,000	39.0%	4,840,000	5,570,000	2/14/2014
Summit Hospitality XIV, LLC	Hyatt Place - Owings Mills, MD	1	007	Summit Hotel TRS, Inc.	Summit Hotel TRS 007, LLC	-	1,107,000	9.0%	-	3,530,000	10/5/2012
Summit Hospitality XIII, LLC	Hyatt Place - Lombard, IL	1	008	Summit Hotel TRS, Inc.	Summit Hotel TRS 008, LLC	-	1,939,000	18.0%	-	4,750,000	10/5/2012
Summit Hospitality 009, LLC	Hampton Inn & Suites - Ft. Worth, TX	1	009	Summit Hotel TRS, Inc.	Summit Hotel TRS 009, LLC	1,144,000	1,369,000	39.0%	2,670,000	3,190,000	2/14/2014
Summit Hospitality XII, LLC	Residence Inn - Salt Lake City, UT	1	010	Summit Hotel TRS, Inc.	Summit Hotel TRS 010, LLC	-	2,718,000	21.0%	-	5,890,000	12/20/2012
Summit Hospitality XIII, LLC	Hyatt Place - Arlington, TX	1	013	Summit Hotel TRS, Inc.	Summit Hotel TRS 013, LLC	-	980,000	0.0%	-	3,120,000	10/5/2012
Summit Hospitality XIII, LLC	Hyatt Place - Lone Tree, CO	1	014	Summit Hotel TRS, Inc.	Summit Hotel TRS 014, LLC	-	1,363,000	16.0%	-	3,530,000	10/5/2012
Summit Hospitality I, LLC	Fairfield Inn & Suites - Spokane, WA	1	020	Summit Hotel TRS, Inc.	Summit Hotel TRS 020, LLC	1,030,000	1,154,000	35.0%	2,360,000	2,700,000	2/14/2014
Summit Hospitality I, LLC	Fairfield Inn & Suites - Denver, CO	1	021	Summit Hotel TRS, Inc.	Summit Hotel TRS 021, LLC	1,412,000	1,630,000	38.0%	3,940,000	4,580,000	2/14/2014
Summit Hotel OP, LP	SpringHill Suites - Denver, CO	1	022	Summit Hotel TRS, Inc.	Summit Hotel TRS 022, LLC	1,159,000	1,328,000	39.0%	3,190,000	3,700,000	2/14/2014
Summit Hospitality I, LLC	Hampton Inn - Provo , UT	1	023	Summit Hotel TRS, Inc.	Summit Hotel TRS 023, LLC	820,000	936,000	36.0%	2,090,000	2,420,000	2/14/2014
Summit Hospitality XIII, LLC	Hyatt Place - Englewood, CO	1	024	Summit Hotel TRS, Inc.	Summit Hotel TRS 024, LLC	-	1,399,000	16.0%	-	3,550,000	10/5/2012
Summit Hotel OP, LP	Hyatt Place - Phoenix, AZ	1	026	Summit Hotel TRS, Inc.	Summit Hotel TRS 026, LLC	-	464,000	27.0%	-	2,200,000	10/5/2012
Summit Hospitality XIV, LLC	Hyatt Place - Scottsdale, AZ	1	027	Summit Hotel TRS, Inc.	Summit Hotel TRS 027, LLC	-	1,277,000	10.0%	-	3,940,000	10/5/2012
Summit Hospitality I, LLC	Hampton Inn - Ft. Collins, CO	1	028	Summit Hotel TRS, Inc.	Summit Hotel TRS 028, LLC	616,000	682,000	38.0%	1,730,000	1,980,000	2/14/2014
Summit Hospitality I, LLC	Fairfield Inn & Suites - Bellevue, WA	1	029	Summit Hotel TRS, Inc.	Summit Hotel TRS 029, LLC	2,315,000	2,607,000	36.0%	4,910,000	5,640,000	2/14/2014
San Fran JV, LLC	Holiday Inn Express & Suites - San Francisco, CA	1	030	Summit Hotel TRS, Inc.	Summit Hotel TRS 030, LLC	-	4,519,000	78.0%	-	14,210,000	2/13/2013
Summit Hotel OP, LP	Holiday Inn Express & Suites - Sandy, UT	1	031	Summit Hotel TRS, Inc.	Summit Hotel TRS 031, LLC	759,000	907,000	37.0%	2,050,000	2,450,000	2/14/2014
Summit Hotel OP, LP	Hilton Garden Inn - Ft. Collins, CO	1	032	Summit Hotel TRS, Inc.	Summit Hotel TRS 032, LLC	1,438,000	1,608,000	40.0%	3,280,000	3,750,000	2/14/2014
Summit Hospitality 19, LLC	Hyatt Place - Hoffman Estates, IL	1	034	Summit Hotel TRS, Inc.	Summit Hotel TRS 034, LLC	-	1,125,000	11.0%	-	3,300,000	1/22/2013
Summit Hotel OP, LP	Residence Inn - Jackson, MS	1	035	Summit Hotel TRS, Inc.	Summit Hotel TRS 035, LLC	1,112,000	1,300,000	36.0%	2,740,000	3,210,000	2/14/2014
Summit Hospitality I, LLC	Courtyard - Arlington, TX	1	036	Summit Hotel TRS, Inc.	Summit Hotel TRS 036, LLC	-	1,365,000	55.0%	-	3,106,077	5/16/2012
Summit Hospitality I, LLC	Residence Inn - Arlington, TX	1	037	Summit Hotel TRS, Inc.	Summit Hotel TRS 037, LLC	-	1,578,000	35.0%	-	3,340,000	7/2/2012
Summit Hotel OP, LP	Holiday Inn Express - Vernon Hills, IL	1	038	Summit Hotel TRS, Inc.	Summit Hotel TRS 038, LLC	648,000	753,000	37.0%	2,310,000	2,700,000	2/14/2014
Summit Hospitality 039, LLC	Fairfield Inn & Suites - Ft. Worth, TX	1	039	Summit Hotel TRS, Inc.	Summit Hotel TRS 039, LLC	392,000	475,000	35.0%	1,370,000	1,620,000	2/14/2014
Summit Hotel OP, LP	Country Inn & Suites - Charleston, WV	1	044	Summit Hotel TRS, Inc.	Summit Hotel TRS 044, LLC	595,000	661,000	35.0%	1,510,000	1,720,000	2/14/2014
Summit Hotel OP, LP	Holiday Inn Express - Charleston, WV	1	045	Summit Hotel TRS, Inc.	Summit Hotel TRS 045, LLC	784,000	875,000	35.0%	1,840,000	2,110,000	2/14/2014
Summit Hospitality I, LLC	Hampton Inn - Medford, OR	1	046	Summit Hotel TRS, Inc.	Summit Hotel TRS 046, LLC	870,000	967,000	37.0%	2,110,000	2,420,000	2/14/2014
Summit Hotel OP, LP	DoubleTree - Baton Rouge, LA	1	047	Summit Hotel TRS, Inc.	Summit Hotel TRS 047, LLC	1,376,000	1,640,000	37.0%	3,540,000	4,190,000	2/14/2014
Summit Hospitality 19, LLC	Hyatt Place - Orlando, FL	1	048	Summit Hotel TRS, Inc.	Summit Hotel TRS 048, LLC	-	1,608,000	11.0%	-	4,740,000	1/22/2013
Summit Hospitality 19, LLC	Hyatt Place - Orlando, FL	1	051	Summit Hotel TRS, Inc.	Summit Hotel TRS 051, LLC	-	1,846,000	15.0%	-	4,770,000	1/22/2013
SGS, AZ, LLC	Courtyard - Scottsdale, AZ	1	052	Summit Hotel TRS, Inc.	Summit Hotel TRS 052, LLC	1,805,000	2,374,000	38.0%	4,050,000	5,140,000	2/14/2014
SGS, AZ, LLC	Springhill Suites - Scottsdale, AZ	1	053	Summit Hotel TRS, Inc.	Summit Hotel TRS 053, LLC	871,000	1,165,000	38.0%	2,410,000	3,040,000	2/14/2014
Summit Hospitality I, LLC	Fairfield Inn & Suites - Baton Rouge, LA	1	054	Summit Hotel TRS, Inc.	Summit Hotel TRS 054, LLC	339,000	387,000	36.0%	1,430,000	1,650,000	2/14/2014
Summit Hospitality I, LLC	Springhill Suites - Baton Rouge, LA	1	055	Summit Hotel TRS, Inc.	Summit Hotel TRS 055, LLC	404,000	464,000	35.0%	1,510,000	1,750,000	2/14/2014
Summit Hospitality I, LLC	TownePlace Suites - Baton Rouge, LA	1	056	Summit Hotel TRS, Inc.	Summit Hotel TRS 056, LLC	531,000	604,000	36.0%	1,570,000	1,810,000	2/14/2014
Summit Hospitality 057, LLC	Hyatt Place - Minneapolis, MN	1	057	Summit Hotel TRS, Inc.	Summit Hotel TRS 057, LLC	-	2,168,000	40.0%	-	6,770,000	12/321/2013
Summit Hospitality 060, LLC	Springhill Suites - Nashville, TN	1	060	Summit Hotel TRS, Inc.	Summit Hotel TRS 060, LLC	1,183,000	1,341,000	36.0%	2,700,000	3,110,000	2/14/2014
Summit Hospitality 18, LLC	Hilton Garden Inn - Eden Prairie, MN	1	062	Summit Hotel TRS, Inc.	Summit Hotel TRS 062, LLC	773,000	1,306,000	52.0%	2,160,000	3,790,000	5/21/2013
Summit Hospitality I, LLC	Courtyard - Germantown, TN	1	063	Summit Hotel TRS, Inc.	Summit Hotel TRS 063, LLC	895,000	1,027,000	39.0%	2,290,000	2,650,000	2/14/2014
Summit Hotel OP, LP	Courtyard - Jackson, MS	1	064	Summit Hotel TRS, Inc.	Summit Hotel TRS 064, LLC	1,115,000	1,311,000	40.0%	2,830,000	3,330,000	2/14/2014
Summit Hospitality 17, LLC	Holiday Inn Express & Suites - Minnetonka, MN	1	065	Summit Hotel TRS, Inc.	Summit Hotel TRS 065, LLC	597,000	939,000	58.0%	1,530,000	2,520,000	5/21/2013
Summit Hospitality I, LLC	Courtyard - New Orleans, LA	1	066	Summit Hotel TRS, Inc.	Summit Hotel TRS 066, LLC	-	2,493,000	41.0%	-	6,190,000	3/11/2013
Summit Hospitality I, LLC	Fairfield Inn & Suites - Germantown, TN	1	068	Summit Hotel TRS, Inc.	Summit Hotel TRS 068, LLC	299,000	327,000	37.0%	1,330,000	1,510,000	2/14/2014
Summit Hospitality I, LLC	Residence Inn - Germantown, TN	1	069	Summit Hotel TRS, Inc.	Summit Hotel TRS 069, LLC	627,000	725,000	39.0%	1,930,000	2,240,000	2/14/2014
Summit Hotel OP, LP	Hampton Inn & Suites - El Paso, TX	1	072	Summit Hotel TRS, Inc.	Summit Hotel TRS 072, LLC	1,641,000	1,928,000	40.0%	3,860,000	4,550,000	2/14/2014
Summit Hotel OP, LP	Hampton Inn - Ft. Wayne, IN	1	074	Summit Hotel TRS, Inc.	Summit Hotel TRS 074, LLC	919,000	1,077,000	35.0%	2,430,000	2,850,000	2/14/2014
Summit Hospitality I, LLC	Residence inn - Ft. Wayne, IN	1	075	Summit Hotel TRS, Inc.	Summit Hotel TRS 075, LLC	1,119,000	1,296,000	36.0%	2,640,000	3,080,000	2/14/2014
Summit Hotel OP, LP	Hyatt Place - Atlanta, GA	1	076	Summit Hotel TRS, Inc.	Summit Hotel TRS 076, LLC	805,000	981,000	38.0%	3,120,000	3,680,000	2/14/2014

Sch. 4.01(p) - 6

Schedule 4.01(p) – Leased Assets Part II continued

OWNERSHIP ENTITY	PROPERTY	COUNT	CODE	TRS HOLDING COMPANY	TRS ENTITY "LESSEE"	INITIAL PERIOD BASE RENT	ANNUAL BASE RENT	ADDT'L RENT %	INITIAL PERIOD REVENUE BREAKPOINT	ANNUAL REVENUE BREAKPOINT	LEASE COMMENCE

Summit Hotel OP, LP	Courtyard - Flagstaff, AZ	1	078	Summit Hotel TRS, Inc.	Summit Hotel TRS 078, LLC	2,456,000	2,707,000	38.0%	4,810,000	5,470,000	2/14/2014
Summit Hospitality 079, LLC	Aloft - Jacksonville, FL	1	079	Summit Hotel TRS, Inc.	Summit Hotel TRS 079, LLC	411,000	515,000	38.0%	2,230,000	2,640,000	2/14/2014
Summit Hospitality I, LLC	Hilton Garden Inn - Fort Worth, TX	1	080	Summit Hotel TRS, Inc.	Summit Hotel TRS 080, LLC	-	1,039,000	51.0%	-	2,820,000	10/23/2012
Summit Hospitality 081, LLC	Hyatt Place - Las Colinas, TX	1	081	Summit Hotel TRS, Inc.	Summit Hotel TRS 081, LLC	1,088,000	1,348,000	40.0%	3,170,000	3,800,000	2/14/2014
Summit Hospitality 082, LLC	Holiday Inn Express & Suites - Las Colinas, TX	1	082	Summit Hotel TRS, Inc.	Summit Hotel TRS 082, LLC	583,000	738,000	41.0%	2,530,000	3,010,000	2/14/2014
Summit Hotel OP, LP	Staybridge Suites - Ridgeland, MS	1	083	Summit Hotel TRS, Inc.	Summit Hotel TRS 083, LLC	634,000	734,000	37.0%	1,940,000	2,260,000	2/14/2014
Summit Hospitality 084, LLC	Hyatt Place - Portland, OR	1	084	Summit Hotel TRS, Inc.	Summit Hotel TRS 084, LLC	1,945,000	2,216,000	37.0%	4,530,000	5,250,000	2/14/2014
Summit Hospitality 085, LLC	Residence Inn - Portland, OR	1	085	Summit Hotel TRS, Inc.	Summit Hotel TRS 085, LLC	2,065,000	2,353,000	36.0%	4,310,000	5,000,000	2/14/2014
Summit Hotel OP, LP	Hilton Garden Inn - Birmingham, AL	1	086	Summit Hotel TRS, Inc.	Summit Hotel TRS 086, LLC	943,000	1,264,000	64.0%	2,610,000	3,300,000	2/27/2015
Summit Hotel OP, LP	Hilton Garden Inn - Birmingham, AL	1	087	Summit Hotel TRS, Inc.	Summit Hotel TRS 087, LLC	1,123,000	1,366,000	63.0%	2,920,000	3,520,000	2/27/2015
Summit Hospitality I, LLC	Hyatt Place - Fort Myers, FL	1	088	Summit Hotel TRS, Inc.	Summit Hotel TRS 088, LLC	625,000	836,000	38.0%	2,550,000	3,150,000	2/14/2014
Summit Hospitality IX, LLC	Hampton Inn & Suites - Smyrna, TN	1	089	Summit Hotel TRS, Inc.	Summit Hotel TRS 089, LLC	-	835,000	46.0%	-	2,170,000	6/21/2012
Summit Hospitality VIII, LLC	Hilton Garden Inn - Smyrna, TN	1	090	Summit Hotel TRS, Inc.	Summit Hotel TRS 090, LLC	-	1,116,000	48.0%	-	3,030,000	5/16/2012
Summit Hotel OP, LP	Springhill Suites - Flagstaff, AZ	1	091	Summit Hotel TRS, Inc.	Summit Hotel TRS 091, LLC	1,411,000	1,529,000	37.0%	3,230,000	3,630,000	2/14/2014
Summit Hotel OP, LP	Courtyard - New Orleans, LA	1	092	Summit Hotel TRS, Inc.	Summit Hotel TRS 092, LLC	-	2,657,000	48.0%	-	6,070,000	3/11/2013
Summit Hospitality 093, LLC	Homewood Suites - Ridgeland, MS	1	093	Summit Hotel TRS, Inc.	Summit Hotel TRS 093, LLC	698,000	1,010,000	42.0%	1,970,000	2,830,000	4/15/2011
Summit Hospitality I, LLC	Staybridge Suites - Glendale, CO	1	094	Summit Hotel TRS, Inc.	Summit Hotel TRS 094, LLC	1,285,000	1,762,000	43.0%	3,050,000	4,380,000	4/27/2014
Summit Hospitality I, LLC	Holiday Inn - Gwinnett, GA	1	095	Summit Hotel TRS, Inc.	Summit Hotel TRS 095, LLC	867,000	1,462,000	45.0%	2,450,000	3,870,000	4/27/2014
Summit Hospitality I, LLC	Hilton Garden Inn - Gwinnett, GA	1	096	Summit Hotel TRS, Inc.	Summit Hotel TRS 096, LLC	872,000	1,521,000	43.0%	2,370,000	4,100,000	5/25/2014
Summit Hospitality I, LLC	Courtyard - El Paso, TX	1	097	Summit Hotel TRS, Inc.	Summit Hotel TRS 097, LLC	451,000	1,256,000	46.0%	1,170,000	2,990,000	7/28/2014
Summit Hospitality XIV, LLC	Hyatt House - Englewood, CO	1	098	Summit Hotel TRS, Inc.	Summit Hotel TRS 098, LLC	-	1,568,000	13.0%	-	4,260,000	10/5/2012
Carnegie Hotels, LLC	Courtyard - Atlanta, GA	1	099	Summit Hotel TRS, Inc.	Summit Hotel TRS 099, LLC		2,806,000	-	-	-	7/27/2009
Summit Hospitality 100, LLC	Hyatt Place - Long Island, NY	1	100	Summit Hotel TRS, Inc.	Summit Hotel TRS 100, LLC	-	2,719,000	48.0%	-	5,940,000	12/27/2012
Summit Hotel OP, LP	Hampton Inn & Suites - Tampa, FL	1	101	Summit Hotel TRS, Inc.	Summit Hotel TRS 101, LLC	-	1,774,000	70.0%	-	4,580,000	12/27/2012
Summit Hospitality I, LLC	Courtyard - New Orleans, LA	1	102	Summit Hotel TRS, Inc.	Summit Hotel TRS 102, LLC	-	3,106,000	56.0%	-	7,630,000	3/11/2013
Summit Hotel OP, LP	Residence Inn - New Orleans, LA	1	103	Summit Hotel TRS, Inc.	Summit Hotel TRS 103, LLC	-	2,118,000	45.0%	-	4,780,000	3/11/2013
Summit Hospitality I, LLC	SpringHill Suites - New Orleans, LA	1	104	Summit Hotel TRS, Inc.	Summit Hotel TRS 104, LLC	-	3,105,000	39.0%	-	7,810,000	3/11/2013
Summit Hospitality I, LLC	Hilton Garden Inn - Greenville, SC	1	105	Summit Hotel TRS, Inc.	Summit Hotel TRS 105, LLC	1,290,000	1,703,000	35.0%	2,880,000	4,180,000	4/30/2013
Summit Hospitality 21, LLC	Fairfield Inn & Suites - Louisville, KY	1	106	Summit Hotel TRS, Inc.	Summit Hotel TRS 106, LLC	-	2,198,000	45.0%	-	4,610,000	5/23/2013
Summit Hospitality 21, LLC	SpringHill Suites - Louisville, KY	1	107	Summit Hotel TRS, Inc.	Summit Hotel TRS 107, LLC	-	3,608,000	39.0%	-	7,210,000	5/23/2013
Summit Hospitality 22, LLC	SpringHill Suites - Indianapolis, IN	1	108	Summit Hotel TRS, Inc.	Summit Hotel TRS 108, LLC	-	2,589,000	60.0%	-	5,540,000	5/23/2013
Summit Hospitality 22, LLC	Courtyard - Indianapolis, IN	1	109	Summit Hotel TRS, Inc.	Summit Hotel TRS 109, LLC	-	5,316,000	65.0%	-	11,120,000	5/23/2013
Summit Hospitality 110, LLC	Hampton Inn & Suites - San Diego, CA	1	110	Summit Hotel TRS, Inc.	Summit Hotel TRS 110, LLC	256,000	1,435,000	31.0%	730,000	3,600,000	10/8/2013
Summit Hospitality 111, LLC	Hampton Inn & Suites - Ventura, CA	1	111	Summit Hotel TRS, Inc.	Summit Hotel TRS 111, LLC	326,000	1,624,000	59.0%	840,000	3,920,000	10/1/2013
Summit Hospitality 26, LLC	Hampton Inn - Santa Barbara, CA	1	112	Summit Hotel TRS, Inc.	Summit Hotel TRS 112, LLC	2,441,000	2,651,000	50.0%	5,120,000	5,480,000	1/10/2014
Summit Hospitality 25, LLC	Hilton Garden Inn - Houston, TX	1	113	Summit Hotel TRS, Inc.	Summit Hotel TRS 113, LLC	4,163,000	4,129,000	35.0%	8,030,000	8,180,000	1/9/2014
Summit Hospitality 114, LLC	DoubleTree - San Francisco, CA	1	114	Summit Hotel TRS, Inc.	Summit Hotel TRS 114, LLC	3,034,000	4,407,000	60.0%	7,100,000	9,500,000	3/14/2014
Summit Hospitality 115, LLC	Four Points - San Francisco, CA	1	115	Summit Hotel TRS, Inc.	Summit Hotel TRS 115, LLC	2,359,000	2,529,000	35.0%	4,720,000	4,790,000	1/24/2014
Summit Hospitality 116, LLC	Hilton Garden Inn - Houston, TX	1	116	Summit Hotel TRS, Inc.	Summit Hotel TRS 116, LLC	1,198,000	3,928,000	66.0%	2,510,000	7,530,000	8/15/2014
Summit Hospitality 117, LLC	Hampton Inn & Suites - Austin, TX	1	117	Summit Hotel TRS, Inc.	Summit Hotel TRS 117, LLC	1,860,000	6,323,000	52.0%	3,430,000	11,370,000	9/9/2014

TOTAL		90				68,315,000	155,952,000		169,190,000	377,156,077

Sch. 4.01(p) - 7

Schedule 4.01(p) – Management Agreements Part III

OWNERSHIP ENTITY	PROPERTY	ADDRESS	ZIP Code	CLASS	COUNT	FRANCHISOR	ROOMS	TRS HOLDING COMPANY	TRS ENTITY "LESSEE"

Summit Hospitality I, LLC	Fairfield Inn & Suites - Spokane, WA	311 N. Riverpoint Boulevard	99202	Same Store	1	Marriott International	84	Summit Hotel TRS, Inc.	Summit Hotel TRS 020, LLC
Summit Hospitality I, LLC	Fairfield Inn & Suites - Denver, CO	6851 Tower Road	80249	Same Store	1	Marriott International	160	Summit Hotel TRS, Inc.	Summit Hotel TRS 021, LLC
Summit Hospitality I, LLC	Hampton Inn - Provo , UT	1511 South 40 East	84606	Same Store	1	Hilton Worldwide	87	Summit Hotel TRS, Inc.	Summit Hotel TRS 023, LLC
Summit Hospitality I, LLC	Hampton Inn - Ft. Collins, CO	1620 Oakridge Drive	80525	Same Store	1	Hilton Worldwide	75	Summit Hotel TRS, Inc.	Summit Hotel TRS 028, LLC
Summit Hospitality I, LLC	Fairfield Inn & Suites - Bellevue, WA	14595 NE 29th Place	98007	Same Store	1	Marriott International	144	Summit Hotel TRS, Inc.	Summit Hotel TRS 029, LLC
Summit Hospitality I, LLC	Courtyard - Arlington, TX	711 Highlander Boulevard	76015	Same Store	1	Marriott International	103	Summit Hotel TRS, Inc.	Summit Hotel TRS 036, LLC
Summit Hospitality I, LLC	Residence Inn - Arlington, TX	801 Highlander Boulevard	76015	Same Store	1	Marriott International	96	Summit Hotel TRS, Inc.	Summit Hotel TRS 037, LLC
Summit Hospitality 039, LLC	Fairfield Inn & Suites - Ft. Worth, TX	6851 West Freeway	76116	Same Store	1	Marriott International	70	Summit Hotel TRS, Inc.	Summit Hotel TRS 039, LLC
Summit Hospitality I, LLC	Hampton Inn - Medford, OR	1122 Morrow Road	97504	Same Store	1	Hilton Worldwide	75	Summit Hotel TRS, Inc.	Summit Hotel TRS 046, LLC
Summit Hospitality I, LLC	Fairfield Inn & Suites - Baton Rouge, LA	7959 Essen Park Avenue	70809	Same Store	1	Marriott International	78	Summit Hotel TRS, Inc.	Summit Hotel TRS 054, LLC
Summit Hospitality I, LLC	Springhill Suites - Baton Rouge, LA	7979 Essen Park Avenue	70809	Same Store	1	Marriott International	78	Summit Hotel TRS, Inc.	Summit Hotel TRS 055, LLC
Summit Hospitality I, LLC	TownePlace Suites - Baton Rouge, LA	8735 Summa Boulevard	70809	Same Store	1	Marriott International	90	Summit Hotel TRS, Inc.	Summit Hotel TRS 056, LLC
Summit Hospitality 057, LLC	Hyatt Place - Minneapolis, MN	425 7th Street South	55415	Acquisition	1	Hyatt Hotel Corp.	213	Summit Hotel TRS, Inc.	Summit Hotel TRS 057, LLC
Summit Hospitality 060, LLC	Springhill Suites - Nashville, TN	250 Athens Way	37228	Same Store	1	Marriott International	78	Summit Hotel TRS, Inc.	Summit Hotel TRS 060, LLC
Summit Hospitality I, LLC	Courtyard - Germantown, TN	7750 Wolf River Boulevard	38138	Same Store	1	Marriott International	93	Summit Hotel TRS, Inc.	Summit Hotel TRS 063, LLC
Summit Hospitality I, LLC	Courtyard - New Orleans, LA	124 St. Charles Avenue	70130	Acquisition	1	Marriott International	140	Summit Hotel TRS, Inc.	Summit Hotel TRS 066, LLC
Summit Hospitality I, LLC	Fairfield Inn & Suites - Germantown, TN	9320 Poplar Pike	38138	Same Store	1	Marriott International	80	Summit Hotel TRS, Inc.	Summit Hotel TRS 068, LLC
Summit Hospitality I, LLC	Residence Inn - Germantown, TN	9314 Poplar Pike	38138	Same Store	1	Marriott International	78	Summit Hotel TRS, Inc.	Summit Hotel TRS 069, LLC
Summit Hospitality I, LLC	Residence Inn - Ft. Wayne, IN	7811 W. Jefferson Boulevard	46804	Same Store	1	Marriott International	109	Summit Hotel TRS, Inc.	Summit Hotel TRS 075, LLC
Summit Hospitality 079, LLC	Aloft - Jacksonville, FL	751 Skymarks Drive	32218	Same Store	1	Starwood	136	Summit Hotel TRS, Inc.	Summit Hotel TRS 079, LLC
Summit Hospitality I, LLC	Hilton Garden Inn - Fort Worth, TX	4400 North Freeway	76137	Same Store	1	Hilton Worldwide	98	Summit Hotel TRS, Inc.	Summit Hotel TRS 080, LLC
Summit Hospitality 081, LLC	Hyatt Place - Las Colinas, TX	5455 Green Park Drive	75038	Same Store	1	Hyatt Hotel Corp.	122	Summit Hotel TRS, Inc.	Summit Hotel TRS 081, LLC
Summit Hospitality 082, LLC	Holiday Inn Express & Suites - Las Colinas, TX	333 W. John Carpenter Freeway	75039	Same Store	1	IHG	128	Summit Hotel TRS, Inc.	Summit Hotel TRS 082, LLC
Summit Hospitality 084, LLC	Hyatt Place - Portland, OR	9750 NE Cascades Parkway	97220	Same Store	1	Hyatt Hotel Corp.	136	Summit Hotel TRS, Inc.	Summit Hotel TRS 084, LLC
Summit Hospitality I, LLC	Hyatt Place - Fort Myers, FL	2600 Champion Ring Road	33905	Same Store	1	Hyatt Hotel Corp.	148	Summit Hotel TRS, Inc.	Summit Hotel TRS 088, LLC
Summit Hospitality 093, LLC	Homewood Suites - Ridgeland, MS	853 Centre Street	39157	Same Store	1	Hilton Worldwide	91	Summit Hotel TRS, Inc.	Summit Hotel TRS 093, LLC
Summit Hospitality I, LLC	Staybridge Suites - Glendale, CO	4220 E. Virginia Avenue	80246	Same Store	1	IHG	121	Summit Hotel TRS, Inc.	Summit Hotel TRS 094, LLC
Summit Hospitality I, LLC	Holiday Inn - Gwinnett, GA	6310 Sugarloaf Parkway	30097	Same Store	1	IHG	143	Summit Hotel TRS, Inc.	Summit Hotel TRS 095, LLC
Summit Hospitality I, LLC	Hilton Garden Inn - Gwinnett, GA	2040 Sugarloaf Circle	30097	Same Store	1	Hilton Worldwide	122	Summit Hotel TRS, Inc.	Summit Hotel TRS 096, LLC
Summit Hospitality I, LLC	Courtyard - El Paso, TX	6610 International Road	79925	Same Store	1	Marriott International	90	Summit Hotel TRS, Inc.	Summit Hotel TRS 097, LLC
Summit Hospitality 100, LLC	Hyatt Place - Long Island, NY	5 North Avenue	11530	Same Store	1	Hyatt Hotel Corp.	122	Summit Hotel TRS, Inc.	Summit Hotel TRS 100, LLC
Summit Hospitality I, LLC	Courtyard - New Orleans, LA	300 Julia Street	70130	Acquisition	1	Marriott International	202	Summit Hotel TRS, Inc.	Summit Hotel TRS 102, LLC
Summit Hospitality I, LLC	SpringHill Suites - New Orleans, LA	301 St. Joseph Street	70130	Acquisition	1	Marriott International	208	Summit Hotel TRS, Inc.	Summit Hotel TRS 104, LLC
Summit Hospitality I, LLC	Hilton Garden Inn - Greenville, SC	108 Carolina Point Parkway	29605	Acquisition	1	Hilton Worldwide	120	Summit Hotel TRS, Inc.	Summit Hotel TRS 105, LLC
Summit Hospitality 22, LLC	SpringHill Suites - Indianapolis, IN	601 West Washington Street	46204	Acquisition	1	Marriott International	156	Summit Hotel TRS, Inc.	Summit Hotel TRS 108, LLC
Summit Hospitality 22, LLC	Courtyard - Indianapolis, IN	601 West Washington Street	46204	Acquisition	1	Marriott International	297	Summit Hotel TRS, Inc.	Summit Hotel TRS 109, LLC
Summit Hospitality 115, LLC	Four Points - San Francisco, CA	264 S. Airport Boulevard	94080	Acquisition	1	Starwood	101	Summit Hotel TRS, Inc.	Summit Hotel TRS 115, LLC
Summit Hospitality 116, LLC	Hilton Garden Inn - Houston, TX	12245 Katy Freeway	77079	Acquisition	1	Hilton Worldwide	190	Summit Hotel TRS, Inc.	Summit Hotel TRS 116, LLC
Summit Hospitality 117, LLC	Hampton Inn & Suites - Austin, TX	200 San Jacinto Boulevard	78701	Acquisition	1	Hilton Worldwide	209	Summit Hotel TRS, Inc.	Summit Hotel TRS 117, LLC

TOTAL					39		4,871

Sch. 4.01(p) - 8

Schedule 4.01(p) – Franchise Agreements Part IV

OWNERSHIP ENTITY	PROPERTY	ADDRESS	ZIP Code	CLASS	COUNT	BRAND	FRANCHISOR	ROOMS

Summit Hospitality I, LLC	Fairfield Inn & Suites - Spokane, WA	311 N. Riverpoint Boulevard	99202	Same Store	1	Fairfield Inn & Suites	Marriott International	84
Summit Hospitality I, LLC	Fairfield Inn & Suites - Denver, CO	6851 Tower Road	80249	Same Store	1	Fairfield Inn & Suites	Marriott International	160
Summit Hospitality I, LLC	Hampton Inn - Provo , UT	1511 South 40 East	84606	Same Store	1	Hampton Inn	Hilton Worldwide	87
Summit Hospitality I, LLC	Hampton Inn - Ft. Collins, CO	1620 Oakridge Drive	80525	Same Store	1	Hampton Inn	Hilton Worldwide	75
Summit Hospitality I, LLC	Fairfield Inn & Suites - Bellevue, WA	14595 NE 29th Place	98007	Same Store	1	Fairfield Inn & Suites	Marriott International	144
Summit Hospitality I, LLC	Courtyard - Arlington, TX	711 Highlander Boulevard	76015	Same Store	1	Courtyard	Marriott International	103
Summit Hospitality I, LLC	Residence Inn - Arlington, TX	801 Highlander Boulevard	76015	Same Store	1	Residence Inn	Marriott International	96
Summit Hospitality 039, LLC	Fairfield Inn & Suites - Ft. Worth, TX	6851 West Freeway	76116	Same Store	1	Fairfield Inn & Suites	Marriott International	70
Summit Hospitality I, LLC	Hampton Inn - Medford, OR	1122 Morrow Road	97504	Same Store	1	Hampton Inn	Hilton Worldwide	75
Summit Hospitality I, LLC	Fairfield Inn & Suites - Baton Rouge, LA	7959 Essen Park Avenue	70809	Same Store	1	Fairfield Inn & Suites	Marriott International	78
Summit Hospitality I, LLC	Springhill Suites - Baton Rouge, LA	7979 Essen Park Avenue	70809	Same Store	1	Springhill Suites	Marriott International	78
Summit Hospitality I, LLC	TownePlace Suites - Baton Rouge, LA	8735 Summa Boulevard	70809	Same Store	1	TownePlace Suites	Marriott International	90
Summit Hospitality 057, LLC	Hyatt Place - Minneapolis, MN	425 7th Street South	55415	Acquisition	1	Hyatt Place	Hyatt Hotel Corp.	213	(1)
Summit Hospitality 060, LLC	Springhill Suites - Nashville, TN	250 Athens Way	37228	Same Store	1	Springhill Suites	Marriott International	78
Summit Hospitality I, LLC	Courtyard - Germantown, TN	7750 Wolf River Boulevard	38138	Same Store	1	Courtyard	Marriott International	93
Summit Hospitality I, LLC	Courtyard - New Orleans, LA	124 St. Charles Avenue	70130	Acquisition	1	Courtyard	Marriott International	140	(1)
Summit Hospitality I, LLC	Fairfield Inn & Suites - Germantown, TN	9320 Poplar Pike	38138	Same Store	1	Fairfield Inn & Suites	Marriott International	80
Summit Hospitality I, LLC	Residence Inn - Germantown, TN	9314 Poplar Pike	38138	Same Store	1	Residence Inn	Marriott International	78
Summit Hospitality I, LLC	Residence Inn - Ft. Wayne, IN	7811 W. Jefferson Boulevard	46804	Same Store	1	Residence inn	Marriott International	109
Summit Hospitality 079, LLC	Aloft - Jacksonville, FL	751 Skymarks Drive	32218	Same Store	1	Aloft	Starwood	136
Summit Hospitality I, LLC	Hilton Garden Inn - Fort Worth, TX	4400 North Freeway	76137	Same Store	1	Hilton Garden Inn	Hilton Worldwide	98
Summit Hospitality 081, LLC	Hyatt Place - Las Colinas, TX	5455 Green Park Drive	75038	Same Store	1	Hyatt Place	Hyatt Hotel Corp.	122
Summit Hospitality 082, LLC	Holiday Inn Express & Suites - Las Colinas, TX	333 W. John Carpenter Freeway	75039	Same Store	1	Holiday Inn Express & Suites	IHG	128
Summit Hospitality 084, LLC	Hyatt Place - Portland, OR	9750 NE Cascades Parkway	97220	Same Store	1	Hyatt Place	Hyatt Hotel Corp.	136
Summit Hospitality I, LLC	Hyatt Place - Fort Myers, FL	2600 Champion Ring Road	33905	Same Store	1	Hyatt Place	Hyatt Hotel Corp.	148
Summit Hospitality 093, LLC	Homewood Suites - Ridgeland, MS	853 Centre Street	39157	Same Store	1	Homewood Suites	Hilton Worldwide	91
Summit Hospitality I, LLC	Staybridge Suites - Glendale, CO	4220 E. Virginia Avenue	80246	Same Store	1	Staybridge Suites	IHG	121
Summit Hospitality I, LLC	Holiday Inn - Gwinnett, GA	6310 Sugarloaf Parkway	30097	Same Store	1	Holiday Inn	IHG	143	(1)
Summit Hospitality I, LLC	Hilton Garden Inn - Gwinnett, GA	2040 Sugarloaf Circle	30097	Same Store	1	Hilton Garden Inn	Hilton Worldwide	122
Summit Hospitality I, LLC	Courtyard - El Paso, TX	6610 International Road	79925	Same Store	1	Courtyard	Marriott International	90
Summit Hospitality 100, LLC	Hyatt Place - Long Island, NY	5 North Avenue	11530	Same Store	1	Hyatt Place	Hyatt Hotel Corp.	122
Summit Hospitality I, LLC	Courtyard - New Orleans, LA	300 Julia Street	70130	Acquisition	1	Courtyard	Marriott International	202	(1)
Summit Hospitality I, LLC	SpringHill Suites - New Orleans, LA	301 St. Joseph Street	70130	Acquisition	1	SpringHill Suites	Marriott International	208	(1)
Summit Hospitality I, LLC	Hilton Garden Inn - Greenville, SC	108 Carolina Point Parkway	29605	Acquisition	1	Hilton Garden Inn	Hilton Worldwide	120
Summit Hospitality 22, LLC	SpringHill Suites - Indianapolis, IN	601 West Washington Street	46204	Acquisition	1	SpringHill Suites	Marriott International	156
Summit Hospitality 22, LLC	Courtyard - Indianapolis, IN	601 West Washington Street	46204	Acquisition	1	Courtyard	Marriott International	297
Summit Hospitality 115, LLC	Four Points - San Francisco, CA	264 S. Airport Boulevard	94080	Acquisition	1	Four Points	Starwood	101
Summit Hospitality 116, LLC	Hilton Garden Inn - Houston, TX	12245 Katy Freeway	77079	Acquisition	1	Hilton Garden Inn	Hilton Worldwide	190
Summit Hospitality 117, LLC	Hampton Inn & Suites - Austin, TX	200 San Jacinto Boulevard	78701	Acquisition	1	Hampton Inn & Suites	Hilton Worldwide	209

TOTAL					39			4,871
(1) Hotel is subject to a combined management and franchise agreement

Sch. 4.01(p) - 9

Schedule 4.01(q) – Environmental Matters

NONE

Sch. 4.01(q) - 1

Schedule 4.01(w) – Plans and Welfare Plans

NONE

Sch. 4.01(w) - 1

EXHIBIT A to the
CREDIT AGREEMENT

FORM OF NOTE

NOTE

$___________	Dated: _____________, _____

FOR VALUE RECEIVED, the undersigned, SUMMIT HOTEL OP, LP, a Delaware limited partnership (the “Borrower”), HEREBY PROMISES TO PAY __________________ (the “Lender”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the aggregate principal amount of the Term Loan Advances owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of April 7, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Credit Agreement) among the Borrower, the Lender, certain other Lender Parties party thereto, Summit Hotel Properties, Inc., the Subsidiary Guarantors party thereto, KeyBank National Association, as Administrative Agent for the Lender and such other Lender Parties and the Arrangers party thereto, on the Termination Date.

The Borrower promises to pay to the Lender interest on the unpaid principal amount of the Term Loan Advance of the Lender from the date of such Term Loan Advance, until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to KeyBank National Association, as Administrative Agent, at 127 Public Square, Cleveland, Ohio 44114, in same day funds. The Term Loan Advances owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Note.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of one or more Term Loan Advances by the Lender to or for the benefit of the Borrower in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from the Term Loan Advances being evidenced by this Note, and (b) contains provisions for acceleration of the maturity hereof upon the happening of an Event of Default and also for prepayments on account of principal hereof prior to the Termination Date upon the terms and conditions therein specified.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

Exh. A - 1

THIS NOTE SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SUMMIT HOTEL OP, LP, a Delaware limited partnership

By:	SUMMIT HOTEL GP, LLC, a Delaware limited liability company, its general partner

	By:	SUMMIT HOTEL PROPERTIES, INC., a Maryland corporation, its sole member

By:
Name:
Title:

Exh. A -2

TERM LOAN ADVANCES AND
PAYMENTS OF PRINCIPAL

Date	Amount of Term Loan Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

Exh. A - 3

EXHIBIT B to the
CREDIT AGREEMENT

FORM OF NOTICE
OF BORROWING
NOTICE OF BORROWING

__________, ____
KeyBank National Association,
as Administrative Agent
under the Credit Agreement
referred to below
1200 Abernathy Road, N.E., Suite 1550
Atlanta, Georgia 30328
Attention: Michael Colbert
Ladies and Gentlemen:

The undersigned, SUMMIT HOTEL OP, LP, a Delaware limited partnership, refers to the Credit Agreement dated as of April 7, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Credit Agreement), among the undersigned, Summit Hotel Properties, Inc., the Subsidiary Guarantors party thereto, the Lender Parties party thereto, KeyBank National Association, as Administrative Agent for the Lender Parties and the Arrangers party thereto, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i)	The Business Day of the Proposed Borrowing is ___________ ____, ____.

(ii)	[Reserved]

(iii)	[The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].]

(iv)	The aggregate amount of the Proposed Borrowing is [$___________].

(v)	[The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is ____ month[s].]1

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

1 For Eurodollar Rate Advances only.

Exh. B - 1

(A)
The representations and warranties contained in each Loan Document are true and correct on and as of the date of the Proposed Borrowing, before and after giving effect to (1) such Proposed Borrowing and (2) the application of the proceeds therefrom, as though made on and as of the date of the Proposed Borrowing;

(B)	No Default or Event of Default has occurred and is continuing, or would result from (1) such Proposed Borrowing or (2) from the application of the proceeds therefrom;

(C)
(1) the Total Unencumbered Asset Value equals or exceeds Consolidated Unsecured Indebtedness of the Parent Guarantor, and (2) before and after giving effect to the Proposed Borrowing, the Parent Guarantor shall be in compliance with the covenants contained in Section 5.04, and

(D)	Attached hereto as Schedule A is supporting information showing the computations used in determining compliance with the covenants contained in Section 5.04.

Delivery of an executed counterpart of this Notice of Borrowing by telecopier or e-mail (which e-mail shall include an attachment in PDF format or similar format containing the legible signature of the undersigned) shall be effective as delivery of an original executed counterpart of this Notice of Borrowing.

SUMMIT HOTEL OP, LP, a Delaware limited partnership

By:	SUMMIT HOTEL GP, LLC, a Delaware limited liability company, its general partner

	By:	SUMMIT HOTEL PROPERTIES, INC., a Maryland corporation, its sole member

By:
Name:
Title:

Exh. B - 2

SCHEDULE A

[ATTACH FINANCIAL COVENANT CALCULATIONS]

Exh. B - 3

EXHIBIT C to the
CREDIT AGREEMENT

[RESERVED]

Exh. C - 1

EXHIBIT D to the
CREDIT AGREEMENT

FORM OF
GUARANTY SUPPLEMENT
GUARANTY SUPPLEMENT
___________, ____
KeyBank National Association,
as Administrative Agent
under the Credit Agreement
referred to below
1200 Abernathy Road, N.E., Suite 1550
Atlanta, Georgia 30328
Attention: James K. Komperda

Credit Agreement dated as of April 7, 2015 (as in effect on the date hereof and as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Summit Hotel OP, LP, as Borrower, Summit Hotel Properties, Inc., the Subsidiary Guarantors party thereto, the Lender Parties party thereto, KeyBank National Association, as Administrative Agent for the Lender Parties and the Arrangers party thereto.

Ladies and Gentlemen:

Reference is made to the above-captioned Credit Agreement and to the Guaranty set forth in Article VII thereof (such Guaranty, as in effect on the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, together with this Guaranty Supplement, being the “Guaranty”). Capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Credit Agreement.

Section 1.    Guaranty; Limitation of Liability.

(a)     The undersigned hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of the Borrower and each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise in each case exclusive of all Excluded Swap Obligations (such guaranteed Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Lender Party in enforcing any rights under this Guaranty Supplement, the Guaranty, the Credit Agreement or any other Loan Document. Without limiting the generality of the foregoing, the undersigned’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Lender Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

Exh. D - 1

(b)     The undersigned, and by its acceptance of the benefits of this Guaranty Supplement, the Administrative Agent and each other Lender Party, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Guaranty and the Obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, the Uniform Voidable Transactions Act, or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement, the Guaranty and the Obligations of the undersigned hereunder and thereunder. To effectuate the foregoing intention, the Administrative Agent, the other Lender Parties and the undersigned hereby irrevocably agree that the Obligations of the undersigned under this Guaranty Supplement and the Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of the undersigned under this Guaranty Supplement and the Guaranty not constituting a fraudulent transfer or conveyance.

(c)     The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender Party under this Guaranty Supplement, the Guaranty or any other guaranty, the undersigned will contribute, to the maximum extent permitted by law, such amounts to each other Subsidiary Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lender Parties under or in respect of the Loan Documents.

Section 2.    Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a Subsidiary Guarantor by all of the terms and conditions of the Credit Agreement and the Guaranty to the same extent as each of the other Subsidiary Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Credit Agreement to an “Additional Guarantor”, a “Loan Party” or a “Subsidiary Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Subsidiary Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned.

Section 3.    Representations and Warranties. The undersigned hereby makes each representation and warranty set forth in Section 4.01 of the Credit Agreement to the same extent as each other Subsidiary Guarantor; provided, however, that, to the extent there have been any changes in factual matters related to the addition of the undersigned as a Subsidiary Guarantor or the addition of any Asset owned by the undersigned as an Unencumbered Asset warranting updated Schedules to the Credit Agreement (so long as such changes in factual matters shall in no event comprise a Default or an Event of Default under the Credit Agreement), such updated Schedules are attached as Exhibit A hereto.

Section 4.    Delivery by Telecopier. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier or e-mail (which e-mail shall include an attachment in PDF format or similar format containing the legible signature of the undersigned) shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

Exh. D - 2

Section 5.    Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.

(a)     THIS GUARANTY SUPPLEMENT SHALL PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401 BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)     The undersigned hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or any federal court of the United States of America sitting in City, County, and State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty Supplement, the Guaranty, the Credit Agreement or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the undersigned hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The undersigned agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty Supplement or the Guaranty or the Credit Agreement or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty Supplement, the Credit Agreement, the Guaranty thereunder or any of the other Loan Documents to which it is or is to be a party in the courts of any other jurisdiction.

(c)     The undersigned irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty Supplement, the Credit Agreement, the Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. The undersigned hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(d)     THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Very truly yours,

[NAME OF ADDITIONAL GUARANTOR]

By
Name:
Title:

Exh. D - 3

EXHIBIT E to the
CREDIT AGREEMENT

FORM OF
ASSIGNMENT AND ACCEPTANCE

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement dated as of April 7, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Credit Agreement) among Summit Hotel OP, LP, a Delaware limited partnership, as Borrower, Summit Hotel Properties, Inc., the Subsidiary Guarantors party thereto, the Lender Parties party thereto, KeyBank National Association, as Administrative Agent for the Lender Parties and the Arrangers party thereto.

Each “Assignor” referred to on Schedule 1 hereto (each, an “Assignor”) and each “Assignee” referred to on Schedule 1 hereto (each, an “Assignee”) agrees severally with respect to all information relating to it and its assignment hereunder and on Schedule 1 hereto as follows:

1.     Such Assignor hereby sells and assigns, without recourse except as to the representations and warranties made by it herein, to such Assignee, and such Assignee hereby purchases and assumes from such Assignor, an interest in and to such Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Facility specified on Schedule 1 hereto. After giving effect to such sale and assignment, such Assignee’s Commitments and the amount of the Advances owing to such Assignee will be as set forth on Schedule 1 hereto.

2.     Such Assignor (a) represents and warrants that its name set forth on Schedule 1 hereto is its legal name, that it is the legal and beneficial owner of the interest or interests being assigned by it hereunder and that such interest or interests are free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; and (d) attaches the Note or Notes (if any) held by such Assignor and requests that the Administrative Agent exchange such Note or Notes for a new Note or Notes payable to the order of such Assignee in an amount equal to the Commitments assumed by such Assignee pursuant hereto or new Notes payable to the order of such Assignee in an amount equal to the Commitments assumed by such Assignee pursuant hereto and such Assignor in an amount equal to the Commitments retained by such Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.

Exh. E - 1

3.     Such Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Administrative Agent, any Assignor or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (d) represents and warrants that its name set forth on Schedule 1 hereto is its legal name; (e) confirms that it is an Eligible Assignee; (f) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (g) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender Party; and (h) attaches any U.S. Internal Revenue Service forms required under Section 2.12 of the Credit Agreement.

4.     Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto.

5.     Upon such acceptance by the Administrative Agent and, if applicable, the Borrower and recording by the Administrative Agent, as of the Effective Date, (a) such Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender Party thereunder and (b) such Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement (other than its rights and obligations under the Loan Documents that are specified under the terms of such Loan Documents to survive the payment in full of the Obligations of the Loan Parties under the Loan Documents to the extent any claim thereunder relates to an event arising prior to the Effective Date of this Assignment and Acceptance) and, if this Assignment and Acceptance covers all of the remaining portion of the rights and obligations of such Assignor under the Credit Agreement, such Assignor shall cease to be a party thereto.

6.     Upon such acceptance by the Administrative Agent and, if applicable, the Borrower and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to such Assignee. Such Assignor and such Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7.     THIS ASSIGNMENT AND ACCEPTANCE SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Exh. E - 2

8.     This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier or e-mail (which e-mail shall include an attachment in PDF format or similar format containing the legible signature of the person executing this Assignment and Acceptance) shall be effective as delivery of an original executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, each Assignor and each Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Exh. E - 3

SCHEDULE 1

to

ASSIGNMENT AND ACCEPTANCE

ASSIGNORS:
Term Loan Facility
Percentage interest assigned	%	%	%	%	%
Term Loan Commitment assigned	$	$	$	$	$
Aggregate outstanding principal amount of Term Loan Advances assigned	$	$	$	$	$
Principal amount of Note payable to Assignor	$	$	$	$	$

ASSIGNEES:
Term Loan Facility
Percentage interest assumed	%	%	%	%	%
Term Loan Commitment assumed	$	$	$	$	$
Aggregate outstanding principal amount of Term Loan Advances assumed	$	$	$	$	$
Principal amount of Note payable to Assignee	$	$	$	$	$

Exh. E - 4

Effective Date (if other than date of acceptance by Administrative Agent):
1__________, ____

Assignors

____________________________, as Assignor
[Type or print legal name of Assignor]

By
Title:
Dated:	__________ __, ________

____________________________, as Assignor
[Type or print legal name of Assignor]
By
Title:
Dated:	__________ __, ________

____________________________, as Assignor
[Type or print legal name of Assignor]

By
Title:
Dated:	__________ __, ________

____________________________, as Assignor
[Type or print legal name of Assignor]

By
Title:
Dated:	__________ __, ________

____________________________, as Assignor
[Type or print legal name of Assignor]

By
Title:
Dated:	__________ __, ________

1 This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Administrative Agent and, if applicable, the Borrower.

Exh. E - 5

Assignees

____________________________, as Assignee
[Type or print legal name of Assignor]

By
Title:
Dated:	__________ __, ________
E-mail address for notices

Domestic Lending Office:

Eurodollar Lending Office:

____________________________, as Assignee

[Type or print legal name of Assignor]

By
Title:

Dated:	__________ __, ________
E-mail address for notices

Domestic Lending Office:

Eurodollar Lending Office:

____________________________, as Assignee
[Type or print legal name of Assignor]

By
Title:
Dated:	__________ __, ________

Exh. E - 6

E-mail address for notices

Domestic Lending Office:

Eurodollar Lending Office:

____________________________, as Assignee
[Type or print legal name of Assignor]

By
Title:
Dated:	__________ __, ________
E-mail address for notices

Exh. E - 7

Accepted [and Approved] this _____ day of ______________, _____

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Approved this ____ day of _____________, _____

SUMMIT HOTEL OP, LP, a Delaware limited partnership

By:	SUMMIT HOTEL GP, LLC, a Delaware limited liability company, its general partner

	By:	SUMMIT HOTEL PROPERTIES, INC., a Maryland corporation, its sole member

By:
Name:
Title:

Exh. E - 8

EXHIBIT F-1 to the
CREDIT AGREEMENT

FORM OF
OPINION OF KLEINBERG, KAPLAN, WOLFF & COHEN, P.C.

(See Attached)

Exh. F-1 - 1

EXHIBIT F-2 to the
CREDIT AGREEMENT

FORM OF
OPINION OF VENABLE LLP

(See Attached)

Exh. F-2 - 1

EXHIBIT F-3 to the
CREDIT AGREEMENT

FORM OF
OPINION OF HAGEN, WILKA & ARCHER, LLP

(See Attached)

Exh. F-3 - 1

EXHIBIT F-4 to the
CREDIT AGREEMENT

FORM OF
DELAWARE OPINION

(See Attached)

Exh. F-4 - 1

EXHIBIT G to the
CREDIT AGREEMENT

FORM OF
SECTION 2.12(g) U.S. TAX COMPLIANCE CERTIFICATE

Reference is hereby made to the Credit Agreement dated as of April 7, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Summit Hotel OP, LP, as borrower, and KeyBank National Association, as administrative agent, and the other parties party thereto.

Pursuant to the provisions of Section 2.12(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER PARTY]

By: ______________________
Name:
Title:

Date: ______________, 20___

Exh. G - 1